Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

Energizer Holdings, Inc.,

Energizer Reliance, Inc.,

Trivest Partners V, L.P.

and

Handstands Holding Corporation

May 24, 2016

LIST OF EXHIBITS

Exhibit A      -      Form of Stockholder Support Agreement

Exhibit B      -      Form of Amended and Restated Articles of Incorporation

Exhibit C      -      Form of Executive Loan Pay-off Agreement

Exhibit D      -      Form of Escrow Agreement

-ii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of the 24th day of May, 2016, by and among (i) Energizer Holdings, Inc., a Missouri corporation (“Parent”); (ii) Energizer Reliance, Inc., a newly-formed Delaware corporation and subsidiary of Parent (“MergerSub”); (iii) Trivest Partners V, L.P., a Delaware limited partnership (“Representative”), as representative of the Stockholders (defined herein), and (iv) Handstands Holding Corporation, a Delaware corporation (“Holding”). Certain capitalized terms used in this Agreement are defined in Article X herein and others are defined within the Agreement.

RECITALS

A. Holding owns of record and beneficially all of the outstanding capital shares of American Covers, Inc., a Utah corporation (“Company”); and Company owns of record and beneficially all of the outstanding capital stock of (i) Handstands Promo, Inc., a Utah corporation (“HP Sub”), and (ii) California Scents, a California corporation (“CS Sub”). CS Sub owns all of the outstanding capital stock of Associated Products, Inc., a Pennsylvania corporation (“AP Sub”).

B. Parent owns of record and beneficially all of the issued and outstanding capital shares of MergerSub.

C. The parties to this Agreement, upon the terms and subject to the conditions set forth in this Agreement, desire to have Holding be acquired by Parent by means of a merger of MergerSub with and into Holding, with Holding continuing as the surviving corporation in the merger and becoming a wholly-owned subsidiary of Parent.

D. The board of directors of Holding has (a) determined that it is in the best interests of Holding and its stockholders for Holding to enter into this Agreement, (b) approved the execution and delivery of this Agreement, Holding’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption and approval of this Agreement and the transactions contemplated herein by the stockholders of Holding (the “Holding Recommendation”).

E. The board of directors of each of the Parent and MergerSub have approved and consented to the Merger, the execution by the Parent and MergerSub of this Agreement and the consummation of the transactions contemplated hereby. Parent, as the sole stockholder of MergerSub, shall, on the date hereof immediately following execution and delivery of this Agreement, approve this Agreement and the transactions contemplated hereby, including the Merger (the “Sole Stockholder Consent”).

F. As a condition to Parent and MergerSub’s obligations to consummate the transactions contemplated by this Agreement, it is contemplated that following the execution and delivery of this Agreement, Holding and Parent shall enter into a stockholder support agreement in the form attached hereto as Exhibit A (the “Stockholder Support Agreement”) with Trivest Fund V, L.P., a Delaware limited partnership and the majority stockholder of Holding (“Fund V”), and with certain other stockholders of Holding, pursuant to which Fund V and such other stockholders of Holding shall agree, upon the terms and subject to the conditions set forth therein, to the voting by Representative (as their proxy) of all of their respective shares of capital stock in Holding in favor of the merger and the adoption of this Agreement by Holding and shall agree, among other things, to make certain representations, warranties, indemnities and covenants and certain releases for the benefit of Parent and MergerSub.

G. Immediately following the execution and delivery of this Agreement, Holding shall obtain and deliver to Parent a written consent in substantially the form attached as Exhibit A to the Stockholder Support Agreement (the “Written Consent”) executed by the Stockholders, evidencing the obtainment of the Holding Stockholder Approval.

H. As a condition and inducement to Parent and MergerSub entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain Stockholders have entered into non-competition and confidentiality agreements dated as of the date hereof (the “Non-Competition and Confidentiality Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I – MERGER OF MERGERSUB WITH AND INTO HOLDING

1.1 Merger. At the Effective Time (as defined in Section 1.2), MergerSub shall be merged with and into Holding in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL (the “Merger”). Following the Merger, Holding shall continue as the surviving corporation (as such, “Surviving Corporation”) and a wholly-owned subsidiary of Parent and the separate corporate existence of MergerSub shall cease.

1.2 Effective Time. Contemporaneously with the Closing (as defined in Section 2.1), the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 252 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware and in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing sentence, but subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of Holding and MergerSub shall vest in Surviving Corporation, and all debts, liabilities, obligations and duties of Holding and MergerSub shall become the debts, liabilities, obligations and duties of Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B until duly amended in accordance with applicable Legal Requirements. The bylaws of MergerSub in effect immediately prior to the Effective Time shall be the bylaws of Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Legal Requirements.

1.5 Directors and Officers. Until duly removed or until successors are duly elected or appointed and qualified, the directors of MergerSub immediately prior to the Effective Time shall be the directors of Surviving Corporation as of the Effective Time and the officers of MergerSub immediately prior to the Effective Time shall be the officers of Surviving Corporation as of the Effective Time.

1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each share of common stock, par value $0.001 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of Surviving Corporation’s common stock.

(b) Each share of common stock, par value $0.001, of Holding (“Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Common Stock cancelled and retired in accordance with Section 1.6(c) and any Dissenting Shares) and all rights in respect thereof, shall by virtue of the Merger at the Effective Time and without any action on the part of the holder thereof, be converted into the right to receive, upon the surrender of the certificate representing such share of Common Stock as provided in Section 1.11(a), (A) the Initial Per Share Merger Consideration, payable in accordance with Article I and (B) such additional amounts as may be payable to such Stockholder from time to time after the Closing pursuant to Section 2.8 or the Escrow Agreement, in cash, payable to the holder thereof without interest, and such shares shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(c) Each share of Common Stock held by Holding or held in the treasury of Holding immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no consideration shall be delivered, and no payment or distribution shall be made, with respect thereto.

1.7 Estimated Merger Consideration. For purposes of this Agreement, the “Estimated Merger Consideration” will be an aggregate amount equal to:

(a) Three Hundred Forty Million Dollars ($340,000,000);

(b) plus, the excess, if any, of estimated Working Capital as of the Closing (“Estimated Closing Working Capital”) over the Working Capital Target;

(c) minus, the excess, if any, of the Working Capital Target over the Estimated Closing Working Capital;

(d) plus, an amount equal to the estimated Closing Cash of the Entities as of immediately prior to the Closing (the “Estimated Closing Cash”);

(e) minus, an amount equal to the estimated outstanding Indebtedness of the Entities as of immediately prior to the Closing (the “Estimated Closing Indebtedness”);

(f) minus, an amount equal to the estimated Seller Transaction Expenses to be paid at, or payable as of, the Closing (the “Estimated Seller Transaction Expenses”).

The parties hereto acknowledge and agree that payment for any adjustment with respect to the Estimated Closing Working Capital, Estimated Closing Cash, Estimated Indebtedness and/or Estimated Seller Transaction Expenses pursuant to Section 2.8 may occur after the Closing pursuant to Article II, but nevertheless will be deemed to be part of the Merger Consideration.

1.8 Payment of Estimated Merger Consideration. The Estimated Merger Consideration, and each component thereof set forth in Sections 1.7(a) – (f), and Closing Date Stockholder Proceeds (as defined herein) shall be set forth on a “funds flow memo” to be prepared by Holding in good faith and delivered to Parent at least three (3), but no more than ten (10), Business Days prior to the Closing Date (the “Closing Funds Flow Statement”) and be subject to post-closing adjustment as provided in Section 2.7 and 2.8. To avoid doubt, any item included as a current liability in the Estimated Working Capital shall not also be included as Estimated Closing Indebtedness to the extent of such inclusion. The Estimated Merger Consideration, as adjusted pursuant to Section 2.7 and 2.8, is referred to herein as the “Merger Consideration.” The Closing Funds Flow Statement shall be subject to approval by Parent and Representative, which approval shall not be unreasonably withheld or delayed by either. Parent and Representative shall use their respective commercially reasonable efforts to promptly resolve any disagreements with respect to the Estimated Merger Consideration in good faith prior to the Closing Date, and Representative shall give Parent access to the relevant books and records of Holding and the work papers of Holding and Representative prepared specifically in connection with the Closing Funds Flow Statement; provided, however, that any such access to the work papers of Holding’s or Representative’s outside accountants shall be conditioned upon Parent’s execution of customary indemnification and confidentiality agreements. Parent and Representative shall acknowledge the Closing Funds Flow

Statement as finally agreed (it being understood that Parent does not waive any rights to take a contrary position to that reflected in the Closing Funds Flow Statement in connection with the preparation of Parent’s Report or any calculation set forth therein, or for any other purpose under this Agreement or otherwise). The Closing Funds Flow Statement (and the calculations therein) shall be determined in accordance with GAAP consistent with past practices consistently applied, subject to the line items and methodologies set forth on Schedule 1.8(a) (such method of determination is referred to as the “Accounting Principles”) and shall set forth (i) the Estimated Closing Working Capital, (ii) the sources and uses of funds at Closing, and (iii) the amounts of the Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses (including, without limitation (A) a calculation of (x) all amounts payable as a “Gain Share Payment,” in respect of any “Gain Share” or other “phantom equity” or similar plan or program provided for in any employment, stockholder, subscription or similar agreement, assuming for this purpose that 100% of the Escrow Amount will be payable to the Stockholders and Gain Share Recipients (all such amounts payable to recipients of a Gain Share Payment in the aggregate, the “Gain Share Amount”) and (y) the employer portion of any payroll, employment or similar Taxes with respect to such Gain Share Amount (together with the Gain Share Amount, the “Full Gain Share Amount”), (B) a schedule setting forth (w) the recipient of any portion of the Gain Share Amount (each, a “Gain Share Recipient”) and the amount of the Full Gain Share Amount payable to, or in respect of, such Recipient at Closing (specifying the amount of the employer portion of any payroll, employment or similar Taxes included in such Full Gain Share Amount), (x) the amount of the Full Gain Share Amount payable to such Recipient that is included in the Escrow Amount (the aggregate portion of the Full Gain Share Amount that is included in the Escrow Amount, the “Gain Share Escrow Amount”), (y) the percentage of the Escrow Amount that is attributable to each such Gain Share Recipient and (z) the percentage of the Escrow Amount that is attributable to the Full Gain Share Amount (the “Gain Share Escrow Percentage”) and (C) the methodology (under applicable Law and any applicable Contract) for calculating the amounts due to the Gain Share Recipients, together with the amount of the employer’s portion of any payroll, employment or similar Taxes attributable to such amounts in the event the Merger Consideration is ultimately determined to be greater than the Estimated Merger Consideration. Subject to Section 2.3(c), the Closing Funds Flow Statement also shall include provisions for the repayment in full by certain executives of the Entities (“Executives”) of loans they respectively owe to the Entities, in each case as set forth on Schedule 3.22 and pursuant to letter agreements in the form of Exhibit C, out of the proceeds the Executives are otherwise entitled to receive as Stockholders; such loan repayments shall increase the Stockholder Proceeds otherwise payable to all Stockholders (pro rata, including the Executives) and not be remitted to the Entities. At the Closing, Parent shall pay and apply the Estimated Merger Consideration and shall make such other payments, on behalf of Holding and the Stockholders as follows:

(a) (i) to pay the Estimated Indebtedness of the Entities at the Closing that is reflected in an Indebtedness Pay-off Letter to the applicable Pay-off Lenders, in the amounts set forth in the applicable Indebtedness Pay-off Letter, by wire transfer of immediately available funds to the account or accounts set forth in such Indebtedness Pay-off Letter and (ii) with respect to Estimated Indebtedness not reflected in any Indebtedness Pay-off Letter, to reduce, dollar-for-dollar, the Estimated Merger Consideration (such reduced amount to be retained by Parent);

(b) to pay (i) all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby under that certain Trivest Management Agreement, dated May 1, 2013 (“Trivest Management Agreement”), as such amounts are set forth in a pay-off, termination and discharge letter with respect to all obligations of Holding and the Entities under the Trivest Management Agreement, in a form reasonably acceptable to Parent, and executed by Representative and Fund V (the “Trivest Pay-Off Letter”), (ii) any investment banking and financial advisory fees incurred by the Entities in connection with this Agreement and the transactions contemplated hereby, as such amounts are set forth a pay-off letter in a form reasonably acceptable to Parent and executed by each broker, investment banker or other financial advisor with respect to all investment banking and financial advisory fees incurred by the Entities in connection with this Agreement and the transactions contemplated hereby (“Broker Pay-Off Letters”); (iii) to the Company, the Full Gain Share Amount (less the Gain Share Escrow Amount), with the portion of the Gain Share Amount to which each Gain Share Recipient is entitled (as set forth on the Closing Funds Flow Statement) to be paid to such Gain Share Recipient by the Company through its payroll system, less any applicable Tax withholdings or deductions; and (iv) all other Estimated Seller Transaction Expenses in accordance with the Seller Transaction Expenses Documentation;

(c) to pay an amount of cash equal to the Working Capital Escrow Amount to the Escrow Agent in accordance with Section 1.10 below; and

(d) to pay an amount of cash equal to the Indemnity Escrow Amount (the Indemnity Escrow Amount, together with the Working Capital Escrow Amount, the “Escrow Amount”) to the Escrow Agent in accordance with Section 1.10 below.

Each of the foregoing payments by Parent (or its lenders on behalf of Parent, if applicable) will be considered payments on behalf of Holding and in respect of obligations and liabilities of Holding. This Agreement does not constitute an obligation of Holding to pay in full any Indebtedness of Holding (including without limitation any obligations that are or will be discounted or forgiven by the holders thereof) other than the amount of Indebtedness stated in the applicable Indebtedness Pay-off Letter. The amount equal to the Estimated Merger Consideration less the Escrow Amount is referred to as the “Closing Date Stockholder Proceeds”) which shall be paid by Parent (or its lenders on behalf of Parent, if applicable) to Representative at the Closing in cash. The Merger Consideration as finally determined pursuant to Sections 2.7 and 2.8 and the other provisions of this Agreement is referred to as the “Stockholder Proceeds.” The payments of Closing Date Stockholder Proceeds and Stockholder Proceeds (pursuant to this Section 1.8, pursuant to Section 2.8 and pursuant to Section 7.3 or the Escrow Agreement) shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by Representative in the Closing Funds Flow Statement. In lieu of a wire transfer, Representative may elect, by written notice to Parent, for one or more payments to be made by check.

1.9 Payments to Stockholders. At the Closing, Representative shall pay out of the Closing Date Stockholder Proceeds, to each Stockholder, an amount equal to the Initial Per Share Merger Consideration for each share of Common Stock held by such Stockholder, net of any reserves or holdbacks as may be agreed to by such Stockholder and Representative pursuant to the applicable Stockholder Support Agreement. None of Parent, Holding, the Surviving Corporation or any of their respective Affiliates shall have any liability or obligation with respect to the disbursement by the Representative of the Initial Per Share Merger Consideration or the Per Share Merger Consideration to the Stockholders or for any errors or omissions by the Representative in connection therewith.

1.10 Escrow Agreement.

(a) At the Closing, Parent, Escrow Agent, and Representative will enter into the Escrow Agreement substantially in the form attached as Exhibit D (with such changes as may be agreed by Parent, Holding and the Escrow Agent, the “Escrow Agreement”). At the Closing, in accordance with the terms of the Escrow Agreement, Parent shall deliver to Escrow Agent a portion of the Estimated Merger Consideration in the amount of the Escrow Amount, to be held in the escrow account established pursuant to the Escrow Agreement (the “Escrow Account”). The Working Capital Escrow Amount shall be used exclusively to satisfy any amounts payable to Parent pursuant to Section 2.8. Upon the final determination of the Post-Closing Adjustment, the Working Capital Escrow Amount shall be disbursed by the Escrow Agent solely for the purposes and in accordance with the terms of Section 2.8 in accordance with the terms hereof and of the Escrow Agreement. The Indemnity Escrow Amount shall be used exclusively to satisfy any amounts payable to Parent or the Parent Indemnified Parties pursuant to Section 7.3 or pursuant to other claims arising out of this Agreement or relating to the transactions contemplated hereby, to the extent permitted to be made hereunder.

(b) Subject to the terms of the Escrow Agreement, on the date that is twelve (12) months following the Closing Date, that portion of the then remaining Indemnity Escrow Amount (to avoid doubt, as reduced by any disbursements in accordance with Section 1.10(a)) that is not then claimed by Parent to be owed to a Parent Indemnified Person shall be released to the Representative

(for further distribution to the Stockholders and Gain Share Recipients) in accordance with the Escrow Agreement, such that, promptly following the 12-month anniversary of the Closing Date, the Indemnity Escrow Amount shall be reduced to an amount equal to (i) 50% of the Indemnity Escrow Amount deposited at the Closing plus (ii) the amount of any such pending claims. Promptly following the 24-month anniversary of the Closing Date, subject to the terms of the Escrow Agreement, Parent and the Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to such account(s) designated the Representative, the amount of any remaining Indemnity Escrow Amount that is not then claimed by Parent to be owed to a Parent Indemnified Party or subject to a notice delivered pursuant to Section 9.1(f) or 9.1(g), together with any interest earned on any such amount, for distribution to the Representative (for further distribution to the Stockholders and Gain Share Recipients), all as may be provided in and pursuant to the terms of the Escrow Agreement.

(c) Any disbursements from the Escrow Account to the Parent Indemnified Parties will be treated as a reduction of the Estimated Merger Consideration and the Merger Consideration.

1.11 Stockholder Requirements. Holding and Representative shall comply with the following provisions applicable to payment of the Per Share Merger Consideration to each Stockholder pursuant to Section 1.9:

(a) Prior to the Effective Time, Holding will deliver or will cause to be delivered to each record holder of Common Stock of Holding as of such time (each, a “Stockholder”) a letter of transmittal substantially in the form agreed between the parties prior to the execution of this Agreement (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Initial Per Share Merger Consideration shall be effected at or promptly following the Effective Time upon proper surrender of the holder’s stock certificates, together with such Letter of Transmittal properly completed and duly executed, to Representative, and instructions for use in surrendering such stock certificates, and receiving the Initial Per Share Merger Consideration in respect of the Common Stock evidenced thereby. Upon the surrender of each such stock certificate and a properly completed and duly executed Letter of Transmittal, the Representative shall, at or promptly following the Effective Time, pay to the holder of such stock certificate the amount from the Closing Date Stockholder Proceeds as determined in accordance with Section 1.9, in consideration therefor, and such stock certificate shall forthwith be canceled. Until so surrendered, each such stock certificate (other than stock certificates representing Common Stock held by Holding in the treasury of Holding, which shall be cancelled as provided in Section 1.6(c)) shall represent solely the right to receive the Per Share Merger Consideration from the Representative.

(b) On the Business Day immediately preceding the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of any shares of Common Stock that were outstanding immediately prior to the Effective Time (other than as contemplated by this Agreement). If, after the Effective Time, stock certificates formerly representing shares of Common Stock are presented to Surviving Corporation or Representative, such stock certificates shall be surrendered and canceled.

(c) No interest shall accrue or be paid on the cash payable upon the delivery of stock certificates or Letters of Transmittal. Neither Parent, Holding, the Representative nor any party hereto shall be liable to a Stockholder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(d) Representative will deliver or will cause to be delivered to Surviving Corporation surrendered stock certificates and Letters of Transmittal on the Closing Date. Stockholders will be entitled to look only to Representative for payment of their claim for the consideration set forth in this Agreement, without interest thereon, but will have no greater rights against Representative than may be accorded to general creditors thereof under applicable Legal Requirements.

(e) In the event that any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnity (in a form reasonably acceptable to Representative and Parent) of that fact by the Person claiming such stock certificate to be lost, stolen or destroyed, Representative will issue, or will cause to be issued, in exchange for such affidavit and indemnity, the payments with respect to such stock certificate to which such Person otherwise is entitled pursuant to this Article I.

(f) If payment of any portion of the Merger Consideration in respect of the Common Stock is to be made to a Person other than the Person in whose name a surrendered stock certificate of Common Stock is registered, it shall be a condition to such payment that the stock certificate of Common Stock so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the stock certificate surrendered or shall have established to the reasonable satisfaction of Representative that such Taxes either have been paid or are not payable.

1.12 Withholding Rights. Parent (or any of its Affiliates, including, for the avoidance of doubt, Holding and the Company, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or any of the Collateral Agreements such amounts as Parent (or such Affiliate, if applicable) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that such amounts are so withheld by Parent (or such Affiliate, if applicable), such withheld and deducted amounts will be treated for all purposes of this Agreement and the Collateral Agreements as having been paid to the Person in respect of which such deduction and withholding was made by Parent (or such Affiliate, if applicable).

1.13 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Common Stock held by a holder (a “Dissenting Holder”) who has properly and timely demanded and perfected such demand for appraisal of such holder’s shares of Common Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Beginning at the Effective Time, Dissenting Shares, if any, will no longer be outstanding and will automatically be canceled and extinguished and will cease to exist, and, except as otherwise provided by Legal Requirements, each Dissenting Holder will cease to have any rights with respect to such Dissenting Holder’s Dissenting Shares other than the rights granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares (the “Dissenting Share Consideration”) pending resolution of the claims of such holders, and the Stockholders who are not Dissenting Holders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.13(a), if any holder of shares of Common Stock who properly demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Common Stock shall automatically be converted into the right to receive the applicable portion of the Merger Consideration in accordance with Section 1.6, without interest thereon, as and when payable pursuant to this Agreement, following the surrender of the stock certificate(s) representing such shares of Common Stock in accordance with Section 1.11.

(c) Notice of Dissenting Shares. Holding shall give Parent: (i) prompt written notice of any demands for appraisal of shares of Common Stock received by Holding, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by Holding; and (ii) the opportunity to direct (with the participation of Holding, with respect to periods prior to the Effective Time, or Representative, with respect to periods following the Effective Time) all negotiations and proceedings with respect to any such demands for appraisal. Holding shall not make any payment, settlement or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment, settlement or settlement offer, except as required by applicable Legal Requirements. Upon any settlement of claims with respect to any Dissenting Shares, Parent shall direct Representative to promptly return to Parent, and the Representative shall return, that portion of the Merger Consideration that would otherwise have been payable to such Dissenting Holder had the status of such Dissenting Shares not been perfected.

ARTICLE II - CLOSING

2.1 Closing. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held commencing at 10:00 a.m. Eastern Time on July 1, 2016, or, if the conditions set forth in Article VI have not been satisfied or waived on such date, at 10:00 a.m. Eastern Time on the fifth (5th) Business Day after all such conditions shall have been satisfied or waived, via the electronic exchange of signed closing documents between the parties, or at such other time and place as the parties shall mutually agree. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing will be deemed completed as of the Effective Time.

2.2 Payment of the Estimated Merger Consideration. At the Closing, Parent shall deliver to the account or accounts designated in writing by Representative an amount equal to the Estimated Merger Consideration less the Escrow Amount; provided, however, that Parent shall, pursuant to the Closing Funds Flow Statement, deliver a portion of the Estimated Merger Consideration to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated by this Agreement, including but not limited to the Indebtedness Pay-off Letter, the Broker Pay-off Letter, and the Seller Transaction Expenses (including the Gain Share Amount) in accordance with Section 1.8 and 1.9.

2.3 Pay-Off Letters.

(a) Holding shall provide Parent, at least five (5) Business Days prior to the Closing Date, with customary pay-off letters from all holders of Indebtedness which Indebtedness is to be paid off at the Closing (including the identity of each holder (each, a “Pay-Off Lender”), dollar amounts, wire transfer instructions and any other information necessary to effect the final payment in full thereof and the release of any Liens related thereto) (the “Indebtedness Pay-Off Letters”), and make arrangements, reasonably satisfactory to Parent and its lender(s), if applicable, for such holders to provide to Holding, immediately after the repayment of all such Indebtedness canceled notes and other related documents reasonably requested by Parent.

(b) Holding shall provide Parent, at least five (5) Business Days prior to the Closing, with the Trivest Pay-Off Letter, the Broker Pay-Off Letters and all final invoices and other documentation (all in a form reasonably acceptable to Parent) with respect to all Seller Transaction Expenses to be paid at, or payable as of, the Closing (the “Seller Transaction Expense Documentation”); provided that with respect to the Gain Share Amount, such Seller Transaction Expense Documentation shall include a release and acknowledgement of payment from the six (6) Gain Share Recipients receiving the largest portion of the Gain Share Amount, in a form reasonably acceptable to Parent.

(c) Holding shall provide Parent, at least five (5) Business Days prior to the Closing, with customary pay-off letters (in substantially the form of Exhibit C attached hereto) from the Entities with respect to loans owed by Executives to the respective Entities (including the identity of each holder Entity, the identity of each Executive, dollar amounts, wire transfer instructions and any other information necessary to effect the final payment in full thereof and the release of any Liens related thereto).

2.4 Deliveries by Holding. At or prior to the Closing, Holding shall deliver or cause to be delivered to Parent:

(a) a certificate executed by Holding to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(b) constructive possession (which shall be satisfied by actual possession by the Entities of the same) of the minute books and corporate seals (if any) of the Entities (as defined below);

(c) constructive possession (which shall be satisfied by actual possession by the Entities of the same) of all agreements, instruments, documents, deeds, books, records, files and other data and information pertaining to the Entities within the possession of any of the Entities (collectively, the “Records”);

(d) (i) a certificate in compliance with Treasury Regulations Section 1.1445-2(c), dated as of the Closing Date, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code and (ii) a notice described in Treasury Regulations Section 1.897-2(h)(2);

(e) executed UCC-3 termination statements (or any other applicable termination statement) executed by each person or entity holding a security interest in any assets of Holding or any other Entity as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Parent that all Liens on assets of Holding and each other Entity shall have been released prior to, or shall be released simultaneously with, the Closing;

(f) the Escrow Agreement, duly executed by Holding and Representative;

(g) a certificate, dated as of the Closing Date and executed on behalf of Holding by its Secretary, certifying as to (A) the Articles of Incorporation of Holding in effect as of the Closing, (B) the bylaws of Holding in effect as of the Closing, and (C) the resolutions of the board of directors of Holding with respect to this Agreement and the transactions contemplated herby;

(h) the Certificate of Merger, duly executed by Holding;

(i) any other items or documents required to be delivered by Holding on or prior to the Closing under the terms and provisions of this Agreement (including Section 2.3 hereof).

2.5 Termination in the Absence of Closing.

(a) This Agreement may be terminated, and will terminate, prior to the Closing as follows:

i. By the mutual written consent of Parent and Holding;

ii. If by the close of business on July 12, 2016 (the “Termination Date”), the Closing has not occurred, then either Parent or Holding may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, so long as the reason for the Closing having not occurred on or before the Termination Date is not the terminating party’s breach of the provisions of this Agreement;

iii. By Parent (A) (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.1 not to be satisfied), upon written notice to Holding if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Holding or Representative contained in this Agreement which violation, breach or inaccuracy would, individually or in the aggregate, cause any of the conditions set forth in Section 6.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Parent or cured by Holding within twenty (20) Business Days after receipt by Holding of written notice from Parent or is not reasonably capable of being cured prior to the Termination Date; (B) upon written notice to Holding, if there shall have been a Material Adverse Effect; (C) upon written notice to Holding, if the Holding Stockholder Approval is not obtained (as evidenced by an executed Written Consent delivered to Parent) within twenty-four (24) hours following the execution of this Agreement; or (D) upon written notice to Holding, if Stockholder Support Agreements executed by Fund V and each Person identified on Schedule 2.5(a)(iii) are not delivered to Parent within twenty-four (24) hours following the execution of this Agreement;

iv. By Holding (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 6.2 not to be satisfied), upon written notice to Parent if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Parent or MergerSub contained in this Agreement which violation, breach or inaccuracy would, individually or in the aggregate, cause any of the conditions set forth in Section 6.1 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Holding or cured by Parent within twenty (20) Business Days after receipt by Parent of written notice from Holding or is not reasonably capable of being cured prior to the Termination Date;

v. If a Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

vi. By Holding if (1) Holding has satisfied (or Parent has waived) each of the conditions to Parent’s obligations to consummate the Merger set forth in Section 6.2 (excluding conditions that cannot be satisfied until the Closing; provided, that such conditions could have been satisfied assuming the Closing would occur), (2) Holding has irrevocably confirmed in writing to Parent that Holding is ready, willing and able to consummate the Merger on the date contemplated by Section 2.1 and is prepared and able to satisfy, and will satisfy, the conditions set forth in Section 6.2 that cannot be satisfied until the Closing on such date, and (3) Parent fails to consummate the Merger within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.1.

(b) Effect of Termination. If this Agreement is terminated by the parties in accordance with this Section 2.5, this Agreement shall become void and of no further effect, provided that (i) the provisions of Section 9.2 through Section 9.13 shall survive any such termination; and (ii) no party shall be relieved of any liability for any willful and deliberate breach of the provisions of this Agreement prior to the termination of this Agreement (for which, with respect to Parent, any such liability shall be limited to the amount of the Termination Fee).

i. If this Agreement is validly terminated by Holding pursuant to Section 2.5(a)(vi), Parent shall, within five (5) Business Days after such termination, pay to Holding a cash fee equal to $11,900,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Holding.

ii. If the Company shall be entitled to the Termination Fee pursuant to Section 2.5(b)(i), the payment of such Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, MergerSub, their financing sources (together with their respective Affiliates, successors and assigns and any agents, employees, officers, directors or representatives of any of the foregoing, the “Financing Sources”) and any of their respective former, current and future Affiliates, successors and assigns and any agents, employees, officers, directors or representatives of any of the foregoing (collectively, the “Parent Related Parties”) for any and all losses or damages suffered or incurred by Holding, the Representative or any of their respective Affiliates or any other Person in connection with or related to or arising out of this Agreement (and the termination thereof), the transactions contemplated by this Agreement (and/or the abandonment thereof, including as a result of the failure of the Closing to be consummated), any agreement executed in connection with this Agreement and any matter forming the basis for such termination, in each case whether based on contract (including a claim based on failure to act in good faith), tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any law or otherwise. In no event will the Termination Fee be payable on more than one occasion.

2.6 Closing Balance Sheet and Working Capital Statement. As soon as practical (and in no event later than sixty (60) days after the Closing Date), Parent shall cause to be prepared and delivered to Representative (the “Parent’s Report”) (i) a consolidated balance sheet for the Entities as of immediately prior to the Closing (the “Closing Balance Sheet”), (ii) a calculation of actual Working Capital as of immediately prior to the Closing (“Actual Closing Working Capital”), actual Closing Cash of the Entities as of immediately prior to the Closing (“Actual Closing Cash”), actual Indebtedness of the Entities as of immediately prior to the Closing (“Actual Closing Indebtedness”) and actual Seller Transaction Expenses (“Actual Seller Transaction Expenses”) and (iii) a calculation of any adjustments to the Estimated Merger Consideration based on such calculations, using such calculations in place of the components calculated pursuant to Sections 1.7(a) – (f), to arrive at the Merger Consideration. To avoid doubt, any item included as a current liability in the Actual Closing Working Capital shall not also be included as Actual Closing Indebtedness to the extent of such inclusion. Representative and its accountants and other advisors shall be entitled to review the Closing Balance Sheet, the Parent’s Report, and any working papers, trial balances and similar materials relating to the Closing Balance Sheet and the Parent’s Report prepared by or on behalf of Parent and/or its accountants as the Representative may reasonably request; provided, however, that any such access to the work papers of Parent’s outside accountants shall be conditioned upon the Representative’s execution of customary indemnification and confidentiality agreements. The parties agree that the amounts set forth on the Parent’s Report will be calculated in accordance with the Accounting Principles. The parties further agree that the calculation of Estimated Closing Working Capital, Actual Closing Working Capital, Estimated Closing Cash, Actual Closing Cash, Estimated Indebtedness and Actual Indebtedness shall exclude any actions taken or changes made, or caused to be taken or made, by Parent on the Closing Date after the Closing, or any financing arrangements entered into by the Parent, which Parent causes the Surviving Corporation or its Subsidiaries to enter, at or after the Closing.

2.7 Disputes. The following sets forth the procedures for resolving disputes among the parties with respect to the determination of the Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and/or Actual Seller Transaction Expenses:

(a) Within thirty (30) days after delivery to Representative of the Parent’s Report, Representative may deliver to Parent a written report (the “Representative’s Report”) advising Parent either that Representative (i) agrees with the calculation of the Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness, Actual Seller Transaction Expenses and the adjustments to the Estimated Merger Consideration to arrive at the Merger Consideration reflected in Parent’s Report (in which case such calculations shall be final, conclusive and binding on the parties and shall not be subject to further review, challenge or adjustment), or (ii) disagrees with any such calculation and believes that one or more adjustments are required as a result of Parent’s calculations not being in accordance with the Accounting Principles or having computational errors. The Representative’s report shall specify in reasonable detail each item of Parent’s report to which such disagreement relates and the basis for each such disagreement. Parent and its accountants and other advisors shall be entitled to review the Representative’s Report, and any working papers, trial balances and similar materials relating to the Representative’s Report prepared by or on behalf of Representative and/or its accountants as Parent may reasonably request; provided, however, that any such access to the work papers of Representative’s outside accountants shall be conditioned upon Parent’s execution of customary indemnification and confidentiality agreements. If Parent shall concur with the adjustments proposed in the Representative’s Report, or if Parent shall not object thereto in a writing delivered to Representative within thirty (30) days after Parent’s receipt of the Representative’s Report, the calculation of the Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction Expenses and the adjustments to the Estimated Merger Consideration to arrive at the Merger Consideration set forth in the Representative’s Report shall become final, conclusive and binding on the parties and shall not be subject to further review, challenge or adjustment. If Representative does not submit the Representative’s Report within the 30-day period provided herein, then the calculation of the Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness, Actual Seller Transaction

Expenses and the adjustments to the Estimated Merger Consideration to arrive at the Merger Consideration set forth in the Parent’s Report shall become final, conclusive and binding on the parties and shall not be subject to further review, challenge or adjustment.

(b) In the event that Representative submits the Representative’s Report and Parent objects by written notice as set forth in Section 2.7(a), Parent and Representative shall confer in good faith to attempt to resolve any disagreements between the Parent’s Report and the Representative’s Report. If Parent and Representative are unable to resolve such disagreements within thirty (30) days after the date of Parent’s written objection to the Representative’s Report, then such disagreements shall be referred to the Miami, FL office of (i) PricewaterhouseCoopers or (ii) if that accounting firm is unable or unwilling to serve, another recognized firm of independent certified public accountants selected by mutual agreement of Representative and Parent (the “Settlement Accountants”). The Settlement Accountant shall offer each of Parent and Representative the opportunity to provide written submissions regarding their positions on the disputed matters (with respect to which neither Representative nor Parent shall be bound by the Parent’s Report, the Representative’s Report, nor any objection thereto). The Settlement Accountants shall make a determination solely based on the provisions and definitions of this Agreement, including the Accounting Principles, and such written submissions, and solely with respect to the items that remain subject to disagreement. The Settlement Accountants shall deliver a written report resolving only such disputed matters and setting forth the basis for such resolution within thirty (30) days after Representative and Parent submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The Settlement Accountants shall not assign a value to any disputed matter greater than the greatest value for such matter claimed by either party or less than the smallest value claimed for such matter by either party. The determinations of the Settlement Accountants with respect to the Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction Expenses, and adjustments to the Estimated Merger Consideration to arrive at the Merger Consideration as a result thereof, shall be final, conclusive and binding and shall not be subject to further review, challenge or adjustment. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral.

(c) Each of Parent and Representative (on behalf of the Stockholders) shall pay its own costs and expenses incurred in connection with this Section 2.7. The costs and expenses of the services of the Settlement Accountants shall be paid by Representative (on behalf of the Stockholders) if (i) the absolute difference between (A) the sum of Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction Expenses resulting from the determination of the Settlement Accountants and (B) the sum of Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction Expenses reflected in the Representative’s Report is greater than (ii) the absolute difference between (A) the sum of Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction Expenses resulting from the determinations of the Settlement Accountants and (B) the sum of Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction Expenses reflected in the Parent’s Report; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Parent.

2.8 Post-Closing Working Capital Adjustment. If the Merger Consideration (as finally determined in accordance with Section 2.7) is less than the Estimated Merger Consideration, then Representative (on behalf of the Stockholders and the Gain Share Recipients) and Parent shall cause the Escrow Agent (i) to pay to Parent from the Working Capital Escrow Amount an amount equal to the amount of such shortfall by wire transfer of immediately available funds to the account designated by Parent and (ii) pay to Representative (on behalf of the Stockholders) all remaining amounts of the Working Capital Escrow Amount (if any) less the Gain Share Escrow Percentage of such remaining amounts, which shall be paid to the Company for further distribution to the applicable Gain Share Recipients, subject to applicable withholding requirements, and subject to the payment of the employer portion of any applicable payroll, employment or similar Taxes. If the Merger Consideration (as finally determined in accordance with Section 2.7) is greater than the Estimated Merger Consideration, then (i) Parent shall pay to Representative (on behalf of the Stockholders) an amount equal to the amount of such excess less the aggregate amount payable to or with respect to the Gain Share Recipients of such remaining excess in accordance with the methodology set forth on the Closing Funds Flow Statement (which shall be paid to the Company for further distribution to the applicable Gain Share Recipients, subject to applicable withholding requirements, and subject to the payment of the employer portion of any applicable payroll, employment or similar Taxes) by wire transfer of immediately available funds to the account or accounts designated by Representative and (ii) Parent and Representative shall cause the Escrow Agent to pay to Representative (on behalf of the Stockholders) the Working Capital Escrow Amount less the Gain Share Escrow Percentage of such remaining amounts, which shall be paid to the Company for further distribution to the applicable Gain Share Recipients, subject to applicable withholding requirements, and subject to the payment of the employer portion of any applicable payroll, employment or similar Taxes. Any payments (other than the aggregate amounts payable to or with respect to the Gain Share Recipients) payable by Parent under this Section 2.8 shall be deemed part of the Merger Consideration and treated as additional Stockholder Proceeds, and Representative promptly shall disburse such additional Stockholder Proceeds to each of the Stockholders pro rata as additional Per Share Merger Consideration. Any payment pursuant to this Section 2.8 shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements. To avoid doubt, notwithstanding the provisions of Section 2.7 and 2.8, the Merger Consideration is subject to further adjustment as provided in Section 7.3.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF HOLDING AND OF REPRESENTATIVE

A. Holding hereby makes the representations and warranties set forth in Sections 3.1 to Section 3.29 to Parent and MergerSub on the date hereof and on the Closing Date.

3.1 Corporate Existence and Qualification.

(a) Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. HP Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. CS Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. AP Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Holding, Company, HP Sub, CS Sub and AP Sub (individually, an “Entity” and collectively, the “Entities”) has the respective corporate or company, as applicable, power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

(b) Each Entity is qualified as a foreign entity and is in good standing in each jurisdiction listed on Schedule 3.1. Neither the character of the properties of the Entities nor the nature of their respective business requires any Entity to be duly qualified to do business as a foreign entity in any jurisdiction outside those identified in Schedule 3.1 hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority, Approval and Enforceability. This Agreement and the Collateral Agreements have been duly executed and delivered by Holding. Holding has all requisite corporate power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, and, subject only to the receipt of the Holding Stockholder Approval with respect to the Merger, to consummate the transactions contemplated hereby and by the Collateral Agreements and to perform its obligations hereunder and under the Collateral Agreements. The board of directors of Holding, at a meeting duly called and held, has adopted resolutions effecting the Holding Recommendation, and such resolutions have not been amended or withdrawn. The Holding Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of Holding, including the Common Stock, necessary to adopt or approve this Agreement, the Merger and the other transactions contemplated hereby. Subject to receipt of the Holding Stockholder Approval, the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by Holding of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Holding (including approval of the board of directors of Holding), and no other corporate proceedings on the part of Holding are necessary to authorize this Agreement or the Collateral Agreements, or to consummate the transactions contemplated by this Agreement or the Collateral Agreements. This Agreement and each Collateral Agreement to which Holding is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Holding, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors’ rights generally.

3.3 Capitalization and Business Records.

(a) The authorized, issued and outstanding equity securities of each Entity are as set forth on Schedule 3.3. Schedule 3.3 further sets forth the holder of record and beneficial owner of each outstanding share of Common Stock. All of the issued and outstanding shares of capital stock of Company are owned beneficially and of record by Holding. All of the outstanding shares of capital stock of each of HP Sub and CS Sub are owned beneficially and of record by Company. All of the outstanding shares of capital stock of AP Sub are owned beneficially and of record by CS Sub. All of the issued and outstanding shares of the capital stock of the Entities are duly authorized, validly issued, fully paid and non-assessable, are free and clear of all Liens except Permitted Liens, and were not issued in violation of (i) the applicable Entity’s organizational documents, (ii) any preemptive or other rights of any Person to acquire securities of the Entity, or (iii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”). Except as set forth on Schedule 3.3, there are no (A) outstanding or authorized subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, stock participation, phantom stock, stock appreciation, stock bonus plans, profit participation or similar commitments, rights, calls or agreements (contingent or otherwise) relating to any shares in the capital of any of the Entities, or pursuant to which any Entity is required or bound, or may become required or bound, to issue, grant, sell, enter into or otherwise cause to become outstanding any of its equity securities or any such contract, right or commitment relating to its equity securities, and there is no agreement or arrangement, whether or not yet fully performed, which would result in the creation of any of the foregoing; or (B) voting trusts or other agreement or understandings to which any Entity is a party or by which any Entity is bound with respect to the voting, transfer or other disposition of equity securities any Entity. No Entity has any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Entity on any matter. There are no irrevocable proxies, voting agreements, voting trusts or other agreements or understandings to which any Entity is a party or by which any Entity is bound with respect to the voting, transfer or other disposition of equity securities any Entity, except with respect to the Stockholder Support Agreement.

(b) Copies of the charter and bylaws, or similar organizational and operating documents, of the Entities have been provided to Parent and such copies are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books of the Entities made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement and the Closing Date, and such minute books contain an accurate record of all material corporate actions of the respective equityholders and board of directors (or similar governing body) of the Entities taken by written consent or at a meeting.

(c) The calculation of the Initial Per Share Merger Consideration, the Per Share Merger Consideration and the Closing Date Stockholder Proceeds will be prepared in accordance with applicable Legal Requirements, including all applicable Contracts with any Stockholder, and the Holding Organizational Documents.

3.4 Subsidiaries. Except for Company, AP Sub, CS Sub and HP Sub, Holding does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person. Except for HP Sub, CS Sub and AP Sub,

Company does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person. None of HP Sub, CS Sub nor AP Sub own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person. A true and complete list of each direct and indirect Subsidiary of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”), together with (i) the jurisdiction of incorporation or formation, as applicable, and classification for federal income Tax purposes (e.g., as a partnership, corporation or entity disregarded as separate from its owner) and (ii) the name of each officer and director (or similar position) of each Subsidiary is set forth in Schedule 3.4 hereto. All of the outstanding securities of or other equity-related interests in each of the Company’s Subsidiaries are wholly owned of record and beneficially, directly or indirectly, by Company.

3.5 No Defaults or Consents. Except as otherwise set forth in Schedule 3.5 hereto, none of the execution and delivery of this Agreement and the Collateral Agreements, the carrying out of any of the transactions contemplated hereby and thereby or the performance by any Entity of its obligations hereunder and thereunder will:

(a) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws, or similar organizational or operating documents, of any of the Entities;

(b) violate any Legal Requirements applicable to any Entity;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), require any notice, approval, consent or waiver, or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, amend, require a payment under, or cancel, any, Lease, material Contract, or Permit binding upon or applicable to any Entity;

(d) result in the creation of any Lien on any material properties of any Entity; or

(e) require any Entity to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, other than pursuant to the HSR Act.

3.6 No Proceedings. No suit, claim, demand, complaint, action or other proceeding is pending or, to the Knowledge of Holding, threatened before or by any Governmental Authority seeking to restrain any of the Entities or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against any Entity as a result of the consummation of this Agreement, or that could have the effect of restraining any of Entities or prohibiting its entry into this Agreement or prohibiting the Closing, or generating Damages against any Entity as a result of the consummation of this Agreement.

3.7 Employment Matters.

(a) To the extent permitted by applicable Legal Requirements, Schedule 3.7(a)(i) hereto sets forth with respect to each employee employed by the Company or the Company Subsidiaries (together, the “Operating Companies”) as of the date of this Agreement, such employee’s (i) name, (ii) date of hire, (iii) job title, (iv) annual base salary (or wages, as applicable), (v) 2015 bonus, (vi) the location where such employee performs services for the Operating Companies, (vii) classification as exempt or non-exempt under wage-and-hour Legal Requirements and (vii) current status (active or inactive and full-time or part-time). Except as set forth in Schedule 3.7(a)(ii) hereto, the employment of each such employee employed by the Operating Companies is “at will” and may be terminated at any time without notice or penalty, and no current or former employee is indebted to any of the Entities. Holding has no consultants or employees and has not engaged or employed any consultants or employees at any time from December 31, 2012, through the date hereof.

(b) Neither Holding nor any of the Operating Companies has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor union, works council or labor organization, and no labor unions, works councils or other labor organizations have represented, purported to represent or, to the Knowledge of Holding, attempted to represent any employee of any of the Operating Companies in their capacity as such. In addition, (i) there are no representation claims, petitions or unfair labor practice charges or complaints against Holding or any of the Operating Companies pending or, to the Knowledge of Holding, threatened before the National Labor Relations Board or any foreign, state, or local labor or employment agency or any representative thereof; (ii) there are no labor strikes, slowdowns, stoppages, picketing, hand-billing, refusal to cross picket lines, union-organizing activities, or lockouts pending or threatened against or affecting Holding or any of the Operating Companies; (iii) there are no pending or, to the Knowledge of Holding, threatened grievance arbitration proceedings against Holding or any of the Operating Companies relating to any collective bargaining agreement or other agreement with any labor union, works council, or other labor organization.

(c) Except as set forth on Schedule 3.7(c), (i) there are and since December 31, 2012 have been no pending claims or, to the Knowledge of Holding, threatened claims, lawsuits, arbitrations, charges, mediations or grievances against Holding or any of the Operating Companies by or filed with a Governmental Authority by any existing or former job applicant or employee relating to labor or employment matters, including without limitation for wrongful dismissal, violations of equal opportunity or anti-discrimination Legal Requirements, wages, hours, overtime, final compensation, equal opportunity, privacy, harassment, immigration, disability, affirmative action, workers’ compensation, unemployment insurance, occupational health and safety, plant closings, mass layoffs and relocations; and (ii) since December 31, 2012, none of the Operating Companies or Holding has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Legal Requirements to conduct an audit, examination or investigation of such company, and no such audit, examination or investigation is pending or, to Knowledge of Holding, has been threatened.

(d) The Operating Companies and Holding are and since December 31, 2012, have been in material compliance with all Legal Requirements relating to labor, employment and employment practices, including without limitation, wages, hours, overtime, final compensation, discrimination, benefits, equal opportunity, privacy, harassment, immigration, disability, affirmative action, workers’ compensation, unemployment insurance, occupational health and safety, plant closings, mass layoffs and relocations. All employees and former employees of Holding and the Operating Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour Legal Requirements have been properly classified as exempt.

(e) The Operating Companies and Holding are and since December 31, 2012, have been in compliance in all material respects with applicable workers’ compensation laws and have paid in full all amounts owing pursuant thereto and there are no outstanding or pending assessments, levies or penalties thereunder.

(f) Schedule 3.7(f) hereto contains a true and complete listing, including location and the amount paid each year, of each individual paid by the Operating Companies as an independent contractor, rather than as an employee, and who was paid in excess of $40,000 in any year during the period from January 1, 2014 through the date of this Agreement (“Independent Contractors”). The Operating Companies have not completed Internal Revenue Service (“IRS”) Form SS-8 with respect to any Independent Contractor and no Independent Contractor has completed IRS Form SS-8 with respect to the Operating Companies. All Independent Contractors are and have been since December 31, 2012, properly classified as independent contractors under applicable Legal Requirements. Neither the Operating Companies nor Holding has any worker treated as employee on its payroll who performs the same or similar functions as any Independent Contractor. All of the Operating Companies maintains good commercial relations with all of their respective Independent Contractors and since December 31, 2015, no Independent Contractor has canceled, terminated or made any threat to such Operating Company to cancel or otherwise terminate his or her relationship with such Operating Company

(g) Since December 31, 2012, neither Holding nor any of the Operating Companies has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. or any similar state or applicable law (collectively, “WARN Laws”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Operating Companies; (ii) a “mass layoff” (as defined in the WARN Laws); or (iii) such other transaction, layoff, reduction in force, reduction of hours, or employment terminations sufficient in number to trigger any liability or notice requirement under any WARN Laws.

(h) Neither Holding nor any of the Operating Companies has any obligation to indemnify any Person for violation of any employment law or for the violation of any restrictive covenant. To the Knowledge of Holding, no Independent Contractor or employee of the Operating Companies is subject to any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar Contracts in conflict with the work such Independent Contractor or employee performs for the Operating Companies. Since January 1, 2013, neither Holding nor any of the Operating Companies has received written notice from any third party that any Person currently or formerly engaged or employed by or affiliated with Holding or any of the Operating Companies (i) has violated any of the terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such Person has entered with any third party, (ii) has disclosed or utilized any trade secret or proprietary information or documentation of any third party, or (iii) has interfered in the employment relationship between any third party and any of such third party’s present or former employees.

3.8 Employee Plans. Schedule 3.8 lists all Employee Plans.

(a) To the extent applicable with respect to each Employee Plan, true, correct and complete copies of the most recent documents described below have been delivered to Parent: (i) IRS determination letter and any outstanding request for a determination letter; (ii) Form 5500 for the three most recent plan years, including without limitation all schedules thereto; (iii) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any VEBA which is funding or otherwise exists with respect to such Employee Plan; (iv) in the case of an Employee Plan that is a “group health plan” as defined in Code Section 5000(b)(1), general notification to employees of their rights under Code Section 4980B, form of letters distributed upon the occurrence of a qualifying event described in Code Section 4980B, HIPAA policies and procedures and HIPAA notice of privacy practices; (v) all plan documents and amendments thereto and any written policies and/or procedures used in plan administration; (vi) current summary plan descriptions, summaries of material modifications and insurance certificates; (vii) administrative service agreements and HIPAA business associate agreements; and (viii) related trust agreements, annuity contracts, insurance contracts or other funding instruments that implement or govern each Employee Plan.

(b) Each Employee Plan and related trust agreement, annuity contract or other funding instrument is in compliance in all material respects with and has been administered, operated, and maintained in compliance in all material respects with its terms, ERISA, the Code and any other applicable Legal Requirements. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Plan, and to Knowledge of Holding nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. None of the Entities has direct or indirect material liability with respect to any Employee Plan under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA, HIPAA and the Code. With respect to each Employee Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred and which resulted or would result in material liability to any of the Entities.

(c) None of the Entities nor their ERISA Affiliates has within the past six (6) years contributed to (or been required to contribute to) sponsored or participated in (i) any pension plan or defined benefit pension plan or any other plan subject to Title IV of ERISA, (ii) any “multiemployer plan” (as defined in section 3(37) of ERISA), (iii) any multiple employer plan (as described in section 413(c) of

Code or section 210 of ERISA) or (iv) any “multiple employer welfare arrangement” (as defined in section 3(40) of ERISA). None of the Entities has any current or potential liability or obligation under Title IV of ERISA. None of the Employee Plans provides for welfare benefits, and the Entities do not otherwise provide or have liability or obligation to provide for life, health or other welfare benefits to retired employees or to the beneficiaries or dependents of retired employees other than as required by COBRA or similar Legal Requirements.

(d) All of the Employee Plans are, and have been since their establishment, duly registered where required by applicable Legal Requirements and are in good standing thereunder (including registration with the relevant Tax authorities where such registration is required to qualify for Tax exemption or other beneficial Tax status), and all employer obligations in respect of the Employee Plans (including the administration thereof), required under applicable Legal Requirements and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof.

(e) Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person, and to the Knowledge of Holding there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding. No Employee Plan is the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other governmental entity. None of the Entities or any Entity director, officer, employee or any plan fiduciary has any material liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Employee Plan.

(f) All contributions to the Employee Plans required to have been made by the terms of such plan or by applicable Legal Requirements have been made on a timely basis in accordance with ERISA and the Code. No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(g) Subject to applicable Legal Requirements, no provision of any Employee Plan or of any agreement, and no act or omission of any Entity, in any way limits, impairs, modifies or otherwise affects its right to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(h) No Employee Plan or other benefit arrangement covers any employee or former employee outside of the United States, and the Entities have never been obligated to contribute to any such plan.

(i) Except as set forth on Schedule 3.8(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, independent contractor or consultant of the Entities to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee, independent contractor, or consultant of the Entities, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(j) Each Employee Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been documented, operated and administered in compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder, and none of the Entities has any (i) liability for taxes or penalties due under or with respect to Code Section 409A or 4999 or (ii) indemnity obligation for any Taxes imposed under Code Sections 409A or 4999.

(k) The Entities are and have been in material compliance with the Affordable Care Act. The Entities have made an offer of affordable minimum essential coverage to their respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse tax consequences thereunder, and the Entities are not otherwise liable or responsible for any assessable payment, taxes or other penalties under Section 4980H of the Code or otherwise under the Affordable Care Act or in connection with requirements relating thereto.

(l) All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Legal Requirements is in possession of the Entities and such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

3.9 Financial Statements; No Undisclosed Liabilities.

(a) Holding has delivered to Parent true and complete copies of (collectively the “Consolidated Financial Statements”): (i) audited consolidated financial statements of Holding as of and for the years ended December 31, 2015 (ii) audited financial statements of the Company as of and for the years ended December 31, 2013 and December 31, 2014, (iii) reviewed financial statements of CS Sub as of and for the years ended December 31, 2013 and December 31, 2014, (iv) interim financial statements of the asset acquisition of Lexol (“Lexol”) as of and for the years ended December 31, 2013 and December 31, 2014, (v) internal financial statements of the asset acquisition of Eagle One (“Eagle One”) as of and for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and for the three months ended March 31, 2016, (vi) the internal financial statements of Lexol from January 1, 2015 through April 30, 2015, (vii) the internal financial statements of CS Sub from January 1, 2015 through August 31, 2015, and (viii) the interim consolidated financial statements of Holding as of and for the three months ended March 31, 2016 (the “Balance Sheet Date” and the consolidated balance sheet including in such consolidated financial statements of Holding, the “Latest Balance Sheet”)), and a copy of the Consolidated Financial Statements is attached hereto as Schedule 3.9. The Consolidated Financial Statements present fairly in all material respects the consolidated financial condition of Holding and its direct and indirect subsidiaries, and results of operations and cash flows for the dates or periods indicated thereon, in accordance with GAAP, applied in all material respects on a consistent basis throughout the periods indicated, except as specifically disclosed therein and, except with respect to (1) the unaudited Lexol financial statements for the year ended December 31, 2013 and December 31, 2014 and for the period from January 1, 2015 through April 30, 2015, (2) the unaudited CS Sub financial statements for the year ended December 31, 2013 and 2014 and for the period from January 1, 2015 through August 31, 2015, (3) the unaudited Eagle One financial statements for the year ended December 31, 2013, December 31, 2014 and December 31, 2015 and for the three months ended March 31, 2016, and (4) the unaudited interim consolidated financial statements as of and for the three months ended on the Balance Sheet Date, (A) for normal year-end audit adjustments, (B) for the omission of footnote disclosures and statements of shareholders’ equity and cash flows as required by GAAP, and (C) for the other matters set forth on Schedule 3.9(a), none of which are or may reasonably be expected to be material individually or in the aggregate to the business of Holding or any of the Entities. The Consolidated Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Entities and have been prepared in accordance with GAAP, consistently applied.

(b) The Entities do not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) the liabilities reflected on the Latest Balance Sheet, (ii) Indebtedness, trade payables, accrued expenses and other liabilities incurred by the Entities since the Balance Sheet Date in the Ordinary Course of Business, (iii) executory contract obligations (for performance and not breach) under Contracts (whether or not such Contracts are listed in Schedule 3.15(a) hereto), (iv) liabilities or obligations which are not required to be reflected or reserved against in a balance sheet (or the notes thereto) in accordance with GAAP (other than liabilities which Holdings has Knowledge of, including any such liabilities not required to be reflected or reserved against in a balance sheet in accordance with GAAP under FAS5), and (v) the liabilities of the Entities set forth in Schedule 3.9(b) hereto. No Entity is a party to or has any obligation or other commitment to become a party to any securitization transaction, joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among an Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” where the result, purpose or intended effect of such contract is to avoid disclosure of any transaction involving, or liabilities of, any Entity in the Consolidated Financial Statements

(c) The Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences.

3.10 Absence of Certain Changes.

(a) Since December 31, 2015, there has not been any event, circumstance or change that had or could reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 3.10(b) hereto, since December 31, 2015, none of the Entities has done any of the following:

i. merged into or with or consolidated with, or acquired the business or assets of, any Person;

ii. purchased or acquired any securities or assets of, or made any investment in, any Person;

iii. created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, except for trade payables and accrued expenses in the Ordinary Course of Business;

iv. issued or sold any debt securities or warrants or other rights to acquire any debt securities of any Entity, entered into any “keep well” or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, or mortgaged, pledged or otherwise encumbered any assets, or created or suffered any Lien thereupon (other than Permitted Liens);

v. made any loans or advances to, assumed, guaranteed or endorsed the obligations of any other Person, indemnified any other Person, issued any support guarantees or otherwise became responsible for the obligations of any Person;

vi. made any capital expenditures or commitments for capital expenditures for which the aggregate outstanding amount of unpaid obligations and commitments are in excess of $100,000 in the aggregate;

vii. made, changed, or rescinded any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, made any written agreement with a Governmental Authority relating to Taxes, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, settled any Tax claim or assessment, made any request for a written ruling of a Governmental Authority relating to Taxes, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

viii. sold, transferred, leased, mortgaged, encumbered, assigned or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber, assign or otherwise dispose of, any material properties or assets, tangible or intangible, except (A) in the Ordinary Course of Business, or (B) pursuant to any Contract listed in Schedule 3.15(a);

ix. settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator or mediator;

x. maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP on a basis consistent with prior periods or made any change in any of its accounting methods or practices;

xi. except as otherwise required by applicable Legal Requirements, adopted, entered into, amended or terminated (or committed to do any of the foregoing) any Employee Plan (or arrangement that would, if in existence as of the date of this Agreement, constitute an Employee Plan), or granted any increase in the compensation payable or to become payable to any employee (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit and annual review increases to non-officer employees in the Ordinary Course of Business not in excess of $25,000 per employee, or granted or committed to grant any equity compensation to any director, member, manager, officer or employee, except as required by any Employee Plan;

xii. entered into any employment contract or collective bargaining agreement, or modified in any material respect the terms of any existing such contract or agreement with an executive of any Entity, outside of the Ordinary Course of Business;

xiii. suffered any damage, destruction or loss at least $100,000 per occurrence (whether or not covered by insurance) to any of its assets or property or waived any rights of material value;

xiv. abandoned, disclaimed, dedicated to the public, sold, assigned or transferred any Business Registered IP;

xv. declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities, or split, combined or reclassified any such securities;

xvi. amended, as applicable, its articles or certificate of incorporation, bylaws or other governing instruments;

xvii. authorized, issued, pledged, transferred or disposed of or encumbered any equity securities, or granted, or entered into any agreement to grant, any options, convertible rights, warrants, calls or agreements relating to its equity securities;

xviii. repurchased, redeemed or otherwise acquired any of its equity securities; or

xix. committed to do any of the foregoing.

(c) Since December 31, 2015, the Entities have operated in all material respects in the Ordinary Course of Business, consistent with past practices, and have not taken steps to artificially increase or decrease the working capital of Holding on a consolidated basis, except for the withdrawal of cash and cash equivalents in the bank accounts of the Entities to pay and reduce Indebtedness or to make distributions to the Stockholders.

3.11 Compliance with Laws. Except as otherwise set forth in Schedule 3.11 hereto, each Entity is and has been since December 31, 2012, in compliance in all material respects with any and all Legal Requirements applicable to it or any of its assets, properties, business or operations. Except as otherwise set forth in Schedule 3.11 hereto, and without limiting the generality of the foregoing,

(a) since December 31, 2012, none of the Entities has received or entered into any requests for information, citations, complaints, notices of actual or alleged violation, notices of actual or alleged liability, consent orders, or other similar enforcement or investigatory notices, or received any written, or to the Knowledge of Holding, oral, notice from any Governmental Authority or any other written, or to the Knowledge of Holding, oral, notice concerning any actual, suspected, or alleged material non-compliance with, or material liability under, any Legal Requirement,

(b) none of the Entities is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a material default under, or breach or violation of, any Legal Requirement or Permit applicable to the Entities.

3.12 Business Permits. Each Entity has all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, registrations, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of its business, and the lawful ownership of properties and assets and the operation of its business, as conducted on the date hereof (collectively, “Business Permits”). Schedule 3.12 lists all such Business Permits. All such Business Permits are valid and in full force and effect, and there has occurred no material default under any Business Permit by any Entity. There are no actions pending or, to the Knowledge of Holding, threatened, that seek or could result in the revocation, cancellation or adverse modification of any Business Permit.

3.13 Litigation. Except as otherwise set forth in Schedule 3.13 hereto, there are not currently, nor have there been since December 31, 2012, any demands, claims, actions, suits, arbitrations, orders, or proceedings against any of the Entities or any of their present or former officers, directors, employees, agents or equityholders in their capacity as such, or relating to the assets, business or properties of an Entity, pending or, to the Knowledge of Holding, threatened in any court or before or by any arbitral body or Governmental Authority. To the knowledge of Holding, no facts or circumstances exist which may reasonably give rise to any of the foregoing. Since December 31, 2012, no Entity nor any of their respective present or former officers, directors, employees, agents or equityholders in their capacity as such has been subject to, and none of such Persons has been bound by, any judgment, order or decree of any Governmental Authority. Except as otherwise set forth in Schedule 3.13, no Entity has entered into any agreement to settle or compromise any proceeding of the type described above.

3.14 Real Property.

(a) No Entity owns any real property. No Entity has any actual or contingent material liability in respect of any lease, sublease, license, occupancy or similar agreement (whether written or oral) pursuant to which an Entity granted to any Person the right of use or occupancy of any land or buildings that have at any time been owned and/or occupied by such Entity but which are no longer owned or occupied by such Entity.

(b) Schedule 3.14(b) hereto sets forth a list of (i) all real property leased, subleased, used or occupied by any Entity (“Leased Premises”), (ii) all Leased Premises, or portions thereof, that any Person subleases, licenses or otherwise has been granted the right to use or occupy, (iii) a complete and accurate list of each lease, sublease, license, occupancy or similar agreement (whether written or oral), including all amendments, modifications, extensions, renewals, guarantees, subordination, non-disturbance and/or attornment agreements and other agreements with respect thereto, pursuant to which the Entities (A) hold leasehold or subleasehold estates in, or are granted the right to use or occupy, the Leased Premises, and (B) have granted to any Person a sublease, license or any other right of use or occupancy of any portion of any Leased Premises (each, a “Lease”), and (iv) the landlord, sublandlord, tenant and subtenant, as applicable, under each Lease. The Leases are without modification (written or oral) except as set forth in Schedule 3.14(b), and true, complete and current copies of each Lease have previously been furnished to Parent.

(c) To the Knowledge of Holding, (i) the buildings, the components of the buildings, and the structures and other improvements located on each Leased Premises are in good repair and condition, normal wear and tear excepted, and there are no facts or conditions affecting same which would, individually or in the aggregate, adversely interfere in any material respect with the continued operation of the business of the Entities as currently conducted thereon, and (ii) except as set forth on Schedule 3.14(c)(ii), none of the Entities has received written notice of (A) any condemnation, eminent domain or similar proceeding affecting any Leased Premises, (B) any special assessment or pending improvement liens to be made by any Governmental Authority which could reasonably be expected to materially and adversely affect any Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to any Leased Premises.

(d) To the Knowledge of Holding, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Leased Premises are sufficient (including, without limitation, as to capacity) to enable the continued operation of the business of the Entities as currently conducted thereon. Each of the Leased Premises has access to public roads sufficient to satisfy the current transportation requirements of the business presently conducted at such Leased Premises.

(e) The Entities have a valid leasehold interest in all of the Leased Premises, free and clear of all Liens, other than Permitted Liens. Each of the Leases is a valid and binding obligation of the applicable Entity party thereto and, to the Knowledge of Holding, each other party thereto, is in full force and effect, and is enforceable by the applicable Entity and, to the Knowledge of Holding, each other party thereto, in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors’ rights generally. Each of the Entities has performed and observed all material covenants, conditions and agreements required to be performed or observed by it in respect of any of the Leased Premises, and no written notice of a breach from any other party to any Lease (which remains uncured) has been received by it. Further, except as set forth on Schedule 3.14(e), with respect to each Lease, (i) no waiver or postponement of the Entity’s obligations thereunder has been granted by any other party thereto, (ii) neither the Entity, nor, to the Knowledge of Holding, the applicable party thereto, is currently in default or breach of the performance, observance, or fulfillment of any obligation, covenant, or condition contained in such Lease, and (iii) there exists no event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute or become a default or breach under each such Lease by the Entity or any other party thereto.

(f) The Entities’ possession and quiet enjoyment of the Leased Premises under the Leases has not been disturbed in any material respect.

(g) Except as set forth in Schedule 3.14(b), the Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Premises or any portion thereof, and the Entities have not collaterally assigned or granted any other security interest in any Lease or any interest therein. Except as set forth on Schedule 3.5(e), the transactions contemplated by this Agreement do not require the consent of, or notice to be delivered to, any other party to any Lease.

3.15 Material Contracts.

(a) Except as otherwise set forth in Schedule 3.15 hereto, none of the Entities is a party to or bound by any of the following (each a “Material Contract” and collectively, the “Material Contracts”):

i. any Contract with any customer or supplier listed or required to be listed in Schedule 3.21(a) or (b);

ii. any Contract relating to capital expenditures by any Entity or by one or more of the Entities in an amount in excess of $250,000;

iii. any Contract requiring or otherwise involving or reasonably expected to involve payment by or to any Entity, or by or to the Entities as a whole, of more than $250,000 in the fiscal years ending December 31, 2015 or December 31, 2016 which is not listed on Subsections (i) or (ii) of this Section 3.15;

iv. any lease, sublease, mortgage or license with respect to any real or personal property, whether as lessor, lessee, licensor or licensee, that involves annual payments by or to any Entity of more than $250,000;

v. any Contract evidencing, securing or otherwise related to Indebtedness, or the Receivables Facilities;

vi. any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract, or involving the sharing of profits;

vii. any Contract providing for the disposition, merger or similar transaction of any significant portion of the assets or business of any Entity (other than sales of products in the Ordinary Course of Business) or any agreement providing for the acquisition, merger or similar transaction of any Entity of the assets or business of any other entity (other than purchases or components in the Ordinary Course of Business);

viii. any Contract relating to equity redemption or purchase or other Contracts affecting or relating to the equity of any Entity, including any Contract with any equityholder of an Entity that includes anti-dilution rights, registration rights, voting arrangements or similar provisions;

ix. any Contract with any Affiliate (including Fund V and its Affiliates) or any officer, director, employee or equityholder relating to the provision of funds, real property, goods or services by or to any of the Entities;

x. any Contract for the sale of any assets that in the aggregate has a net book value of greater than $250,000;

xi. any employment, bonus, severance, change in control or similar Contract, or consulting Contract with any officer, employee or independent contractor of an Entity pursuant to which an Entity has or is reasonably expected to have future liability in excess of $100,000 per annum (in each case other than “at-will” contracts which can be terminated at any time without penalty or liability to an Entity);

xii. any Contract pursuant to which an Entity is granted or obtains any right or license to use any Intellectual Property, other than licenses with respect to off-the-shelf commercially available software or database with annual fees of less than $25,000 or under standard end-user license agreements granted in connection with hardware purchases;

xiii. any Contract pursuant to which an Entity grants or provides any right or license to use any Intellectual Property to any third party;

xiv. any Contract in which the ultimate contracting party is a Governmental Authority;

xv. any Contract not made in the Ordinary Course of Business;

xvi. any Contract granting to another Person any power of attorney or the authority to act for or on behalf of an Entity;

xvii. any Contract providing for the payment of any cash or other benefits or which may be terminated, in each case as a result of the transactions contemplated by this Agreement;

xviii. any Contract that is a profit-sharing, option, equity interest purchase, equity-based compensation, deferred compensation or other plan or material arrangement for the benefit of a current or former director, officer, manager or employee of an Entity;

xix. any Contract with any labor union, guild, works council, or other labor organization or any neutrality agreement, collective bargaining agreement or similar agreement;

xx. any Contract that is a sales agency, sales representation, consulting, distributorship or franchise Contract and that is not terminable in 30 days or less without cost or penalty; or

xxi. any Contract that (i) purports to limit any Entity’s or its Affiliates’ freedom to compete freely in any line of business or in any geographic area or prohibits the disclosure of trade secrets or other confidential or proprietary information, (ii) provides “most favored nation” or similar status to any customer or other third party thereto, (iii) requires the purchase of any product or service, or all of or any portion of an Entity’s or any of its Affiliate’s requirements, exclusively from a single party or grants exclusive rights to marketing or distribution or (iv) contains rights of first refusal, rights of first offer, rights of first negotiation or similar rights or that materially limits the ability of an Entity or its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business.

(b) Holding has provided to Parent a true, complete and current copy of each Material Contract, including amendments thereto, and a written description of each Material Contract that is an oral agreement or arrangement. None of the Entities or, to the Knowledge of Holding, any other party is in breach of any of the terms or covenants of any of the Material Contracts or is in receipt of any written claim of any such breach. Each Entity has performed all obligations required to be performed by it under the Material Contracts to which it is a party and no event has occurred that, with or without notice or lapse of time, would constitute a material breach of or default by any Entity under, or permit termination, modification or acceleration of, any Material Contract. Each of the Material Contracts is a valid and binding obligation of the applicable Entity party thereto and, to the Knowledge of Holding, each other party thereto, is in full force and effect, and is enforceable by the applicable Entity and, to the Knowledge of Holding, each other party thereto, in accordance with its terms. No Entity is currently paying liquidated damages in lieu of performance thereunder.

(c) The Contract set forth on Schedule 3.15(c) has been validly terminated and all liabilities or obligations of any Entity in connection with such termination have been fully paid or performed, and no Entity has any ongoing obligations thereunder.

3.16 Insurance. Schedule 3.16 hereto sets forth a complete and correct list of all insurance policies, bonds and insurance risk arrangements (including, without limitation, fire, liability, workers’ compensation, umbrella and vehicular) presently in effect that relate to any of the Entities, including the name of the insurer, policy number, type of insurance, coverage and the annual premiums paid in respect of each such policy (collectively, the “Insurance Policies”). Holding has made available to Parent complete and correct copies of the Insurance Policies. Such Insurance Policies are in full force and effect and are sufficient for compliance by the Entities with all applicable Legal Requirements and all material Contracts, and no Entity is in default in any material respect of any Insurance Policy. None of the insurance carriers has indicated to any Entity an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed in Schedule 3.16 will not be available in the future on substantially the same terms as currently in effect, provided no representation or warranty is made about the future premiums for health care insurance. Except as set forth in Schedule 3.16, none of the Entities has any claim pending against any of its insurance carriers under any of such Insurance Policies, and no claim has been made under any of the Insurance Policies since December 31, 2014. To the Knowledge of Holding, the Entities have timely provided notice of any claims under the Insurance Policies to their insurers and the insurers have not issued any written reservation of rights with respect to such claims. No Entity has been refused or denied any insurance coverage with respect to its assets, properties or operations, and no Entity has been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. Holding has made available to Parent a true and complete list of all claims that have been made by or on behalf of any Entity in the last three years under any Insurance Policy applicable to such Entity or its assets, properties or business.

3.17 Intangible Rights

(a) Schedule 3.17(a) hereto sets forth a true and accurate list and description of all foreign and domestic patents, trademarks, service marks, trade names, brands and copyrights that are registered or for which an application is pending and that are owned, used or controlled by any of the Entities (the “Business Registered IP”) and indicates, as applicable, for each listed item, the owner of such Business Registered IP, the jurisdiction in which such Business Registered IP is registered, the registration or application number of such Business Registered IP, and the date on which the next action is due in connection with the maintenance, registration or prosecution of such Business Registered IP. Each item of Business Registered IP that is owned by an Entity is valid and enforceable. All issuance, renewal or maintenance fees that are or have become due with respect to each item of the Business Registered IP that is owned by an Entity have been or will be timely paid on or prior to the Closing and all administrative obligations required to maintain or prosecute such Business Registered IP have been timely performed on or prior to Closing. Except as provided on Schedule 3.17(a): (i) an Entity has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, all Business Registered IP, free and clear of all Liens and other restrictions or limitations regarding use, transfer, or disclosure and (ii) each Entity has good, valid and legal title to, and solely and exclusively owns, free and clear of all Liens and other restrictions or limitations regarding use, transfer, or disclosure, all right, title and interest in and to, all other Intellectual Property owned by such Entity.

(b) Schedule 3.17(b) contains a true, complete, and accurate list of all agreements, (other than standard end user license for commercial off-the-shelf software with annual fees less than $20,000 (“Desktop Licenses”)) by which any Entity: (i) (A) licensed, or granted any other right to or interest in, any Person under any Business Registered IP or any other Intellectual Property that any Entity owns or purports to own (the “Entity Owned IP”) or sublicensed any Person under any Intellectual Property owned by another Person or that restrict any Entity’s use or employment of any Entity Owned IP; (B) is licensed under, or has been granted any other right to or interest in, any Intellectual Property rights owned by another Person; (C) settled any dispute, or released or was released from any claim pertaining to, any Intellectual Property rights; (D) granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property; (E) has other than in the Ordinary Course of Business consistent with statutory provisions governing the sale of goods, given, obtained or permitted the disclaimer of a warranty, indemnity or hold harmless obligation with respect to any Intellectual Property or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into an agreement pertaining to any of the categories set forth in subpart (i), (each such agreement described in this Section 3.17(b), an “Entity Intellectual Property Agreement”). All Entity Intellectual Property Agreements and Desktop Licenses are in full force and effect and the consummation of the transactions contemplated by this Agreement will not extinguish, reduce or limit any rights of any Entity under any Entity Intellectual Property Agreement or Desktop License, or extinguish, reduce or limit any obligations of any counterparty owed to any Entity under any Entity Intellectual Property Agreement or Desktop License, and all Entity Intellectual Property Agreements and Desktop Licenses are valid and binding agreements of the Entities that are parties to such agreements and, to the Knowledge of Holding, all counterparties to such agreements. In addition, with respect to each Entity Intellectual Property Agreement and each Desktop License: (x) no Entity has received any notice of termination or cancellation under such agreement or received any notice of breach or default under such agreement, which breach has not been cured and (y) no Entity nor, to the Knowledge of Holding, any other party to such agreement is in material breach or default thereof, and no event has occurred that, with notice or lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under such agreement.

(c) Except as otherwise set forth in Schedule 3.17(c) hereto:

i. no royalties, license or other fees are payable by any Entity to any Person by reason of the ownership or use of any Intellectual Property, other than pursuant to a Desktop License;

ii. there are no claims pending or, to the Knowledge of Holding, threatened against any Entity asserting the invalidity, abuse, misuse or unenforceability of any of the Entity Owned IP or asserting that any Entity has engaged in unfair competition, false advertising or other unfair business practices;

iii. since December 31, 2012, none of the Entities has made any claim of any violation, misuse or infringement by others of any Entity Owned IP or interests therein and, to the Knowledge of Holding, no grounds for any such claims exist;

iv. since December 31, 2012, none of the Entities has received any notice, claim or demand (including by an “invitation to license” as a means to avoid infringement or potential infringement) alleging or otherwise asserting that it is in conflict with, infringing upon, or misappropriating any Intellectual Property rights of others or that it is engaging in unfair competition, false advertising or other unfair business practices;

v. neither the use by any of the Entities of any Intellectual Property nor the operation of any of the Entities’ businesses has, at any time since December 31, 2012, infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property rights of others;

vi. the conduct of the Entities’ business has not, at any time since December 31, 2012, and does not include or constitute unfair competition, false advertising or other unfair business practices;

vii. to the Knowledge of Holding, no Person is infringing or violating any of the Entity Owned IP;

viii. neither the manufacture, marketing, distribution or sale of products currently sold by the Entities, or the manufacture, marketing, distribution or sale of products as sold by the Entities at any time since December 31, 2012, as applicable, infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party; and

ix. the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any right, title or interest of any Entity in any of the Entity Owned IP.

(d) No Entity has misrepresented, or failed to disclose, any facts or circumstances in connection with any application for any Entity Owned IP that would constitute fraud or a material misrepresentation with respect to such application or that would affect the enforceability of any granted or subsequently granted patent, trademark or service mark of the Entity Owned IP

(e) No Entity, nor the conduct of business by any of the Entities as currently conducted, uses any Intellectual Property created by any of its current or former employees prior to his or her employment with an Entity that is not Entity Owned IP. Each current and former employee of each Entity who participates or has participated in the creation, conception or reduction to practice of any Intellectual Property in connection with his or her employment with an Entity has entered into a written agreement with such Entity pursuant to which such employee has assigned and agreed to assign to such Entity all right, title, and interest in and to any Intellectual Property created or conceived by the employee in the course of his or her employment or that relates to the business of such Entity. To the Knowledge of Holding, no current or former consultant, contractor or other third party can assert any rights in or to any

Entity Owned IP. No Entity, in the conduct of its business as currently conducted, uses any Intellectual Property created or owned by any of its consultants or other independent contractors that is not Entity Owned IP or licensed to an Entity under an Entity Intellectual Property Agreement.

(f) The Entities have taken necessary steps to protect, maintain and safeguard the Entity Owned IP, including steps to maintain the confidentiality of any trade secret, confidential or proprietary materials included in the Entity Owned IP. Each Entity has taken necessary steps to protect, maintain and safeguard trade secrets of others who have provided such confidential information and trade secrets to such Entity in confidence.

(g) Except as set forth on Schedule 3.17(g), none of the Owned Entity IP was developed by or on behalf of, or using grants or any other subsidies of, any government or public entity or authority, university, corporate sponsor, or other third party. Any Owned Entity IP listed on Schedule 3.17(g) was developed in compliance with all applicable Legal Requirements and in compliance with all requirements of the program pursuant to which it was developed.

(h) The software (including software used in connection with electronic data processing, record keeping, communications, telecommunications), computer firmware, computer hardware (whether general purpose or special purpose), networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems that are owned by or licensed to the Entities (or any one or more of them) (collectively, “Information Systems”) are adequate for the operation of the business of the Entities as currently conducted and the Entities have purchased a sufficient number of license seats for all software currently used by the Entities in such operations. With respect to the Information Systems: (i) each Entity has a commercially reasonable business continuity plan in place and has performed commercially reasonable tests of such business continuity plan for effectiveness; (ii) each Entity has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that such Information Systems do not include contaminants, which procedures include the use of antivirus software to protect such Information Systems from becoming infected by viruses and other harmful code; (iii) to the Knowledge of Holding, there has been no security breach to the physical or virtual assets or premises or Information Systems resulting in unauthorized access to any Entity’s proprietary data, and or proprietary data or other confidential information of any third party; (iv) since December 31, 2012, there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (v) each Entity promptly implements security patches or security upgrades for such Information Systems; and (vi) since December 31, 2012, no third party providing services to any Entity in respect of any Information Systems has failed to meet any material service obligation.

(i) Each Entity maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all of its obligations under applicable Legal Requirements. The use, transfer and disclosure of, and access to, any and all data and information concerning individuals by each Entity is and has been in compliance with all applicable Entity privacy policies, terms of use, customer agreements and Legal Requirements.

3.18 Equipment and Other Tangible Property; Sufficiency; Title.

(a) Except as otherwise set forth in Schedule 3.18(a) hereto, the Entities’ equipment, furniture, machinery, vehicles, structures, fixtures and other tangible assets and property (the “Tangible Company Properties”) are suitable for the purposes for which they are intended and in good operating condition and repair consistent with industry standards, except for ordinary wear and tear, and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations. To the Knowledge of Holding, the Tangible Company Properties are free of any structural or engineering defects, and since December 31, 2012 there has not been any significant interruption of the Entities’ businesses due to inadequate maintenance or obsolescence of the Tangible Company Properties.

(b) The Tangible Company Properties constitute all of the assets required for the continued operation of the business of the Entities, as it is currently operated, in the Ordinary Course of Business, and there are no assets used in the operation of the business of the Entities that are owned by or in the possession of any Person other than the Entities.

(c) Except as set forth on Schedule 3.18(c), Holding or one of the other Entities is the sole owner of all right, title and interest in and to all assets reflected as being owned by them on the Latest Balance Sheet and all other assets and property, real and personal, tangible or intangible owned by any Entity or used by any Entity other than (i) property or assets leased to an Entity or (ii) Intellectual Property licensed to an Entity, (collectively, “Assets” and together with (A) all property or assets leased to any Entity and Intellectual Property licensed to any Entity, the “Property”). Except as set forth on Schedule 3.18, an Entity has good and valid title to, or valid leasehold interest in, all of the Property, free and clear of all Liens other than Permitted Liens. Upon the Closing, an Entity shall continue to be vested with good title to, or a valid leasehold interest or license right interest in, the Property.

3.19 Environmental Matters.

(a) Except as otherwise set forth in Schedule 3.19(a) hereto, there are no claims, liabilities, investigations, litigation, administrative proceedings relating to any Hazardous Materials (collectively, “Environmental Claims”) pending or, to the Knowledge of Holding, threatened against any of the Entities. None of the Entities nor, to the Knowledge of Holding, any owner of the Leased Premises, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, emitted, spilled, leaked, treated, stored or disposed of on any of the Leased Premises, or on any property formerly owned, operated or leased in conjunction with the operation of the Business, in a manner which could reasonably be expected to form the basis for an Environmental Claim against any Entity or in a manner which could reasonably be expected to require investigation, monitoring, remediation, closure, or the implementation of institutional or engineering controls pursuant to applicable Environmental Laws. Except as otherwise set forth in Schedule 3.19(a) hereto, none of the Entities has assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim, or been required to make any contributions with respect to any cleanup of any offsite locations.

(b) Except as otherwise set forth on Schedule 3.19(b) hereto, each Entity and each of the Leased Premises is in compliance in all material respects with all applicable Environmental Laws.

(c) Each Entity is in possession of, and in compliance in all material respects with, all material Permits required to operate and conduct the Business pursuant to applicable Environmental Laws, and all of the foregoing Permits are valid and in good standing as of the Closing Date;

(d) To the Knowledge of Holding, there are no underground storage tanks, no abandoned or closed-in-place underground storage tanks, or related underground piping systems, or waste disposal areas, on any of the Leased Premises for which any Entity is responsible.

(e) There are no equipment improvements, work, repairs, construction or capital expenditures required in order for any of the facilities, Leased Premises, or the Business to be in compliance with all applicable Environmental Laws or Permits.

(f) All Hazardous Materials which qualify as wastes generated by the Business or otherwise managed on the Leased Premises in the course of conducting the Business have been properly manifested and disposed of off- site at licensed treatment, storage and disposal facilities.

(g) The transactions contemplated hereunder do not require the consent of or filings with any Governmental Authorities in connection with Environmental Laws.

(h) To the Knowledge of Holding, there is no existing or proposed environmental deed restriction, use restriction, institutional or engineering control, or agreement with any Governmental Authorities established for the purpose of limiting the use of any of the Leased Premises which would interfere with any Entity’s use of the property.

3.20 Banks. Schedule 3.20 hereto sets forth (a) the name and location of each bank, trust company or other financial institution with which any Entity has an account, credit line or safe deposit box, specifying the account numbers, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box, and (c) the purpose of each such account, credit line or safe deposit box.

3.21 Customers and Suppliers.

(a) Schedule 3.21(a) hereto sets forth a true, complete and correct list of the ten (10) largest customers (in terms of sales, by dollar volume) of (i) the Entities (taken as a whole) and of (ii) CS Sub (individually) during each of the years ended December 31, 2014 and December 31, 2015, together with the dollar amount of goods sold by such Entities to each such customer during each such period. Except as otherwise set forth in Schedule 3.21(a) hereto, the Entities maintain good relations with all customers listed or required to be listed in Schedule 3.21(a) hereto, and no such customer has canceled, terminated or provided notice or other indication (whether written or, to the Knowledge of Holding, oral) to any Entity to the effect that such customer will or intends to cancel or otherwise terminate its relationship with an Entity or decrease its purchase or rate of purchase of products, materials or services from the Entities. No Entity is involved in any material dispute with any customer.

(b) Schedule 3.21(b) sets forth (i) the ten (10) largest suppliers (in terms of purchases, by dollar volume) of (i) the Entities (taken as a whole), (ii) CS Sub (individually) and (iii) the top three (3) fragrance suppliers of the Entities (taken as a whole) during each of the years ended December 31, 2014 and December 31, 2015, together with the dollar amount of goods purchased by the Entities from each such supplier during each such period. Except as otherwise set forth in Schedule 3.21(b) hereto, the Entities maintain good relations with all suppliers listed or required to be listed in Schedule 3.21(b), and no supplier has canceled, terminated or provided notice or other indication (whether written or, to the Knowledge of Holding, oral) to any Entity to the effect that such suppler will or intends to cancel or otherwise terminate its relationship with an Entity or decrease its sale or rate of sale of products, materials or services to the Entities. No Entity is involved in any material dispute with any supplier.

3.22 Transactions With Affiliates. Except (a) as otherwise set forth in Schedule 3.22 hereto, (b) for the sale of products under the Company’s Friends and Family Program in accordance with the terms of such program disclosed on Schedule 3.22, (c) pursuant to the Trivest Management Agreement, (d) for payment of compensation to employees and directors consistent with past practices and (e) participation in scheduled Employee Plans or Benefit Programs by employees, (1) since December 31, 2014, none of the Entities has purchased, acquired or leased any securities, property or services from, or sold, transferred or leased any securities or property to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with, any Stockholder, any Affiliate (other than another Entity) or family member thereof, or any current or former officer, director or employee of the Entities or any of their respective Affiliates and family members and (2) no Stockholder, any Affiliate (other than another Entity) or family member thereof, or any current or former officer, director or employee of the Entities or any of their respective Affiliates or family members has or has had since December 31, 2014, any interest in any assets or property (real, personal or mixed, tangible or intangible) of any Entity.

3.23 Broker or Finder Fees. Except as otherwise set forth in Schedule 3.23 hereto, no broker, finder, financial advisor, investment banker or similar intermediary has acted for or on behalf of any Entity, any Stockholder, or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Entity, any Stockholder, or any of their respective Affiliates.

3.24 Liens. The assets of the Entities are not subject to any Liens other than Permitted Liens and Liens set forth on Schedule 3.24. This Section 3.24 does not relate to Intellectual Property, such items being the subject of Section 3.17.

3.25 Inventory. Except as set forth on Schedule 3.25, the inventory of the Entities is fairly reflected on Latest Balance Sheet or has been purchased in the Ordinary Course since the date of the Latest Balance Sheet, and consists of items of good, usable and merchantable quality in all material respects that are (i) fit for their intended use, (ii) in compliance in all material respects with all applicable Legal Requirements and (iii) in conformity with all applicable product registrations and specifications. None of such inventory is previously used, damaged, discontinued or obsolete, except to the extent of reserves on the Latest Balance Sheet. Such inventory is valued on the Consolidated Financial Statements at the lower of cost or market (cost being determined by the first in, first out method).

3.26 Accounts Receivable. Schedule 3.26(a) contains a true and complete aging schedule of all Accounts Receivable reflected on the Consolidated Financial Statements and all Accounts Receivable accrued since the Balance Sheet Date. The Accounts Receivable reflected on the Latest Balance Sheet and all of the Accounts Receivable arising since the Balance Sheet Date arose from bona fide transactions made pursuant to an enforceable Contract and in the Ordinary Course of Business, and the goods involved with respect to such Accounts Receivable have been sold and shipped to or on behalf of the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales reflected by such Accounts Receivable. No such Account Receivable has been assigned or pledged to any Person ((other than (i) pursuant to the Receivables Facilities or (ii) with respect to Permitted Liens securing Indebtedness), nor is any Account Receivable subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. Except as reserved in the Latest Balance Sheet or as described on Schedule 3.26(b), to the Knowledge of Holding, all Accounts Receivable are collectible in the Ordinary Course of Business in accordance with their terms. No Entity has collected, or accelerated the collection of, any Accounts Receivable in a manner that is inconsistent with the operation of the business of any Entity in the Ordinary Course of Business. No amounts are currently owed by any of the Entities to the providers of the Receivables Facilities with respect to (i) uncollectible Accounts Receivable, (ii) repurchase obligations for Accounts Receivable sold to such providers or (iii) any other indemnification claims under the transaction documents governing the Receivables Facilities.

3.27 Tax Matters.

(a) Each Entity has timely filed or caused to be timely filed, or shall timely file or cause to be timely filed, all material Tax Returns that are required to be filed by, or with respect to, such Entity on or prior to the Closing Date, in each case, after taking into account any applicable extensions in accordance with all applicable Legal Requirements, and all such Tax Returns are (or will be) true, correct and complete in all material respects.

(b) None of the Entities is currently the subject of an audit, examination, investigation or other administrative proceeding or court proceeding relating to the payment of or failure to pay any material amount of Taxes of the Entities by any Governmental Authorities nor has any Entity received any notices from any such Governmental Authority that such an audit, examination, investigation or other administrative proceeding or court proceeding is pending. No written claim has been made by any Governmental Authority in a jurisdiction in which the Entities do not file Tax Returns that any such Entity is, or may be, subject to Tax by that jurisdiction.

(c) None of the Entities (i) has granted (or is subject to) a waiver or extension of any statute of limitations relating to the payment or collection of a material amount of Taxes of the Entities that has not expired or (ii) is presently contesting any material Tax liability of the Entities before any Governmental Authorities.

(d) All material United States federal and other material Taxes due and payable by the Entities prior to the Closing (whether or not shown on any Tax Return) have been paid prior to the Closing or are properly accrued on its books and records as of the Closing Date in accordance with GAAP, and the Entities have properly withheld and paid prior to the Closing all material United States federal and other material Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, independent contractor or other third party. The Entities have complied with all information reporting and backup withholding provisions of applicable Legal Requirements.

(e) None of the Entities is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f) During the five-year period ending on the date of this Agreement, none of Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provisions of state, local or foreign Legal Requirements) or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(g) None of the Entities is liable for Taxes of any Person (other than Holding and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person, other than such agreements entered into in the Ordinary Course of Business the primary purpose of which is not related to Tax.

(h) There are no Liens (other than Permitted Liens) for material Taxes upon any property or assets of the Entities.

(i) Neither Holding nor any of its Subsidiaries is required to include any item of income, or exclude any item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or foreign Legal Requirements); (ii) a transaction occurring on or before the Closing reported as an open transaction for federal income Tax purposes (or any similar doctrine under state, local or foreign Legal Requirements); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting with respect to any Taxable period (or portion thereof) that ends on or before the Closing Date; (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (vi) an election (including a protective election) pursuant to Section 108(i) of the Code.

(j) None of the Entities has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only Holding and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(k) None of the Entities has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(l) None of the representations set forth in this Section 3.27 shall be interpreted as providing any representation, warranty or other assurance regarding the existence, amount, value or condition of any loss carryforwards or Tax credits of the Entities or the ability of Parent or any of its Affiliates (including, on or after the Closing Date, the Entities) to utilize such loss carryforwards or Tax credits on or after the Closing Date.

3.28 Absence of Unlawful Payments. No Entity or any officer, director, employee, or agent of any Entity: (a) has used funds of any Entity to offer or make any political contribution or gift relating to any political activity that would be unlawful under any applicable Legal Requirements; (b) has paid, offered to pay, promised to pay or authorized the payment of money or anything of value to any governmental official or employee that would be unlawful under any applicable Legal Requirements, (c) has established or maintained any unrecorded fund or account of any nature that would be unlawful under any applicable Legal Requirements; (d) has made any payoff, influence payment, bribe, rebate, kickback or payment to any person that would be unlawful under any applicable Legal Requirements; or (e), and including the Stockholders, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) or United Kingdom sanctions and the Stockholders will not intentionally use the proceeds of the Merger, or lend, contribute or otherwise make available such proceeds to any Person, towards any sales or operations in any country sanctioned by OFAC or the United Kingdom or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or UK sanctions. Each of the Entities is operating and has operated in compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and any Legal Requirements regarding bribery.

3.29 Products.

(a) Except as set forth in Schedule 3.29(a), no product sold by any Entity has been the subject of any voluntary or involuntary recall, market withdrawal, post-sale warning or other similar action due to any product or manufacturing defect or any safety concern, nor, to the Knowledge of Holding, is any Entity aware of any facts that could lead to such an action. Each Entity has a recall plan in place with respect to products it designs, manufactures, imports distributes or sells.

(b) Each Entity has obtained or required its suppliers to provide it with independent validation relating to the product efficacy claims of such supplier, if any, made on labels or packaging of any products that it designs, manufactures, imports, distributes or sells.

(c) Schedule 3.29(c) sets forth a list or description of each Entity’s warranties currently made with respect to its products and current policies with respect to returns of products. Except as set forth in Schedule 3.29(c), since December 31, 2012, no Entity has designed, manufactured, imported, distributed or sold any products that fail, in any material respect to meet warranties, express or implied, made by such Entity in connection with the sales of such products. Schedule 3.29(c) lists all product warranty or similar claims (including for failure to meet product specifications) paid by each Entity since December 31, 2014, and such list is accurate and complete.

(d) Except as otherwise set forth in Schedule 3.29(d), there exists no pending or, to any Entity’s Knowledge, threatened action or proceeding by any Person or by or before any Government Authority relating to any product designed, manufactured, imported, distributed, or sold by such Entity, and alleged to have been defective, unsafe, unlawful, improperly designed or manufactured, mislabeled, adulterated or in breach of any express or implied product warranty or any applicable Legal Requirement. Each Entity is insured against product liabilities in accordance with the insurance policies held by said Entity.

(e) Except as otherwise set forth in Schedule 3.29(e), with respect to products registered by the U.S. Environmental Protection Agency (“EPA”) pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), or required to be registered with EPA pursuant to FIFRA, no Entity owes any compensation to third parties for data, reports or studies relied upon, cited in or otherwise necessary to support and maintain such registrations, nor have any claims, written or otherwise, been asserted against any Entity for such compensation which have not been satisfied.

(f) None of the products produced by any Entity (i) have, at the time of delivery, been adulterated, contaminated, or misbranded or (ii) constituted articles prohibited from introduction into interstate commerce under any Legal Requirement. No Person Affiliated with or on behalf of any Entity has been required to file any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put into commerce.

(g) All claims made by any Entity on product labels, labeling, marketing, advertising or technical materials are true, accurate, not misleading and comply with all applicable Legal Requirements regarding such claims.

(h) Except as identified on Schedule 3.29(h), no product manufactured, imported, distributed, or sold, nor any ingredients used in any such product, is (i) listed under or requires warnings under California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Prop 65”); (ii) identified under any applicable Legal Requirement as persistent, bioaccumulative and toxic or very persistent and very bioaccumulative; (iii) identified under any applicable Legal Requirement as an actual or potential endocrine disruptor; (iv) identified under any applicable Legal Requirement as toxic or extremely toxic; or (v) identified under the European REACH regulation as being on the candidate list of substances of very high concern.

3.30 Takeover Statutes. Holding has taken all necessary actions, if any, so that the transactions contemplated by this Agreement, including the Merger, are not subject to any Takeover Statute or any similar provision (including any supermajority stockholder approval requirement) in the Holding Organizational Documents or any shareholders’, investor rights or similar agreement.

3.31 Disclosures. To the Knowledge of Holding, no representation or warranty of Holding set forth in this Agreement (including the Schedules and Exhibits hereto), contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Except as expressly set forth in this Agreement (including, without limitation, this Article III), Holding disclaims all liability and responsibility for any representation, warranty, promise, assurance, guaranty or other statement made (including any opinion, information, financial projection or advice which may have been provided to Parent or any of its Affiliates), or information communicated orally or in writing, or the accuracy or completeness thereof, to Parent or any of its Affiliates by any of the Entities, Fund V, Representative, or any partner, director, officer, employee, accounting firm, legal counsel, or other agent, consultant, financial advisor or representative of the Entities, Fund V or Representative. ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PERSON OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO AND SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

B. Representative hereby makes the representations and warranties set forth in Sections 3.32 to Section 3.35 to Parent on the date hereof and on the Closing Date.

3.32 Representative Existence and Qualification. Representative is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Representative has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. Representative is qualified as a foreign entity and in good standing in each jurisdiction listed on Schedule 3.32. Neither the character of the properties of the Representative nor the nature of its business requires Representative to be duly qualified to do business as a foreign entity in any jurisdiction outside those identified in Schedule 3.32 hereto, except where the failure to be so qualified would not, individually or in the aggregate, materially and adversely affect Representative’s ability to perform its obligations hereunder.

3.33 Representative Authority, Approval and Enforceability. This Agreement and the Collateral Agreements have been duly executed and delivered by Representative. Representative has all requisite power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by Representative of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of Representative, and no other proceedings on the part of Representative are necessary to authorize this Agreement or the Collateral Agreements, or to consummate the transactions contemplated by this Agreement or the Collateral Agreements. This Agreement and each Collateral Agreement to which Representative is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Representative, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors’ rights generally.

3.34 Representative Non-Contravention. No notice to, filing with, or authorization, registration, consent or approval of any Government Authority is necessary for the execution by the Representative of this Agreement or any Collateral Agreement to which it is a party or the consummation by the Representative of the transactions contemplated hereby and thereby.

3.35 Authority of Representative. By execution of a Stockholder Support Agreement or by virtue of consummation of the Merger, each Stockholder shall, as of the Closing, have irrevocably appointed and authorized the Representative as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise powers under this Agreement and any Collateral Agreement which require any form of Stockholder approval or consent, together with all such powers as are reasonably incidental thereto, including without limitation to (i) take any and all actions required to be taken by the Stockholders under this Agreement and any Collateral Agreement without any consent or approval from such Stockholder, (ii) supervise, defend, coordinate and negotiation claims for indemnification under Section 7.3 (including settlements thereof), (iii) effect payments to Stockholders hereunder, (iv) receive or given notices hereunder, (v) receive or make payments hereunder, (vi) executive waivers or amendments hereof, and/or (vi) execute and deliver documents, releases and/or receipts hereunder. Parent is entitled to deal exclusively with the Representative on behalf of all Stockholders with respect to all matters relating to this Agreement and the Collateral Agreements and is entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Representative, and on any other action taken or purported to be taken on behalf of any Stockholder as fully binding upon such Stockholder, as applicable.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Representative and Holding, on the date hereof and on the Closing Date, that:

4.1 Corporate Existence and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and is a wholly-owned subsidiary of Parent. Parent has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. MergerSub has no business or operations, and was recently incorporated by or on behalf of Parent for the purpose of effecting its acquisition of Holding by means of a merger of MergerSub into and with Holding pursuant to this Agreement.

4.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Parent and MergerSub. Parent and MergerSub each has all requisite power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by any of them in connection with the transactions provided for by this Agreement, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform their respective obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by

Parent and MergerSub of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of Parent and MergerSub. This Agreement and each Collateral Agreement to which Parent and/or MergerSub is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent and MergerSub, respectfully, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3 No Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a) violate or conflict with any of the terms, conditions or provisions of Parent’s charter or bylaws, or similar organizational or operating documents, or of MergerSub’s certificate of incorporation and bylaws;

(b) violate any Legal Requirements applicable to Parent or MergerSub which would materially and adversely affect the ability of Parent or MergerSub to carry out its obligations under this Agreement; or

(c) require Parent or MergerSub to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, except as provided under the HSR Act or other applicable Legal Requirement or as required under Parent’s or MergerSub’s organizational or operating documents, and except to the extent that Parent’s or MergerSub’s failure to obtain or make any such waiver, consent, action, approval or authorization, registration, declaration, notice or filing would not materially and adversely affect the ability of Parent or MergerSub to carry out its obligations under this Agreement.

4.4 No Proceedings. No suit, action or other proceeding is pending or, to Parent’s knowledge, threatened before any Governmental Authority seeking to restrain Parent or MergerSub, or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or MergerSub or any of their properties as a result of the consummation of this Agreement, which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of Parent or MergerSub to enter into and perform its obligations under this Agreement.

4.5 Investment Representations. Parent and MergerSub are knowledgeable about the industries in which the Entities operate, have extensive knowledge and experience in financial and business matters, including in acquiring and investing in businesses, have competent and experienced advisors and legal counsel, are capable of evaluating the merits and risks of the Merger as contemplated by this Agreement, and are able to bear the substantial economic risk of such investment for an indefinite period of time.

4.6 Due Diligence Investigation. Parent, MergerSub and their representatives and advisors have received or been given access to all of the information described or referred to in this Agreement (including in the Schedules hereto) and all other information requested by them. Parent, MergerSub and their representatives and advisors have been afforded the opportunity to meet with, ask questions of and receive answers from the management of the Entities in connection with the determination by Parent and MergerSub to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.

4.7 Limitations on Representations and Warranties.

(a) Parent and MergerSub acknowledge that Holding, and any other Person acting on behalf of Holding or any of its Affiliates or representatives, has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Entities or their respective businesses or assets, except as expressly set forth in this Agreement or a Collateral Agreement or as and to the extent required by this Agreement to be set forth in the Schedules referred to herein, and assuming and relying upon the absence of fraud, and acknowledges that no Person acting or purporting to act on behalf of Holding or any of its Affiliates or representatives has any actual or apparent authority, express or implied, to make any representation, warranty, promise, assurance, guaranty or other statement regarding the Entities or their respective businesses or assets that may be relied upon by Parent or MergerSub as an inducement to entering into this Agreement, except as expressly set forth in this Agreement or a Collateral Agreement or as and to the extent required by this Agreement to be set forth in the Schedules referred to herein, and assuming and relying upon the absence of fraud. Assuming and relying upon the absence of fraud, Parent and MergerSub acknowledge that no Stockholder or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution or use by Parent, the Surviving Corporation, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives of any such information, and any legal opinions, memoranda, summaries or any other information, document or material made available to Parent or its Affiliates or representatives in the electronic data room established by Holding or its representatives in connection with the transactions contemplated by this Agreement, management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement, except as expressly set forth in this Agreement or a Collateral Agreement.

(b) Each of Parent and MergerSub is consummating the Merger without any representation or warranty, express or implied, by any Person, except for the respective representations and warranties of Holding, Representative and the Stockholders expressly set forth in this Agreement or a Collateral Agreement or as and to the extent required by this Agreement to be set forth in the Schedules referred to herein, and assuming and relying upon the absence of fraud. Parent and MergerSub are relying on their own investigation and analysis, and the respective representations and warranties of Holding, Representative and the Stockholders expressly set forth in this Agreement or a Collateral Agreement or as and to the extent required by this Agreement to be set forth in the Schedules referred to herein, and are assuming and relying upon the absence of fraud, in entering into this Agreement and consummating the transactions contemplated hereby and specifically disclaim that they are relying upon or have relied upon any other representations and warranties that may be alleged to have been made by Holding, Representative or any other Person, other than the absence of fraud. In the absence of fraud, all representations and warranties set forth in this Agreement are contractual in nature only and subject to the exclusive remedies set forth in this Agreement for any breach thereof. Assuming and relying upon the absence of fraud, Parent and MergerSub specifically disclaim any obligation or duty of Holding or any of its Affiliates or representatives to make any disclosures of fact not required by this Agreement to be disclosed pursuant to the specific representations and warranties set forth in this Agreement or a Collateral Agreement or as and to the extent required by this Agreement to be set forth in the Schedules referred to herein. Assuming and relying upon the absence of fraud, Parent and MergerSub acknowledge that should any of the representations and warranties in this Agreement prove to be untrue, incomplete or incorrect, then they shall have the specific rights and remedies specified in this Agreement and the Collateral Agreements, which have been bargained for at arms’ length, as the exclusive rights and remedies therefor, and that no other rights, remedies or causes of action (whether in contract or in tort, or whether in law or equity) are permitted to Parent or MergerSub (or to any other Person claiming through or on behalf of any of them) as a result of any untrue, incomplete or incorrect representation and warranty.

(c) In connection with the due diligence investigation of the Entities by Parent and its Affiliates, Parent and its Affiliates and representatives have received from or on behalf of Holding certain projections, including projected statements of operating revenues, cash flows and income from operations of the Entities and certain business plan information of the Entities. Parent acknowledges that it knows there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent and MergerSub shall have no claim against any Stockholder or any other Person with respect thereto, except as expressly set forth in this Agreement or a Collateral

Agreement, and assuming and relying upon the absence of fraud. Accordingly, Parent and MergerSub acknowledge that Holding, Representative and Stockholders have not made any representations, warranties, promises, assurances or guaranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) except as expressly set forth in this Agreement or a Collateral Agreement, and assuming and relying upon the absence of fraud.

4.8 Funds.

(a) Parent has sufficient cash on hand and available, when taken together with available funds that are committed to Parent under the existing credit facilities of Parent to consummate the Merger and the other transactions contemplated by this Agreement and to pay in full the Merger Consideration and all related fees and expenses incurred by Parent and its Affiliates as provided in this Agreement.

(b) None of the funds to be paid by Parent pursuant to this Agreement will (i) be derived from, or related to, any activity that is deemed criminal or subject to sanctions under any Legal Requirements or (ii) cause Holding, Representative or any Stockholder, upon receipt of such funds, to be in violation of any Legal Requirements with respect to money laundering, anti-terrorism or similar criminal laws.

4.9 Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, and excluding the effect of any inaccuracy of the representations and warranties contained in Article III, the Parent and its subsidiaries, taken as a whole, will be Solvent.

4.10 Brokers. No broker, finder or similar intermediary has acted for or on behalf of Parent or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent or any Affiliate thereof.

ARTICLE V - OBLIGATIONS PRIOR TO THE CLOSING

From the date of this Agreement through the Closing Date or date of earlier termination of this Agreement in accordance with its terms:

5.1 Access to Information and Properties. Upon reasonable prior notice, Holding shall make reasonably available to Parent for examination and reproduction all documents and data of every kind and character relating to the Entities in possession or control of, or subject to reasonable access by, any of the Entities, including, without limitation, all files, records, data and information relating to their properties (whether stored in paper, magnetic or other storage media) and all Contracts, assignments, certificates, orders and amendments thereto. In addition, upon reasonable prior notice, Holding shall make reasonably available to Parent the officers, directors and facilities of each of the Entities. Holding shall deliver Schedule 3.7 and other information about employees of the Entities to Parent in accordance with all applicable privacy laws. Nothing herein stated shall require Holding to provide access or to disclose any information to Parent if such access or disclosure would be in violation of applicable Legal Requirements or the provisions of any agreement to which Company is a party; provided that in any such event, the parties shall cooperate with respect to alternative access or disclosure that would not result in such violation. Parent and its Affiliates and representatives are not authorized and shall not contact any director, officer, employee, customer, supplier, lender or other material business relation of Company without the prior written consent of Representative. Pursuant to the terms of that certain Confidentiality Agreement made as of January 8, 2016 by and between Sawaya Segalas & Co. as agent for the Entities and Parent (“Confidentiality Agreement”), Parent shall treat and hold strictly confidential any Confidential Information (as defined in the Confidentiality Agreement).

5.2 Conduct of Business and Operations. Holding shall keep Parent reasonably informed as to all material decisions related to the operations of the Business and the Operating Companies. Except as otherwise contemplated by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), Holding shall, and shall cause each of the Operating Companies to, use reasonable commercial efforts to operate in the Ordinary Course of Business, keep available the services of its present officers and employees, maintain its tangible assets in good repair and condition consistent with past practice, comply in all material respects with all applicable Legal Requirements, preserve its current business, organization, goodwill and its present relationships with customers, suppliers, independent contractors, lenders, regulators and other Persons having material business relations therewith and maintain capital expenditure levels consistent with past practice and such Entity’s budget. Except as otherwise contemplated by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), Holding and the other Entities may not:

(a) sell, assign, lease, or otherwise dispose of any of its material assets or properties, except in the Ordinary Course of Business;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person;

(c) create, assume or permit to exist any Liens upon any of its assets or properties, except for Permitted Liens;

(d) (i) enter into any Contract, other than in the Ordinary Course of Business or as required by applicable Legal Requirements, or terminate or amend in any material respect any Contract other than in the Ordinary Course of Business or as required by applicable Legal Requirements; or (ii) enter into any Contract, commitment or arrangement providing for, or amending any Contract, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

(e) cause or permit any amendment to the charter, bylaws or analogous organizational documents of Holding or any Subsidiary;

(f) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its shares of Common Stock or any other equity interests, other than cash dividends that are paid in full prior to the Closing, (ii) split, combine or reclassify any of its shares of Common Stock or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its shares of Common Stock or any other equity interests, except for issuances of capital stock upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) purchase, redeem or otherwise acquire any shares of Common Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any shares of Common Stock or other equity interests or otherwise make any payments to Stockholders in their capacity as such (except as permitted pursuant to clause (i) hereof);

(g) authorize for issuance or issue, pledge, transfer or dispose of or encumber any equity interest in Holding or any Operating Company or any securities convertible into or exchangeable for or evidencing the right to subscribe for or acquire any equity interest in Holding or any Operating Company, except upon the exercise or conversion of any security outstanding as of the date of this Agreement and disclosed on Schedule 3.3;

(h) (i) make any change in accounting methods or annual Tax accounting period, (ii) make or change any Tax election, (iii) file any amended Tax Returns or claims for Tax refunds, (iv) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (v) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (vi) take any action, or fail to take any action, if any such action or failure would have the effect of increasing the Tax liability or reducing any Tax asset of Holding, (vii) settle, compromise or otherwise resolve any Tax liability or claim for any refund of any Taxes or (viii) enter into any closing agreement (as described in Code Section 7121 or any corresponding provision of state, local or non-U.S. Legal Requirement);

(i) (i) incur any Indebtedness except trade payables and borrowings under existing credit facilities of Holding or any Operating Company through the date on which Indebtedness Pay-off Letters for such credit facilities are received, (ii) grant any Lien (other than Permitted Liens) upon any of its assets or (iii) provide for any increase in the amount payable by Holding or any Operating Company under any credit or loan agreement to which Holding or any Operating Company is a party other than as permitted pursuant to clause (i);

(j) make any loans or advances to, assume, guarantee or endorse the obligations of any other Person, indemnify any other Person, issue any support guarantees or otherwise become responsible for the obligations of any Person;

(k) make any capital expenditures or commitments for capital expenditures in excess of $100,000 in the aggregate;

(l) voluntarily adopt or propose a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(m) take, or agree to commit to take, any action that would result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the parties to consummate the Merger in accordance with the terms hereof or delay such consummation;

(n) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

(o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Consolidated Financial Statements or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(p) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(q) materially reduce the amount of any insurance coverage provided by existing Insurance Policies;

(r) make any material change in cash management practices;

(s) enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(t) except as required under this Agreement, under any Employee Plan as it exists as of the date of this Agreement or pursuant to applicable Legal Requirements (i) adopt, enter into, amend or terminate (or commit to do any of the foregoing) any Employee Plan (or arrangement that would, if in existence as of the date of this Agreement, constitute an Employee Plan), (ii) enter into any employment agreement or arrangement with, or increase or commit to increase the wages, salary, bonus or other compensation, change of control payments, stay bonus, remuneration, severance or benefits of, any director, officer or employee whose annual base salary is in excess of $75,000, (iii) grant or commit to grant any equity compensation to any director, member, manager, officer or employee with annual base salary in excess of $75,000 per year, or (iv) enter into any policy, trust fund, collective bargaining agreement or arrangement for the benefit of any director, officer or employee of Holding or any of its Subsidiaries;

(u) abandon, assign, permit to lapse, sell, transfer or grant a license of any Entity Owned IP, other than licenses entered into in the Ordinary Course of Business;

(v) terminate the employment of any director, officers or employees, except in the Ordinary Course of Business; or

(w) authorize, or commit or agree to take, any of the foregoing actions listed in this Section 5.2.

5.3 Code Section 280G. As soon as reasonably practicable following the date of this Agreement, Holding will identify each employee or other service provider of the Entities who may become eligible to receive payments in connection with the transactions contemplated by this Agreement (either alone or in conjunction with another event) which, without regard to this subsection, would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Thereafter, Holding will use commercially reasonable efforts to promptly (a) obtain from each such employee or other service provider a waiver of any “parachute payment” that is not approved by the stockholders in accordance with Section 280G(b)(5)(B) of the Code, and (b) submit such amounts for stockholder approval in accordance with the requirements of Section 280G(b)(5) of the Code, in each case no later than five Business Days before the Closing Date. Holding will provide Parent with copies of the waiver and stockholder approval documents (including the disclosure statement and back-up calculations) for Parent’s review, comment and consent (which consent will not be unreasonably withheld, conditioned or delayed) within a reasonable period of time before submission of such documents to employees, service providers, and stockholders, as applicable, and will make such changes to the documents as may be reasonably requested by Parent in order to satisfy the stockholder approval exemption from Section 280G of the Code. Holding will provide Parent with a copy of the final waivers and stockholder approval documents that are submitted to employees, service providers, and stockholders, with a certification that such documents were timely submitted to employees, service providers, and Stockholders prior to the Closing Date as provided in this section.

5.4 Use of Cash. The Entities may, at any time prior to the third (3rd) Business Day immediately preceding the Closing Date, withdraw any cash and cash equivalents from the bank and other deposit accounts of the Entities to prepay Indebtedness (provided that in the event of any such prepayment, an updated Indebtedness Pay-off Letter shall be required with respect thereto for purposes of Section 2.3 and Section 2.4) or to make distributions to the Stockholders by transferring such cash to the Representative as agent for the Stockholders. Parent and MergerSub acknowledge and agree that the Merger is to be effected on a “cash-free” basis, and no such withdrawal of cash from the Entities shall be a breach of any representation or warranty or a violation of any covenant in this Agreement; provided, however, that the parties agree to reasonably cooperate to ensure that $2,000,000 of cash and cash equivalents remain in the bank and other deposit accounts of the Entities to allow the Entities to operate in the Ordinary Course of Business immediately following the Closing. Any such cash and cash equivalents that remain in the bank and other deposit accounts of the Entities following the Closing shall be assets for the purpose of the calculation of Working Capital.

5.5 Notice Regarding Changes.

(a) Holding shall promptly inform Parent in writing of any change in facts and circumstances that could reasonably be expected to render the representations and warranties made herein by Holding inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

(b) Parent shall promptly inform Holding in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by Parent inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

5.6 Legal Requirements; HSR Act. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Without limiting the foregoing, within five (5) Business Days after the date hereof, each of the parties (or their ultimate parent entities) shall file any notification and report forms and related materials that it may be required to file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice under the HSR Act, shall request early termination of the applicable waiting period and shall provide any additional information that may be necessary, proper or advisable in connection therewith. Parent shall keep Holding fully apprised of its actions with respect to all filings and submissions and shall promptly provide Holding with copies of any responses or notices from any Governmental Authority with respect thereto. Each of the parties shall bear its own costs and expenses in preparing such filings and submissions; provided, however, that Parent shall pay all the filing fees in connection therewith to the FTC.

5.7 Resignations. Holding shall cause to be delivered to Parent on the Closing Date the resignations of the members of the Board of Directors (or similar governing body) and officers of each Entity, such resignations to be effective concurrently with Closing.

5.8 Affiliate Obligations. On or before the Closing Date, all liabilities and obligations between any of the Entities, on the one hand, and one or more of its Affiliates (including Fund V) on the other hand, including (i) any and all Indebtedness between the Entities on the one hand, and one or more of their Affiliates (including Fund V), on the other hand, and (ii) any and all Contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein, including pursuant to Section 7.5) between the Entities on the one hand, and one or more of their Affiliates (including Fund V), on the other hand, shall be terminated in full, without any liability for the Entities thereof following the Closing, other than, to the extent that any employee of Holding or an Entity is an Affiliate thereof, with respect to liabilities relating to such employment relationship incurred in the Ordinary Course of Business and the payment of benefits and compensation in the Ordinary Course of Business. Without limiting the foregoing, prior to the Closing Date, Holding shall have caused all Intercompany Accounts to be entirely satisfied, retired, repaid or cancelled. For purposes of this Agreement, “Intercompany Accounts” means all payables, receivables or debt between any Entity, on the one hand, and any other Entity, on the other hand.

5.9 Schedule Updates. After the date hereof, Holding shall deliver to Parent from time to time but not later than two (2) Business Days prior to the Closing a supplement to the schedules delivered by Holding on the date hereof under Article III (the “Supplement”) to reflect any fact or condition occurring after the date hereof that would cause a breach of a representation and warranty of Holding had such representation or warranty been made on the Closing Date; provided that no such Supplement shall (i) have any effect for purposes of Parent’s right to indemnification or in determining satisfaction of the conditions set forth in Section 6.2 or (ii) in any way limit Parent’s exercise of its rights hereunder. Nothing in this Agreement, including this Section 5.9, will imply that Holding is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

5.10 No Shop.

(a) Effective as of immediately following the execution of this Agreement, Holding shall, and Holding shall cause each of the Entities’ respective officers, directors, employees,

consultants, advisors, representatives and other agents to (i) discontinue and cause to be terminated any activities or negotiations currently in process or under discussion with any Person regarding any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of, any of the Entities, and (ii) refrain from, directly or indirectly, taking any action to solicit, initiate, participate, facilitate or cooperate in or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of, any of the Entities (each, a “Proposal”), in each case other than in connection with the transactions contemplated by this Agreement.

(b) Upon execution of this Agreement, Holding will immediately discontinue and cause to be terminated any access to any data room (whether virtual or physical) and other non-public information with respect to any Entity or other due diligence activities on the part of any Person other than Parent and its officers, directors, employees, consultants, advisors, representatives and other agents and shall use reasonable best efforts to cause (including by exercising and enforcing all contract rights of Holding or any Entity to cause) any such Person (or its agents or advisors) in possession of confidential information about Holding or any other Entity that was furnished by or on behalf of Holding, any other Entity, or the Representative, to return or destroy all such information.

5.11 Stockholder Approval.

(a) Holding and the Representative will use reasonable best efforts to obtain the Written Consent from each Stockholder and to obtain the Holding Stockholder Approval as promptly as practicable following the execution and delivery hereof, and in any event within twenty-four (24) hours following the time of execution of this Agreement in compliance with applicable Legal Requirements.

(b) Prior to the execution of this Agreement, the Company will have prepared (and will have provided Parent with a reasonable opportunity to review and comment on an information statement to be distributed to all Shareholders together with the Written Consent in connection with soliciting the approval of the Shareholders of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Information Statement”). The Information Statement shall include the Holding Recommendation, shall comply with all applicable Laws and this Section 5.11 and shall include appropriate information regarding Holding, the terms of the Merger and this Agreement and the Holding Recommendation (as reasonably determined by the Company and considering in good faith Parent’s view). Immediately following the execution and delivery of this Agreement, Holding will submit this Agreement and the transactions contemplated hereby, including the Merger, to the Stockholders for approval and adoption as contemplated by the Written Consent and, in connection therewith, will distribute to the Stockholders a copy of the Information Statement, which may be by means of electronic transmission and any other means permitted under the DGCL and the Holding Organizational Documents. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Stockholders for their adoption and approval immediately following the execution and delivery of this Agreement whether or not a Proposal shall have been publicly proposed or announced or otherwise submitted to Holding, the Representative or any Stockholder. Holding will deliver to Parent a true, correct and complete copy of the Written Consent, as executed by each Stockholder (or by Representative to the extent holding, and pursuant to, a valid proxy for such Stockholder), as soon as practicable upon the delivery thereof.

(c) Promptly following receipt of the Holding Stockholder Approval, Holding and the Representative will deliver notice of the approval of the Merger and the other actions approved by the Written Consent, as well as any notices required to be delivered in connection with appraisal rights, to the Stockholders pursuant the DGCL and the Holding Organizational Documents.

(d) Parent, as the sole stockholder of MergerSub, shall, on the date hereof immediately following execution and delivery of this Agreement, execute and deliver to Holding and Representative, the Sole Stockholder Consent.

5.12 Financing Cooperation. Each of the Entities shall, and shall cause each of their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers and other representatives to, cooperate with Parent in Parent’s efforts to comply with its obligations under its existing borrowing facilities and any other financing Parent elects to use to consummate the financing of the transactions contemplated by this Agreement (collectively, the “Parent Financing”). Such cooperation shall include, to the extent reasonably requested by Parent, using commercially reasonable efforts to (i) provide direct contact between prospective financing sources and the appropriate officers and directors of the Entities (including participation in due diligence sessions) at reasonable times and on a reasonable number of occasions, (ii) cooperate with Parent’s preparation of confidential information memoranda, preliminary offering memoranda, financial information and other customary materials to be used in connection with obtaining such financing (including the provision of due diligence materials), (iii) reasonably cooperate with the marketing efforts of Parent and its financing sources for such financing, including use of the Entities’ logos and participate in management presentation sessions, “road shows” and sessions with rating agencies at reasonable times and on a reasonable number of occasions, (iv) provide assistance in obtaining any consents of third parties necessary in connection with such financing, (v) provide assistance in extinguishing the Indebtedness of the Entities and releasing the Liens securing such indebtedness or other obligations, (vi) cooperate with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (vii) cooperate with Parent in obtaining legal opinions from Parent’s counsel to be delivered in connection with such financing, and (viii) assist Parent in obtaining the cooperation of the independent accountants of the Entities in connection with such financing, including with respect to the delivery of accountants’ comfort letters.

5.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any the other transactions contemplated hereby, Holding and the board of directors of Holding will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

5.14 Termination of Stockholder Agreements. Holding shall, and shall cause the applicable Stockholders to, cause the termination, effective immediately prior to the Closing Date, of all shareholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar agreements or contracts relating to Holding to which any of them may be party, in each case, without any liability to Holding or any Entity.

ARTICLE VI - CONDITIONS TO HOLDING’S AND PARENT’S OBLIGATIONS

6.1 Conditions to Obligations of Holding. The obligations of Holding to carry out the transactions contemplated by this Agreement are subject, at the option of Holding, to the satisfaction, at or prior to the Closing Date, or waiver by Holding of the following conditions:

(a) The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Parent and MergerSub shall have performed and satisfied in all material respects the covenants and agreements required by this Agreement to be performed and satisfied by them at or prior to the Closing and Representative shall have received a certificate duly executed by an officer of Parent with respect to the foregoing.

(b) As of the Closing Date, no court or other Governmental Authority shall have issued an order which is then in effect restraining or prohibiting the completion of the transactions contemplated hereby, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Legal Requirement or order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes consummation of the Merger illegal.

(c) Parent shall have furnished Holding with a certified copy of all necessary corporate action on its behalf and on behalf of MergerSub approving its execution, delivery and performance of this Agreement.

6.2 Conditions to Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to carry out the transactions contemplated by this Agreement are subject, at the option of Parent, to the satisfaction, at or prior to the Closing Date, or waiver by Parent of the following conditions:

(a) The Business Representations and the representations and warranties set forth in Section 3.27 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing, and the Fundamental Representations (excluding the representations and warranties set forth in Section 3.27) shall be true and correct in all respects at and as of the date of this Agreement and the Closing, and Holding shall have performed and satisfied in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing and Parent shall have received a certificate duly executed by an officer of the Entities with respect to the foregoing and clause (b) below.

(b) There shall not have occurred from the date of this Agreement any event or development that has had or is reasonably expected to have a Material Adverse Effect.

(c) Parent shall have received copies of Stockholder Support Agreements executed by stockholders of Holding representing at least 92.5% of the outstanding Common Stock. The Stockholder Support Agreements shall remain in full force and effect on and as of the Closing Date, and each of such Stockholders thereto shall have performed and complied, in all material respects, with all of its covenants and obligations contained in such Stockholder Support Agreement required to be performed on or prior to the Closing Date.

(d) The Non-Competition Agreements shall remain in full force and effect.

(e) As of the Closing Date, no court or other Governmental Authority shall have issued an order which is then in effect restraining or prohibiting the completion of the transactions contemplated hereby, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Legal Requirement or order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes consummation of the Merger illegal.

(f) Parent shall have received each document or other delivery required to be delivered to it pursuant to Section 2.3 and Section 2.4 hereof.

(g) The Representations and Warranties Insurance Policy, in then-prevailing market terms for products of this type, shall have been issued and be in full force and effect

(h) All necessary approvals of Governmental Authorities required under the HSR Act shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(i) The Holding Stockholder Approval shall have been obtained and remain in full force and effect.

ARTICLE VII - POST-CLOSING OBLIGATIONS

7.1 Further Assurances. Following the Closing, Representative, Surviving Corporation and Parent shall execute and deliver such documents, and take such other action, as shall be reasonably requested by the other party or parties to carry out the transactions contemplated by this Agreement.

7.2 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereunder, without the advance approval in writing of the form and substance thereof by each of the other parties (but after having received such approval, a party may thereafter disclose freely any information contained in such approved release or public statement without any need for further approval), except (a) as required by any applicable Legal Requirement or stock exchange regulation (in which case, so far as legally permitted and reasonably practicable, there shall be consultation among the parties prior to such announcement), (b) Parent, Fund V and/or their respective Affiliates may make customary disclosures to the investment community (including current and prospective Trivest investors) and to their banks and advisors to the extent such disclosure is (i) consistent with, and not containing any more information than is set forth in, any disclosure filed or furnished by Parent with or to the Securities and Exchange Commission or (ii) in form and substance approved in advance by Parent (in the case of any such disclosure by Fund V or any of its Affiliates) or Representative (in the case of any such disclosure by Parent) and (c) as necessary to enforce its rights under this Agreement.

7.3 Post-Closing Indemnity.

(a) Subject to the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, the Stockholders, severally and not jointly, by virtue of the Merger and, as applicable, pursuant to the Stockholder Support Agreements, shall indemnify and hold harmless Parent, Parent’s Affiliates, and their respective directors, officers, employees, agents, representatives, advisors, successors and assigns (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) from and against any and all Damages incurred arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Holding or Representative in Article III of this Agreement (it being agreed and acknowledged by the parties that for purposes of determining any breach, or the Damages relating to any breach, of any such representation or warranty of Holding or Representative, such representations and warranties of Holding or Representative shall be deemed not qualified by any references therein to materiality or Material Adverse Effect), (ii) a breach or default in performance by Holding or Representative of any covenant or agreement of Holding or Representative contained in this Agreement or any Collateral Agreement, (iii) any Seller Transaction Expenses or any Indebtedness of the Entities to the extent not taken into account to reduce the Merger Consideration as finally determined pursuant to Section 2.7; (iv) any claim in respect of Dissenting Shares and payments in excess of the applicable portion of the Merger Consideration as determined under this Agreement that the holder(s) of any Dissenting Shares would have received in the Merger for such Dissenting Shares had such Dissenting Shares been converted pursuant to Section 1.6, and all interest, costs, expenses and fees incurred by Parent, Holding and the Surviving Corporation in connection with the exercise or attempted exercise of any dissenters’ or appraisal rights; (v) any claims made by any Stockholder of the type that would have been released pursuant to the Stockholder Support Agreement had such Stockholder executed such an agreement; and (vi) any claims made for additional amounts owed by the Company in connection with the termination of the Contract set forth on Schedule 3.15(c).

(b) Subject to the other provisions of this Agreement (including, but not limited to, Section 9.1 hereof), from and after the Closing, Surviving Corporation shall indemnify and hold harmless the Stockholders, Stockholders’ Affiliates, and their respective directors, officers, employees, agents, representatives, advisors, successors and assigns (each, a “Stockholder Indemnified Party” and, collectively, the “Stockholder Indemnified Parties”) from and against any and all Damages incurred or to be incurred arising out of or resulting from or relating to (i) a breach of, or inaccuracy in, any of the representations or warranties made by Parent in Article IV of this Agreement (it being agreed and acknowledged by the parties that solely for purposes of determining the Damages relating to any breach of any such representation or warranty of Parent, such representations and warranties of Parent shall be deemed not qualified by any references therein to materiality), and (ii) a breach or default in performance by Parent or MergerSub of any covenant or agreement of Parent or MergerSub contained in this Agreement or any Collateral Agreement.

(c) By execution of a Stockholder Support Agreement, each Stockholder shall severally and not jointly indemnify and hold harmless each Parent Indemnified Party from and against, and each Stockholder waives any claim for contribution or indemnity from any Parent Indemnified Parties (including the Surviving Corporation) with respect to any Damages incurred or to be incurred by any of the Parent Indemnified Parties, arising out of or resulting from or relating to (i) a breach of, or inaccuracy in, any of the representations or warranties made by such Stockholder in such Stockholder Support Agreement, it being agreed and acknowledged with respect to this Section 7.3(c) that each Stockholder is providing indemnity only with respect to breaches of representations and warranties made by such Stockholder in the Stockholder Support Agreement to which he, she or it is a party and (ii) any breach or default in performance by such Stockholder of any covenant or agreement of such Stockholder contained in such Stockholder Support Agreement to which it is a party, it being agreed and acknowledged with respect to this Section 7.3(c) that each Stockholder is providing indemnity only with respect to breaches of covenants or agreements made by such Stockholder in the Stockholder Support Agreement to which he, she or it is a party.

(d) Any payment pursuant to the provisions of this Section 7.3 shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

7.4 Director and Officer Liability and Indemnification.

(a) Parent agrees that the rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers or officers of the Entities (“Covered Persons”), at the levels provided in the respective certificates of incorporation or bylaws (or equivalent constituent documents) as of immediately prior or the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date. Notwithstanding the foregoing, the obligations of Parent and the Surviving Corporation, or their respective successors, shall be subject to any limitation imposed by applicable Legal Requirements and shall not be deemed to release any Covered Person from his or her obligations pursuant to any Collateral Agreement. No Covered Person has any right of contribution, indemnification or right of advancement from Parent, Surviving Corporation or any of their successors with respect to any Damages claimed by any of the Parent Indemnified Parties against such Covered Person in his or her capacity as a Stockholder pursuant to this Agreement or any Collateral Agreement.

(b) Prior to or simultaneously with the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which provides “directors and officers” insurance coverage for a period of six (6) years for each of the individuals who were officers, directors, managers or similar functionaries of any of the Entities at or prior to the Closing Date (such policy the “D&O Tail Policy”); provided, however, that the total cost of the D&O Tail Policy to Parent shall not exceed $75,000.

7.5 Books and Records. For a period of six (6) years from the Closing, the Surviving Corporation shall provide to Representative reasonable access to the books and records of the Entities upon reasonable advance written notice during regular business hours and without undue interruption to the Entities’ businesses, for the purpose of obtaining information reasonably required in connection with the preparation of Tax Returns or the defense of any Third Party Claim pursuant to Section 9.1, and will permit Representative to make copies of any such information (at Representative’s sole cost and expense); provided, however, the Surviving Corporation shall have no obligation to retain such books and records of the Entities for a period of time which is greater than the length of Parent’s customary records retention period for books and records of such type. Notwithstanding the foregoing, none of Parent, Holding, nor any other Entity shall have any obligation to provide Representative with any information or documents the disclosure of which is prohibited or restricted under applicable Legal Requirements or is legally privileged.

7.6 Employment Covenants.

(a) During the period commencing on the Closing Date and ending on the earlier of (i) the date which is twelve (12) months from the Closing Date and (ii) the date of the employee’s termination of employment with the Operating Companies, Parent shall and shall cause each applicable Operating Company to provide each employee who remains employed immediately after the Closing (“Continuing Employee”) with: (i) base salary or hourly wages which are substantially similar to the base salary or hourly wages provided by the applicable Operating Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are substantially similar to the target bonus opportunities (excluding equity-based compensation) (A) provided by the applicable Operating Company immediately prior to the Closing or (B) provided by Parent and its Affiliates to similarly situated employees of Parent and its Affiliates; (iii) retirement and welfare benefits that are substantially similar in the aggregate as those (A) provided by the applicable Operating Company immediately prior to the Closing or (B) provided by Parent and its Affiliates to similarly situated employees of Parent and its Affiliates; and (iv) severance benefits as set forth on Schedule 7.6(a).

(b) With respect to any employee benefit plan maintained by Parent or its Affiliates (collectively, “Parent Benefit Plans”) in which any Continuing Employees will participate effective as of the Closing, Parent shall, or shall cause the applicable Operating Company to, to the extent permitted by the terms of the applicable Parent Benefit Plan, recognize all service of the Continuing Employees with the Operating Companies as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Employee Plan. With respect to any employee welfare benefit plans maintained by Parent or its Affiliates in which any Continuing Employees will participate effective as of the Closing, Parent shall, to the extent permitted by the applicable Parent Benefit Plan, cause all pre-existing conditions or eligibility limits to be waived and give effect to claims incurred, amounts paid by and amounts reimbursed to employees of the target company prior to the Closing when determining any deductible and maximum out-of-pocket limits under such employee welfare benefit plans.

(c) This Section 7.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.6 shall not create any right in any employee or any other Person to any continued employment with the Operating Companies, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

ARTICLE VIII - TAX MATTERS

8.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and Representative for certain Tax matters following the Closing Date:

(a) Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Entities for all taxable periods (i) ending prior to the Closing Date, the due date (including valid extensions of time to file) of which is after the Closing Date, or (ii) including the Closing Date, in each case, in the manner Parent, in its sole good faith and discretion, deems appropriate.

(b) Cooperation on Tax Matters. Parent, the Surviving Corporation, the Entities, and Representative shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, without limitation, (i) written notification of any audit, litigation or other proceeding with respect to Taxes which could increase the liability of a party pursuant to this Agreement within thirty (30) days of the other party’s awareness of the initiation of such audit, litigation or other proceeding, and (ii) the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Representative, Parent, and the Surviving Corporation and the Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Entities relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice (but not less than 10 days) prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Surviving Corporation and the Entities or Representative, as the case may be, shall allow the other party to take possession of such books and records.

8.2 Transfer Taxes. All federal, state, local, foreign and other transfer (including Taxes imposed on the indirect transfer of any Subsidiary of Holding pursuant to this Agreement), sales, use or similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (together with the costs of preparing any related Tax Returns, “Transfer Taxes”) shall be borne 50% by the Representative (on behalf of the Stockholders) and 50% by Parent. Parent shall timely file all Tax Returns required in connection with any Transfer Taxes.

8.3 Tax Sharing Agreements. Any and all Tax Sharing Agreements between any of the Entities, on the one hand, and any other Person, on the other, shall be terminated as of the Closing Date and, from and after the Closing Date, none of the Entities shall be obligated to make any payment pursuant to any such agreement for any past or future period.

ARTICLE IX - MISCELLANEOUS

9.1 Limitation on Liability.

(a) The representations and warranties of Holding, the Representative and Parent set forth in this Agreement shall survive the Closing, for the periods as expressly provided in Section 9.1(b). The covenants and obligations contained herein will survive the Closing to the extent necessary to give effect to their respective terms.

(b) Stockholders shall have no liability to indemnify the Parent Indemnified Parities pursuant to clause (i) of Section 7.3(a) with respect to the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.18(c), Section 3.23, Section 3.27, Section 3.32 through Section 3.35 (collectively the “Fundamental Representations”), in each case unless Representative receives notice in writing from a Parent Indemnified Party of such Parent Indemnified Party’s claim under said indemnity on or before the six (6) year anniversary of the Closing Date, at which time the Fundamental Representations shall expire. Stockholders shall have no liability to indemnify Parent Indemnified Party pursuant to clause (i) of Section 7.3(a) with respect to the representations and warranties set forth in Section 3.1(b), Sections 3.6 through Section 3.22 (other than Section 3.18(c)), Section 3.24 through Section 3.26, Section 3.28 through Section 3.31 (collectively the “Business Representations” and collectively with the Fundamental Representations, the “Representations”), in each case unless Representative receives notice in writing from a Parent Indemnified Party of such Parent Indemnified Party’s claim under said indemnity on or before the three (3) year anniversary of the Closing Date, at which date the Business Representations shall expire. Any notice shall specify the alleged misrepresentation or breach of warranty or covenant with reasonable particularity, the sections of this Agreement alleged to have been breached, a good faith estimate (if possible, and based on the information available at that time) of the Damages claimed, and all relevant material facts then known. Notwithstanding the foregoing, the foregoing limitations shall not apply in the case of fraud; and, to avoid doubt, a Parent Indemnified Party or a Stockholder Indemnified Party shall be entitled to submit a claim for indemnification for reasonably anticipated Damages in advance of the actual incurrence by any such persons of the same so long as the underlying breach occurs prior to the expiration of the applicable survival period, which claim, if submitted prior to the expiration of an applicable survival period with regard to the underlying matter, shall preserve such person’s rights to continue to assert such claim (and any Damages relating thereto) relating to the underlying matter following the expiration of the otherwise applicable survival period and shall preserve such person’s rights in the Escrow Agreement or otherwise pursuant to this Agreement with respect to such claim.

(c) For purposes of the indemnification contemplated by Section 7.3(a)(i) hereof, all qualifications and exceptions contained in the Article III representations and warranties relating to materiality, Material Adverse Effect or words of similar impact (but not specific dollar thresholds) shall be disregarded. However, Stockholders shall be obligated to indemnify as and to the extent set forth in Section 7.3(a)(i) of this Agreement with respect to the Representations only if and to the extent the aggregate of all of their Damages to which such indemnity obligations apply exceeds the Deductible, whereupon indemnification shall be available to the Parent Indemnified Parties for the aggregate amount of such losses under Section 7.3(a)(i) up to a maximum amount equal to the Maximum Payment Amount; provided that the foregoing limitations shall not apply with respect to breaches of the Fundamental Representations. From and after the Closing (but subject to the provisions of this Section 9.1), after Stockholders’ payment of the Maximum Payment Amount as provided in the preceding sentence, in the absence of fraud, any and all claims for indemnification under Section 7.3(a)(i) with respect to breaches of Representations shall be satisfied solely by recovery under the Representations and Warranties Insurance Policy; provided that the foregoing limitations shall not apply with respect to breaches of the Fundamental Representations. Notwithstanding the foregoing or anything else to the contrary contained herein, the Deductible shall apply to all claims for indemnification pursuant to Section 7.3(a)(i) with respect to the representations and warranties set forth in Sections 3.5 and 3.34. Notwithstanding anything to the contrary contained herein, any amounts payable by Stockholders for indemnification claims under Section 7.3(a)(i) with respect to breaches of Representations shall be satisfied first from the Indemnity Escrow Amount (and, to avoid doubt, the Gain Share Percentage of the Indemnity Escrow Amount shall be available for any amounts payable by Stockholders for indemnification claims from the Indemnity Escrow Amount). From and after the Closing, in the absence of fraud, the aggregate amount of Damages that may be recovered by the Parent Indemnified Parties under Section 7.3(a)(ii) through (vi) (inclusive) shall be an amount equal to the Merger Consideration (as finally determined pursuant to Section 2.7).

(d) The parties hereto acknowledge and agree that Parent has obtained the Representations and Warranties Insurance Policy with respect to the representations and warranties contained in Article III. Parent’s sole and exclusive recourse for Representative’s and/or the Stockholders’ indemnification obligations pursuant to Section 7.3(a)(i) with respect to Damages in excess of the Maximum Payment Amount shall be limited to filing a claim under the Representations and Warranties Insurance Policy, except with respect to breaches of Fundamental Representations and except in the case of fraud. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, PARENT ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, THAT, OTHER THAN WITH RESPECT TO BREACHES OF FUNDAMENTAL REPRESENTATIONS AND IN THE CASE OF FRAUD , HOLDING AND REPRESENTATIVE SHALL NOT HAVE ANY DIRECT OR INDIRECT LIABILITY (DERIVATIVELY OR OTHERWISE) WITH RESPECT TO ANY BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OF THIS AGREEMENT, EXCEPT TO THE EXTENT OF THE MAXIMUM PAYMENT AMOUNT. PARENT FURTHER ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, THAT EXCEPT IN THE CASE OF FRAUD, PARENT’S ONLY RECOURSE IN THE EVENT OF ANY BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OF THIS AGREEMENT OTHER THAN THE FUNDAMENTAL REPRESENTATIONS, IF THE MAXIMUM PAYMENT AMOUNT SHALL HAVE BEEN PAID BY REPRESENTATIVE, SHALL BE TO FILE A CLAIM UNDER THE REPRESENTATIONS AND WARRANTIES INSURANCE POLICY. The provisions of this Section 9.1, including the limited remedies provided herein, were specifically bargained-for by the parties to this Agreement, and were taken into account by the parties in arriving at the amount of the Merger Consideration. Holding and Representative expressly have relied upon the provisions of this Section 9.1, including the limited remedies provided herein, together with the provisions of Section 4.7, in agreeing to accept the Merger Consideration and in agreeing to provide the specific representations and warranties set forth in Article III of this Agreement.

(e) From and after the Closing, and subject to Section 7.4(b) and the rights of Parent under the Representations and Warranties Insurance Policy, and in the absence of fraud, the sole and exclusive remedy of each party with respect to any breach of a representation, warranty, covenant or agreement in this Agreement shall be pursuant (and only pursuant) to the indemnification provisions set forth in Section 7.3, Article VIII and this Section 9.1 and in the Stockholder Support Agreements; provided that notwithstanding anything in this Section 9.1(e), each party shall be entitled to seek specific performance and injunctive relief in connection with any breach or threatened breach of a covenant or agreement herein, and (ii) to avoid doubt, none of the limitations set forth in Section 9.1(c) shall be applicable to claims for indemnification other than pursuant to Section 7.3(a)(i).

(f) In the event that Parent seeks indemnification on behalf of a Parent Indemnified Party, or the Representative seeks indemnification on behalf of a Stockholder Indemnified Party, such party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially damaged thereby. Subject to the terms hereof, the Indemnifying Party shall, within thirty (30) days of receipt of a notice pursuant to this Section 9.1(f), either pay the amount of any valid claim or deliver written notice to the Indemnified Party disputing such claim in whole or in part; provided, however, the failure of the Indemnifying Party to deliver a written notice disputing such claim within the thirty (30) day period shall be deemed as a dispute of such claim in its entirety. In cases where the Indemnifying Party disputes a claim hereunder, the Indemnified Party shall promptly consult with the Indemnifying Party in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and the Indemnifying Party within thirty (30) days, the Indemnified Party may seek to enforce its rights under Section 7.3 and this Section 9.1 as set forth in this Agreement. For purposes of Section 7.3 and this Section 9.1, the Representative has the full, and sole and exclusive, authority to act, and shall act, on behalf of the Representative, the Stockholders and any Stockholder Indemnified Person as either an Indemnifying Party or the Indemnified Party, and a notification to the Representative shall be deemed to constitute a notification of each Stockholder.

(g) If any third party shall notify in writing any Indemnified Party with respect to the assertion by such third party or any other person not a party hereto of a claim or commencement of any proceeding (a “Third Party Claim”) that would reasonably be expected to give rise to a claim for indemnification against any Indemnifying Party under Section 7.3, then the Indemnified Party shall reasonably promptly notify each Indemnifying Party thereof in writing; provided that the failure of an Indemnified Party to give the Indemnifying Party such notice within such time period shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(h) Any Indemnifying Party will have the right to litigate, contest and defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (and, subject to Section 9.1(i) hereof, negotiate and settle such Third Party Claim) so long as (i) the Indemnifying Party notifies the Indemnified Party in writing by delivering an unconditional acknowledgement, within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Damages the Indemnified Party suffers or could reasonably be expected to suffer resulting from or arising out of the Third Party Claim, (ii) the Third Party Claim does not seek a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party or involve criminal allegations against the Indemnified Party, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim would not reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party, or to exceed the amount to which the Indemnified Party would be entitled to indemnification hereunder by more than 50% of such amount, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. In the event that the Indemnifying Party does not elect (within the requisite thirty (30) day period) to, or does not have the right to, control the defense and settlement of a Third Party Claim pursuant to the immediately preceding sentence, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(i) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with the first sentence of Section 9.1(h) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably, it being agreed that it would be unreasonable to withhold consent to a settlement pursuant to which (x) there is no finding or admission of any violation of law or any violation of the rights of any person, or finding of responsibility or liability on the part of the Indemnified Party, or obligation of the Indemnified Party for any damages or other amount (other than monetary damages that are paid in full by the Indemnifying Party), or any Lien on any property of the Indemnified Party, or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(j) Parent shall not be entitled to indemnification with respect to a breach of any representation or warranty set forth in this Agreement if and to the extent that the Damages incurred or to be incurred by the Parent Indemnified Parties arising out of or resulting from or related to such breach were actually taken into account in, included in or resolved by or as part of the determination of the Merger Consideration (as finally determined in accordance with Section 2.7) (in each such case, as evidenced by written communications exchanged between Parent and the Representative or their respective accountants, or the Settlement Accountants). To the extent required under applicable law, each Indemnified Party will use commercially reasonable efforts to avoid or mitigate any Damages which it or any other Indemnified Party may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement.

(k) No information or knowledge acquired, or investigations conducted, by Parent or its Representatives, of Holding, any Subsidiary of Holding, or any of their respective businesses, assets, liabilities or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification or other claim by Parent or any Parent Indemnified Party under this Agreement.

(l) Neither the Representative nor any Stockholder shall have any claim for contribution from or against the Surviving Corporation or any of its Subsidiaries as a result of any indemnification or other payments made to any Parent Indemnified Party pursuant to this Agreement.

(m) Notwithstanding anything to the contrary contained herein, with respect to any indemnification pursuant to Section 7.3(a)(vi), (i) the Stockholders shall have no liability to indemnify any Parent Indemnified Party with respect thereto unless a claim is brought against the Company for additional amounts owed in connection with the termination of the Contract set forth on Schedule 3.15(c) and the Representative receives notice thereof in writing from Parent of such claim on or before the one (1) year anniversary of the Closing Date, (ii) the aggregate amount of all Damages for which the Stockholders shall be liable shall not exceed $330,000 and (iii) the Indemnified Party shall not be entitled to control, and the Indemnifying Party shall be entitled to have sole control over, the defense or settlement of any such claim.

9.2 Confidentiality.

(a) Prior to the Closing, each of the parties shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, or Holding, or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by any Stockholder, any party hereto, any of their respective Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information disclosed in connection with a party’s enforcement of its rights hereunder, and (iii) information that is required to be disclosed by Parent, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable Legal Requirement (including the requirements of any stock exchange), provided that Parent shall promptly notify Holding and Representative of any disclosure pursuant to clause (iii) of this Section 9.2. If this Agreement is terminated in accordance with its terms, the Confidentiality Agreement shall remain in effect in accordance with its terms. If the Closing occurs in accordance with this Agreement, the Confidentiality Agreement shall be terminated at the Closing Date. Notwithstanding anything herein to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal tax treatment and tax structure of any transactions contemplated by this Agreement.

(b) After the Closing, Representative shall not, and shall cause its Affiliates and its and their respective representatives to hold in strict confidence all, and not divulge or disclose any, or use any, confidential documents or information concerning the Entities or the Business; provided, however, that the foregoing obligation of confidence shall not apply to: (i) information that is or becomes generally available to the public other than as a result of a disclosure by any Stockholder, or the Representative, or any of their respective Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information disclosed in connection with Representative’s enforcement of its rights hereunder, and (iii) information that is required to be disclosed by Representative, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable Legal Requirement (including the requirements of any stock exchange), provided that Representative shall promptly notify Parent of any disclosure pursuant to clause (iii) of this Section 9.2(b).

9.3 Brokers. Regardless of whether the Closing shall occur, (i) Fund V shall indemnify and hold harmless Parent from and against any and all liability for any broker’s or finder’s fees arising with respect to brokers or finders retained or engaged by or on behalf of Fund V or its Affiliate in respect of the transactions contemplated by this Agreement, and (ii) Parent shall indemnify and hold harmless Fund V from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by or on behalf of Parent or its Affiliate in respect of the transactions contemplated by this Agreement. Section 9.3 shall survive termination of the Agreement.

9.4 Costs and Expenses. Except as otherwise expressly set forth herein, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Parent shall be responsible the full amount of the Representations and Warranties Policy Fees, and the Stockholders (and the Representative, on behalf of the Stockholders), and not Parent, Holding or any other Entity, shall be responsible for the full amount of any Seller Transaction Expenses.

9.5 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally; mailed by registered or certified mail, postage prepaid and return receipt requested; delivered by nationally or internationally recognized overnight delivery service; or given by electronic mail or facsimile, as follows:

IF TO PARENT AND/OR MERGERSUB:

Energizer Holdings, Inc.
533 Maryville University Dr.
St. Louis, MO 63141
Attn: General Counsel

with a copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102-2750
Attention: Steven M. Baumer
email: smbaumer@bryancave.com
Fax No: (314) 259-2020

IF TO HOLDING (PRE-CLOSING)
AND/OR REPRESENTATIVE:

c/o Trivest Partners V, L.P.
550 S. Dixie Highway
Suite 300
Coral Gables, FL 33146
Attn.: David Gershman
email: DGershman@trivest.com
Telecopy No.: (305) 858-1629

With a copy to:

Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attn.: Matthew Miller
email: millerma@gtlaw.com
Fax No.: (954) 765-1477

Each of the above addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery shall be effective upon actual receipt. Notice given by registered or certified mail shall be effective three days after deposited in the U.S. mail, certified or registered mail, postage pre-paid. Notice sent domestically by a nationally recognized overnight delivery serve shall be effective the first day following the date given to such overnight delivery service (if specified for overnight delivery). Notice sent internationally be an internationally recognized overnight delivery service shall be effective the second day following the date given to such overnight delivery service (if specified for overnight delivery). Notice given by electronic mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile or email transmission shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail, overnight delivery such as Federal Express, or personal delivery.

9.6 Governing Law; Dispute Resolution.

(a) The provisions of this Agreement and the documents delivered pursuant hereto and all claims or causes of action (whether in contract or in tort, or whether at law or in equity) that may be based upon, arise out of or relate to this Agreement, including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or alleged to be made in connection with this Agreement or allegedly made as an inducement to enter into this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SET FORTH IN SECTION 9.5 OF THIS AGREEMENT AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR FIVE BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPARED.

(b) Each party to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim or legal proceeding of any kind (whether pursuant to a legal requirement, in equity, in Contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable legal requirements exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.7 Entire Agreement; Amendments and Waivers. This Agreement and the Collateral Agreements, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including any confidentiality agreement and/or letter of intent), and there are no warranties, representations, promises, assurances, guaranties, or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or expressly contemplated hereby. This Agreement may be amended, modified or supplemented only in writing signed by Parent, MergerSub, Holding and the Representative; provided, however, that the provisions specifically relating to the Financing Sources set forth in Sections 2.5(b)(ii), 5.12, 9.6, 9.8 and 9.14 and this Section 9.7 may not be amended in a manner materially adverse to the Financing Sources without the written consent of the Financing Sources. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.8 Binding Effect and Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto, other than for collateral purposes, without the prior written consent of the other parties; provided, however, that Parent shall have the right to transfer and assign any of its rights, benefits or obligations hereunder to any entity which is controlled directly or indirectly by Parent. Nothing in this Agreement, express or implied, shall grant to or confer, or is intended to grant to or confer, upon any Person (other than the parties hereto) any rights, benefits or obligations hereunder, and the parties agree that no provision of this Agreement shall create any third party beneficiary rights in any person or organization (including without limitation employees or former employees of any Entity, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Employee Plan), and nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; provided that each Stockholder is an express third party beneficiary of the provisions set forth in Section 4.7 and the Parent Indemnified Parties and Stockholder Indemnified Parties are express third party beneficiaries of Section 7.3 to the extent provided therein; provided, further, that each of the Financing Sources is an express third party beneficiary of the provisions of Sections 2.5(b)(ii), 5.12, 9.6, 9.7 and 9.14 and this Section 9.8.

9.9 Waiver of Legal Conflict; Non-Assertion of Attorney-Client Privilege.

(a) Parent waives and shall not assert, and agrees to cause Surviving Corporation and Entities to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any of Representative, Stockholders and their respective Affiliates and any director, officer or employee of any of the foregoing (individually and collectively, “Seller Group”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (including Greenberg Traurig, P.A. and David Gershman) currently representing Seller Group in connection with this Agreement or any other agreements or transactions contemplated hereby (such legal counsel, “Existing Counsel” and such representation, the “Current Representation”).

(b) Parent waives and shall not assert, and agrees to cause Surviving Corporation and Entities to waive and to not assert, any attorney-client privilege with respect to any communication between any Existing Counsel and any member of Seller Group (including Holding) to the extent occurring during, and relating to, the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Parent and, following the Closing, with Surviving Corporation, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Representative and Stockholders; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or to communications with any Person other than Seller Group.

(c) All attorney-client privileged communications between Holding, Entities, Representative, Stockholders, their respective officers, employees Affiliates and legal counsel (including Greenberg Traurig, P.A. and David Gershman), made in connection with the Current Representation, which, immediately prior to the Closing, would be deemed to be privileged communications of such parties and their counsel, and would not be subject to disclosure to Parent, MergerSub or their respective officers, employees, Affiliates and legal counsel, in connection with any legal proceeding relating to a dispute arising under or in connection with this Agreement or the transactions contemplated hereby, shall continue after the Closing to be privileged communications with such legal counsel, and none of Parent, MergerSub, Surviving Corporation, Entities or their respective officers, employees, Affiliates or legal counsel shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to them.

(d) Notwithstanding anything to the contrary contained herein the ownership of, and the right to assert or waive the attorney-client privilege, work product protection or any other applicable privileges or protections with respect to all other pre-Closing communications between Holding, its Subsidiaries and their respective Affiliates and any director, officer or employee of any of the foregoing and their internal or external counsel (including Existing Counsel), except to the extent relating to the Current Representation, shall remain with the Surviving Corporation upon consummation of the transactions contemplated hereunder.

(e) For the avoidance of doubt, (i) nothing contained in the foregoing provisions of this Section 9.9 will be deemed or construed as a waiver by Parent or its Affiliates of any right to remedy arising or resulting from the actions of any of the Representative, the Stockholders or their agents or representatives after the Closing that would, in the absence of this Section 9.9, result in a waiver of such attorney-client privilege and (ii) any such attorney-client privilege, work product protection or other applicable privilege referred to in this Section 9.9, whether or not relating to the Current Representation, shall also belong to and also belong to the Surviving Corporation and shall be deemed passed to and claimed by the Surviving Corporation after the Closing to the extent any such attorney-client privilege, work product protection or other applicable privilege is required to be waived or otherwise required to be similarly released by any Governmental Authority, under applicable law or pursuant to any order, and in any such case, the Surviving Corporation and its Affiliates shall not be in breach or violation of any provision of this Agreement or any Collateral Agreement for providing any information, documents, communications or client confidences to any Governmental Authority in response to and subject to the requirements of, and limitation in, the foregoing.

9.10 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of Article III to which such disclosure specifically relates except where (a) there is an explicit cross-reference to another Schedule, or (b) it is reasonably apparent on the face of such disclosure (without reference to underlying documentation) that the disclosure also applies to another representation or warranty in the same or other Section in this Agreement.

9.11 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

9.12 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States GAAP, respectively, unless the context otherwise requires. References to time of day mean time in the Eastern time zone of the United States. The use of the terms “including” or “include” does in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

(b) Time is of the essence of each and every covenant, agreement and obligation in this Agreement.

(c) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

(d) As used herein, the terms “made available” or “delivered,” with respect to any document or material, means that a copy of such document or material has been posted on or before 5:00 p.m. (Central standard time) on date that is two (2) Business Days prior the date of this Agreement to the electronic data room established through Merrill DataSite for purposes of the transactions contemplated by this Agreement (the “Data Archive”). As soon as practicable after the date of this Agreement, but in no event more than five (5) Business Days following the date of this Agreement, Holding will deliver to Parent on one or more CD-ROM disks a complete and accurate electronic copy of the Data Archive.

9.13 Specific Performance. Each party’s obligation under this Agreement is unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement (without posting of bond or other security), and each party hereto expressly waives the defense that a remedy in damages will be adequate, except, in each case, as provided in Section 2.5(b)(ii).

9.14 Waiver of Claims Against Financing Sources. None of the Financing Sources will have any liability to Holding or its Affiliates relating to or arising out of this Agreement, the Parent Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither Holding nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall Holding be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources.

ARTICLE X - DEFINITIONS

Capitalized terms used in this Agreement have the respective definitions provided in this Article X or elsewhere in this Agreement.

10.1 Accounts Receivable. The term “Accounts Receivable” shall mean, as of any date, notes receivable, accounts receivable and other receivables of any kind of the Entities.

10.2 Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through ownership of voting securities, by Contract or otherwise.

10.3 Business. The Term “Business” shall mean the design, development, manufacture, sale and distribution of automotive air freshener products and automotive appearance products and branded promotional products.

10.4 Business Day. The term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in Miami, Florida or St. Louis, Missouri are authorized or required by law or executive order to close.

10.5 Closing Cash. The term “Closing Cash” shall mean, as of immediately prior to the Closing, the cash and cash equivalents of the Entities, as computed in accordance with GAAP (including, in each case, net of any wire transfers or checks issued or drawn but awaiting clearance or presentation for payment) and excluding restricted cash and cash equivalents.

10.6 COBRA. The term “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.

10.7 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

10.8 Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement (other than the Consolidated Financial Statements) and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Escrow Agreement and the Stockholder Support Agreements.

10.9 Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Entities (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Holding as a consequence of or through Holding’s ownership of the other Entities and which has value to the Entities and is not generally known to the competitors of the Entities, including (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Entities’ customers, suppliers, independent contractors or other business relations of the Entities and their confidential information, (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by any Entity or any of their respective Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

10.10 Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, instruments, commitments, leases, licenses, mortgages, bonds, notes, guaranties, security agreements, chattel paper, open purchase orders or other undertakings to which such Person is a party or to which or by which such Person is bound, whether written or oral, excluding any Permits.

10.11 Damages. Subject to Section 9.1(d) and Section 9.1(e), the term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, deficiencies, losses, costs, penalties, wages, liquidated damages, expenses and assessments (including without limitation income and other Taxes, interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements); provided, that Damages shall not include amounts in respect of punitive damages or exemplary damages.

10.12 Deductible. The term “Deductible” shall mean the dollar amount set forth on Schedule 10.12.

10.13 DGCL. The term “DGCL” shall mean the Delaware General Corporation Law, as amended.

10.14 Employee Plan. The term “Employee Plan” means each bonus, commission, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit , pension, retirement, supplementary retirement, holiday, sick leave, vacation, overtime and automobile plan or program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten) maintained or contributed to for the benefit of any of the employees, former employees, independent contractors, consultants, or retirees of the Entities, or their respective dependents or beneficiaries, or under which any of the Entities may have any liability including, without limitation, as a result of their affiliation with any ERISA Affiliate.

10.15 Environmental Laws. The term “Environmental Law” shall mean all existing and applicable Legal Requirements of federal, provincial and local Governmental Authorities concerning pollution or Hazardous Materials or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.

10.16 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

10.17 ERISA Affiliate. The term “ERISA Affiliate” shall mean any Person that at any relevant time is or was considered a single employer with any of the Entities under Section 414 of the Code.

10.18 Escrow Agent. The term “Escrow Agent” shall mean The Bank of New York Mellon.

10.19 FAS5. The term “FAS5” shall mean the Statement of Financial and Account Standards No. 5 – Accounting for Contingencies.

10.20 GAAP. The term “GAAP” shall mean, at any time, the generally accepted accounting principles in the United States at such time, applied on a consistent basis.

10.21 Governmental Authorities. The term “Governmental Authorities” shall mean the United States and any state, commonwealth, territory or possession thereof, and any foreign government, and any political subdivision or other executive, legislative, judicial or other governmental department, court, commission, board, bureau, or other agency.

10.22 Hazardous Material. The term “Hazardous Material” shall mean substances that are defined or listed in, or otherwise classified pursuant to, any Legal Requirements as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any petroleum or petroleum-based products.

10.23 HIPAA. The term “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.

10.24 Holding Organizational Documents. The term “Holding Organizational Documents” shall mean the certificate of incorporation and bylaws of Holding, each as amended.

10.25 Holding Stockholder Approval. The term, “Holding Stockholder Approval” shall mean means the adoption and approval of, and the affirmative vote or consent to, this Agreement and the Merger by the requisite holders of the Company Stock under the DGCL and the Holding Organizational Documents, which Holding Stockholder Approval consists of the affirmative vote (in person or by proxy) of the holders of a majority of the Common Stock.

10.26 HSR Act. The term “HSR Act” shall mean Hart Scott Rodino Antitrust Improvements Act, as amended.

10.27 Indebtedness. The term “Indebtedness” shall mean with respect to any Person, without duplication, as of the date of determination, all liabilities, debts or other obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (A) for borrowed money, (B) evidenced by bonds, debentures, notes or similar instruments, (C) for the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment (and assuming the maximum contingent payment thereunder), but excluding trade accounts payable incurred in the ordinary course of business consistent with past practice), (D) under leases of such Person that have been or should be recorded as capital leases in accordance with GAAP, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (F) under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) in respect of letters of credit or bankers acceptances, (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly-owned Subsidiary of such person, (I) under any sale and lease back transaction, securities repurchase agreements or other similar financing transaction, (J) to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of such Person or any warrants, rights or options to acquire such equity interest or equity securities, (K) obligations in respect of declared and/or accrued but unpaid dividends, distributions or similar payments, (L) all deferred compensation obligations, including (i) any payment obligations under any non-qualified deferred compensation plans and (ii) any underfunded pension or post-retirement liabilities and (M) any employee bonuses payable related to performance prior to Closing or earned at or upon Closing.

10.28 Indemnity Escrow Amount. The Term “Indemnity Escrow Amount” shall mean the amount set forth on Schedule 10.28.

10.29 Initial Per Share Merger Consideration. The term “Initial Per Share Merger Consideration” shall mean, with respect to each share of Common Stock outstanding immediately prior to the Effective Time, the per share cash amount determined by dividing (a) the amount of the Closing Date Stockholder Proceeds by (b) the total number of shares of Common Stock outstanding immediately prior to the Effective Time.

10.30 “Intellectual Property” means all intellectual property of any type throughout the world, including but not limited to: (i) patents, patent applications and patent disclosures, along with all reissues, continuations, provisionals, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, logos, and other indicia of source of origin, whether or not registered, all common law rights thereto, and all goodwill associated therewith, and all registrations and applications therefor, (iii) copyrights and mask works and all registrations, renewals, and applications therefor, (iv) Internet domain names, social media user names, identifiers, passwords, and profiles, and rights in telephone numbers, all goodwill associated therewith, and all registrations and applications therefor; (v) trade secrets, confidential business information, know-how, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, prospect lists, pricing and cost information, and business and marketing plans and proposals, and market studies; (vi) all computer software, computer programs, firmware, data, and databases in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in source or object code format, and all related documentation; (vii) rights of publicity and privacy; (viii) shop rights; (ix) all advertising and promotional materials; (x) websites (including the layout, design and contents of the web pages and underlying codes); (xi) all other proprietary information and intellectual property, in all forms and media, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration; (xii) all copies and tangible embodiments thereof (in whatever form or medium); (xiii) any other intellectual property rights anywhere in the world; and (xiv) all common law, statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other proprietary rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof.

10.31 Knowledge of Holding. The term “Knowledge of Holding” shall mean the actual knowledge after reasonable inquiry, but without personal liability to such individuals, of Chris Anderson, Rodd Steuart, Ben Wall and Aaron Irvin.

10.32 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, decrees, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person.

10.33 Liens. The term “Liens” shall mean all liens, mortgages and other possessory interests, pledges, adverse claims, charges, security interests, encumbrances, deeds of trust, easements, assessments, hypothecations, collateral assignments, deposit arrangements, rights of first refusal, preemptive rights, options, leases, licenses, restrictions, agreements, adverse interests, restrictions on transfer, exceptions to or defects in title or other restrictions, encumbrances or limitations whatsoever.

10.34 Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on the business, financial condition, results of operations or prospects of the Entities taken as a whole.

10.35 Maximum Payment Amount. The term “Maximum Payment Amount” shall mean the amount set forth on Schedule 10.35.

10.36 Ordinary Course of Business. The term “Ordinary Course of Business” shall mean the ordinary course of commercial operations customarily engaged in by the Entities consistent with past practices, and specifically shall not include (a) any activity (i) involving the purchase or sale of any Entity, its assets (other than the purchase and sale of Inventory in the ordinary course of the business consistent with past practice) or any product line or business unit thereof, or (ii) involving assumption, adoption or modification of any plan that would qualify as an Employee Plan if in effect as of the date of this Agreement (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or applicable law.

10.37 PBGC. The term “PBGC” shall mean the Pension Benefit Guaranty Corporation.

10.38 Per Share Merger Consideration. The term “Per Share Merger Consideration” shall mean, with respect to each share of Common Stock, the per share cash amount determined by dividing (a) the amount of the Stockholder Proceeds by (b) the total number of shares of Common Stock outstanding immediately prior to the Effective Time.

10.39 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders, certificates, registrations or Contracts under any Legal Requirement or otherwise granted or issued by any Governmental Authority.

10.40 Permitted Liens. The term “Permitted Liens” shall mean any and all (a) Liens for Taxes not yet due or payable; (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers and/or materialmen arising by operation of law in the Ordinary Course of Business in respect of obligations that are owed but not yet delinquent; (c) in the case of Leased Premises, easements, licenses, covenants, rights of way, utility agreements and other similar agreements of public record which do not or would not, individually or in the aggregate, materially impair the current use or occupancy of the Leased Premises for the Entities’ business, and statutory Liens in favor of landlords for amounts not yet due and payable under any Lease; or (d) Liens arising pursuant to Indebtedness which will be released at or prior to Closing.

10.41 Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other entity, including any Governmental Authority.

10.42 Receivables Facilities. The term “Receivables Facilities” shall mean each of the agreements, contracts and financing arrangements described on Schedule 3.15(iv) pursuant to which the Entities sell, factor, transfer or otherwise encumber Accounts Receivables from time to time.

10.43 Representations and Warranties Insurance Policy. The term “Representations and Warranties Insurance Policy” means that certain transactional risk insurance policy to be underwritten by Maple Point Insurance Solutions, LLC, insuring Damages suffered by Parent as the named insured, in the form delivered by Parent to Representative prior to the execution of this Agreement.

10.44 Representations and Warranties Insurance Policy Fees. The term “Representations and Warranties Insurance Policy Fees” means all amounts (including all deposits, premiums and expenses) paid or payable by Parent, MergerSub or any of their respective Affiliates to any broker, underwriter or representative thereof in connection with the procurement of the Representations and Warranties Insurance Policy and/or the binding of the Representations and Warranties Insurance Policy.

10.45 Seller Transaction Expenses. The term “Seller Transaction Expenses” shall mean, to the extent unpaid as of immediately prior to the Closing, all transaction fees and expenses incurred or payable by or on behalf of the Entities and Stockholders before and through the Closing Date (and not paid prior to the Closing Date) in connection with this Agreement and the transactions contemplated hereby in accordance with this Agreement, including (i) those of all attorneys, accountants, actuaries, consultants, investment bankers (including the Broker), experts or other professionals, if any, engaged by or on behalf of the Representative, Holding, any other Entity or Stockholders in connection with this Agreement and the transactions contemplated hereby, (ii) the payment by Holding of any management change of control, sale or retention bonus or severance amounts, payments and similar obligations payable in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, the Full Gain Share Amount and any additional payments owning to any Gain Share Recipient (and the employer portion of any payroll, employment or similar Taxes with respect to any such additional amounts) as a result of any adjustment to the Merger Consideration pursuant to Section 2.8, and (iii) any other amounts payable by or on behalf of the Entities or the Stockholders in connection with the consummation of the transactions contemplated hereby.

10.46 Solvent. The term “Solvent” shall mean, when used with respect to any Person, that at the time of determination: (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and (ii) it is then able and believes that it will be able to pay its debts as they mature; and (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted. With respect to contingent liabilities (such as litigation and guarantees), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

10.47 Subsidiary. The term “Subsidiary” shall mean any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

10.48 Takeover Statute. The term “Takeover Statute” shall mean any “fair price,” “moratorium,” control share acquisition,” interested shareholder,” “affiliated transaction” or similar anti-takeover Legal Requirement.

10.49 Tax. The term “Tax” shall mean all United States federal, state, local, foreign and other income, gross revenue, franchise, profits, capital gains, escheat, contribution, transfer, sales, use, value added, employment, net worth, occupation, property, excise, severance, windfall profits, stamp, social security, environmental, license, payroll, ad valorem, turnover, property, fuel, severance, withholding and other taxes, all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

10.50 Tax Return. The term “Tax Return” shall mean (a) any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes including any amendments thereto and (b) IRS Form FinCEN Report 114 or IRS Form FinCEN Report 114a (as applicable).

10.51 Trade Secrets. The term “Trade Secrets” shall mean information of the Entities including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.52 VEBA. The term “VEBA” shall mean voluntary employees’ beneficiary association as defined in Code Section 501(c)(9).

10.53 Working Capital. The term “Working Capital” shall mean the remainder, if any, of the following, in each case net of adjustments that account for non-operational items, one-time items or normalization items as noted in the Accounting Principles: (a) the Entities’ consolidated accounts receivable, inventory, prepaid expenses and deposits (specifically excluding or adjusting for income and deferred Tax assets, prepaid Seller Transaction Expenses, and cash and cash equivalents (except those cash and cash equivalents in the bank and other deposit accounts of the Entities following the Closing pursuant to Section 5.4)), minus (b) the Entities’ consolidated accounts payable and accrued expenses and customer deposits (specifically excluding or adjusting for Indebtedness and associated capital structure accrued expenses, Seller Transaction Expenses and income and deferred Tax liabilities), in each case calculated in strict accordance with the Accounting Principles.

10.54 Working Capital Escrow Amount. The Term “Working Capital Escrow Amount” shall mean the amount set forth on Schedule 10.54.

10.55 Working Capital Target. The term “Working Capital Target” shall mean the amount set forth on Schedule 10.55.

[Signature Page To Follow]

EXECUTED as of the date first written above.

ENERGIZER HOLDINGS, INC.

By:	/s/ Brian K. Hamm
Name:	Brian K. Hamm
Title:	Executive Vice President, Chief Financial Officer

ENERGIZER RELIANCE, INC.

By:	/s/ Brian K. Hamm
Name:	Brian K. Hamm
Title:	Executive Vice President, Chief Financial Officer

HANDSTANDS HOLDING CORPORATION

By:	/s/ Chris Anderson
Chris Anderson
Chief Executive Officer

TRIVEST PARTNERS V, L.P.

By:	Trivest Partners V GP, LLC,
its General Partner

By:	Trivest Partners V, Inc.,
its Managing Member

By:	/s/ Russ Wilson
Russ Wilson
Partner /Authorized Signatory

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

FINAL FORM

EXHIBIT A

FORM OF STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT, dated as of [●], 2016 (this “Agreement”), is by and among Handstands Holding Corporation, a Delaware corporation (“Holding”), Trivest Partners V, L.P., a Delaware limited partnership, as representative (“Representative”), Energizer Holdings, Inc., a Missouri corporation (“Parent”), and the undersigned holders of capital stock of Holding set forth on the signature pages hereto (each, a “Supporting Stockholder”).

RECITALS

WHEREAS, the board of directors of Holding has determined it is in the best interests of the stockholders of Holding for Holding to enter into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Energizer Reliance, Inc., a Delaware corporation and wholly owned subsidiary of Parent, will merge with and into Holding (the “Merger”), with Holding surviving as a subsidiary of Parent;

WHEREAS, each Supporting Stockholder holds of record and owns the shares of Common Stock, par value $0.001 per share, of Holding (including any change in such shares by reason of any stock dividend, split-up, recapitalization, combination, conversion of securities, exchange of shares or the like, “Common Stock”) as set forth below such Supporting Stockholder’s name on such Supporting Stockholder’s signature page hereto (the “Owned Shares” and the Owned Shares and any additional shares of Common Stock or other voting securities of Holding of which such Supporting Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”); and

WHEREAS, as a condition to Parent’s obligations to consummation the transactions contemplated by the Merger Agreement, Parent, Holding and Representative desire that each Supporting Stockholder agree, and each Supporting Stockholder is willing to agree, to enter into this Agreement. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holding, Representative, and each Supporting Stockholder, intending to be legally bound, hereby agree as follows:

(1) Voting of Holding Stock. Each Supporting Stockholder hereby agrees to, and hereby irrevocably consents, without a meeting and without prior notice, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), to the adoption hereof, of the resolutions set forth in Exhibit A hereto (the “Written Consent”). Each Supporting Stockholder irrevocably agrees not to vote or cause or permit to be voted, the Covered Shares, or consent to any action by written consent, in any manner (i) contrary to the Written Consent or (ii) in favor of any other action, agreement or proposal that could reasonably be expected to impede, interfere with, delay, postpone, frustrate, prevent, nullify or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

(2) Treatment Under Merger Agreement. Each Supporting Stockholder acknowledges and agrees to the treatment, payments, terms and conditions applicable to the Common Stock under the Merger Agreement, including, without limitation, Article I and Article II of the Merger Agreement. Without limiting the foregoing, each Supporting Stockholder agrees that, following payment by Parent of the amounts required to be paid by Parent to the Representative and other Persons in accordance with Section 1.8 of the Merger Agreement, such Supporting Stockholder shall have no claim against Holding or any other Person for Merger Consideration or any other consideration in connection with any Common Stock owned by such Supporting Stockholder, and such Supporting Stockholder acknowledges and agrees that such Supporting Stockholder shall look and have recourse solely to Representative for payment of any amounts due to such Supporting Stockholder pursuant to the Merger Agreement or as a result of the Merger, including with respect to any Gain Share Payment to which such Supporting Stockholder is entitled. Without limiting the foregoing, each Supporting

Stockholder agrees that, to the extent that such Supporting Stockholder is the debtor pursuant to any loan extended by any of the Entities, as contemplated by Section 1.8 of the Merger Agreement, such loans (including any interest or other amounts payable to any of the Entities with respect thereto) shall be repaid out of the proceeds that such Supporting Stockholder is otherwise entitled to receive pursuant to the Merger Agreement as a Supporting Stockholder.

(3) Grant of Proxy; Appointment of Proxy.

(a) Each Supporting Stockholder hereby irrevocably grants to, and appoints, Representative as proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Supporting Stockholder, to vote all Covered Shares owned by such Supporting Stockholder that are entitled to vote (whether pursuant to the certificate of incorporation or bylaws of Holding, any contract or applicable law), or grant a consent or approval in respect of such Covered Shares, including the Written Consent (to the extent such Written Consent is not executed by the Supporting Stockholder), or execute such other documents, in each case in order to approve and effectuate the Merger Agreement and all transactions contemplated thereby, including the Merger. Each Supporting Stockholder hereby ratifies and approves each and every action taken, decision made or instruction given by such proxy and attorney-in-fact pursuant to the provisions of Section 1 hereof and this Section 3. Each Supporting Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Covered Shares (such Supporting Stockholder hereby representing to Parent that any such proxy is not irrevocable).

(b) Each Supporting Stockholder understands and acknowledges that the Merger Agreement is being entered into by the parties thereto, including Parent, in reliance upon the irrevocable proxy set forth in Subsection 3(a) hereof. Each Supporting Stockholder hereby affirms (i) that the irrevocable proxy set forth in Subsection 3(a) hereof is given to secure the performance of the duties of such Supporting Stockholder under Section 1 of this Agreement and (ii) that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

(c) Notwithstanding anything herein to the contrary, Representative shall have no authority to vote the Common Stock with respect to the consent or approval of any payment that could constitute a parachute payment within the meaning of Section 280G of the Code.

(4) Representative.

(a) Each Supporting Stockholder hereby irrevocably grants to, and appoints, Representative as its representative, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Supporting Stockholder, with the same effect as if taken by such Supporting Stockholder, with full power and authority to take any and all actions and execute any and all documents and agreements in such Supporting Stockholder’s name, place and stead and on its behalf, with the same effect as if such action were taken or such document or agreement were executed by such Supporting Stockholder, in connection with any matter or thing relating to the Merger, the Merger Agreement, the Collateral Agreements and any of the transactions contemplated thereby, including, without limitation, the power and authority to (i) institute, make or pursue claims, counterclaims or defenses, (ii) enter into, modify, amend, implement or waive any contracts, including the Merger Agreement and the Collateral Agreements, (iii) compromise, surrender or settle any disputes or claims or make any other determination or take any other action or assert or compromise any claim relating to the Merger Agreement, the Collateral Agreements and any of the transactions contemplated thereby, including any adjustments in connection with the determination of the Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Actual Seller Transaction

Expenses pursuant to Sections 2.7 and 2.8 of the Merger Agreement, (iv) receive and deliver at the Closing certificates and other documents, (v) give and receive notices by and on behalf of such Supporting Stockholder, (vi) enter into amendments of the Merger Agreement and the Collateral Agreements; provided, that Representative will not, as a result of such appointment, be granted the power and authority to take any action or enter into any agreement that (x) agrees or subjects any Supporting Stockholder to personal liability for claims or other liabilities, except as expressly provided herein, or (y) changes or modifies the ownership percentage in Holding (as of immediately prior to the Effective Time) of such Supporting Stockholder, and (vii) receive service of process in connection with any claims under the Merger Agreement.

(b) Representative hereby accepts its appointment as “Representative” hereunder.

(c) Representative cannot be removed by the Supporting Stockholders or Holding, respectively, except upon delivery to Representative of a written instrument signed by Supporting Stockholders having a majority of the ownership percentage in Holding. Representative may resign for any reason or no reason, at any time. If Representative resigns or is so removed, then a replacement Representative shall be designated by the Supporting Stockholders (or their successors-in-interest) having a majority of the ownership percentage in Holding. Any such replacement Representative will have the full power and authority of Representative hereunder.

(d) Any Person (including Parent and Merger Sub) shall be entitled to rely, without any investigation or inquiry by such Person, upon all actions, notices, communications and determinations by Representative on behalf of the Supporting Stockholders as having been taken upon the authority of the Supporting Stockholders. Any actions, notices, communications and determinations by Representative taken on behalf of the Supporting Stockholders shall be conclusively deemed to be the actions, notices, communications and determinations of the Supporting Stockholders.

(e) Neither Representative nor any of its officers, employees, agents, partners, representatives or Affiliates will have any liability to Holding or the Supporting Stockholders with respect to actions taken or omitted to be taken by Representative in such capacity (or any of its employees, agents, representatives or Affiliates in connection therewith), except with respect to Representative’s gross negligence or willful misconduct. Representative, its officers, employees, agents, partners, representatives and Affiliates shall be entitled to full reimbursement from the Supporting Stockholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by Representative in such capacity (or any of its officers, employees, agents, partners, representatives or Affiliates in connection therewith), and to full indemnification by the Supporting Stockholders (pro rata to their interests) against any Losses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of Representative’s gross negligence or willful misconduct), including, without limitation, the costs and expenses of investigation and defense of claims (including, without limitation, from funds received by it in its capacity as Representative or funds to be distributed to the Supporting Stockholders under the Merger Agreement at its direction). In furtherance of the foregoing indemnification, the Supporting Stockholders agree that Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Supporting Stockholders, as Merger Consideration pursuant to the Merger Agreement at Closing or thereafter to satisfy such obligations (including to establish such reserves as Representative determines in good faith to be appropriate for such costs and expenses whether or not then known or determinable).

(f) Representative shall have no duties or responsibilities except those expressly set forth herein and in the Merger Agreement and Collateral Agreements. Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem appropriate in connection with exercising its powers and performing its function hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons. Representative may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have been signed or presented by a proper person or persons.

(g) The relationship created herein is not to be construed as a joint venture or any form of partnership between or among Representative or any Supporting Stockholder for any purpose of federal or state law, including without limitation, federal or state income tax purposes. Neither Representative nor any of its Affiliates owes any fiduciary or other duty to any Supporting Stockholder. Each Supporting Stockholder acknowledges that it understands that Representative and its Affiliates have a direct and/or indirect financial interest in the Merger, including by virtue of its ownership of shares of Common Stock of Holding and by virtue of fees that will be payable to Representative in connection with the Merger pursuant to that certain Management Agreement, dated May 1, 2013, executed by Representative, Holding, and Company.

(5) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Representative any direct ownership or incidence of ownership of or with respect to the shares of Common Stock owned by Supporting Stockholders. Except as otherwise provided in the Merger Agreement, all rights, ownership and economic benefits of and relating to the shares of Common Stock shall remain vested in and belong to the Supporting Stockholders. Notwithstanding the foregoing, nothing contained in this Section 5 shall be construed to limit the ability of Representative to effectuate the transactions contemplated by the Merger Agreement pursuant to the authority granted hereunder.

(6) Representations and Warranties of Supporting Stockholders. Each Supporting Stockholder hereby represents and warrants to, and agrees with, Parent, Representative and Holding as follows:

(a) (i) The Owned Shares are owned by such Supporting Stockholder, free and clear of any and all Liens (other than (x) restrictions on transfer arising under applicable Securities Laws and (y) restrictions on transfer under any stockholder or similar agreement that such Supporting Stockholder is a party to that will terminate as of the Closing pursuant to this Agreement (a “Terminating Stockholder Agreement”)), and, as of the Closing, will be owned by such Supporting Stockholder, free and clear of any and all Liens (other than (x) restrictions on transfer arising under applicable Securities Laws and (y) restrictions on transfer under any stockholder agreement that such Supporting Stockholder is a party to that will terminate as of the Closing pursuant to this Agreement).

(ii) Other than as provided in this Agreement, the Merger Agreement, any Terminating Stockholder Agreement, (A) there are no options, warrants, rights, subscriptions, convertible or exchangeable securities or other agreements or commitments obligating such Supporting Stockholder to transfer, sell, purchase, return or redeem, or cause the issuance, transfer, sale, return or redemption of the Owned Shares and (B) there are no voting trusts, proxies or other agreements to which such Supporting Stockholder is a party with respect to the voting or transfer of capital stock of Holding. The Owned Shares are the only equity interests of any of the Entities or right to acquire equity interests of any of the Entities owned of record or beneficially by such Supporting Stockholder.

(iii) Such Supporting Stockholder has voting power, power of disposition, sole power to demand appraisal or dissenter rights, if any, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable Securities Laws and the terms of this Agreement.

(b) Such Supporting Stockholder has full legal right, power and authority (and, in the case of any individual, full legal capacity) to duly and validly execute and deliver this Agreement. The execution, delivery and performance of this Agreement by such Supporting Stockholder, the performance by such Supporting Stockholder of its obligations hereunder and the consummation by such Supporting Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Supporting Stockholder and no other actions or proceedings on the part of such Supporting Stockholder are necessary to authorize the execution and delivery by such Supporting Stockholder of this Agreement, the performance by such Supporting Stockholder of its obligations hereunder or the consummation by such Supporting Stockholder of the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

(c) Neither the execution, delivery or performance by such Supporting Stockholder of this Agreement nor the consummation by such Supporting Stockholder of the transactions contemplated hereby will (with the lapse of time, the giving of notice or both) (a) conflict with, violate or result in any breach of or default under any provision of such Supporting Stockholder’s organizational or governing documents (if applicable), (b) require any filing with, notice to or the obtaining of any permit, authorization, consent or approval of, any Person, (c) violate, conflict with, or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which such Supporting Stockholder is a party, or (d) violate in any respect any Law, order, injunction or decree applicable to such Supporting Stockholder.

(d) Such Supporting Stockholder has received and had the opportunity to review the Merger Agreement and Section 262 of the Delaware General Corporation Law.

The foregoing representations and warranties of the Supporting Stockholders shall survive until the sixth (6th) anniversary of the Closing.

(7) Covenants. Each Supporting Stockholder hereby covenants and agrees as follows:

(a) From time to time, at the request of Parent, Representative or Holding and without further consideration, such Supporting Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement or the Merger Agreement.

(b) On or prior to the Closing Date, such Supporting Stockholder shall deliver to Holding and Representative (i) (for cancellation) any and all stock certificates representing the shares of Common Stock owned by such Supporting Stockholder, duly endorsed, or accompanied by appropriate stock powers duly endorsed and (ii) such Supporting Stockholder’s duly executed Letter of Transmittal.

(c) No Supporting Stockholder shall issue or make, or cause to have issued or made, any public release or announcement concerning the Merger Agreement or the Merger, without the advance approval in writing of the form and substance thereof by Parent and Holding, except as required by any applicable Legal Requirement.

(d) The Supporting Stockholder agrees to keep the terms of the Merger Agreement and the Merger confidential, except to the extent required by applicable Legal Requirements or for financial reporting purposes and except that the Supporting Stockholder may disclose such terms (to the extent such disclosure is (i) consistent with, and not containing any more information than is set forth in, any disclosure filed or furnished by Parent with or to the Securities and Exchange Commission or (ii) in form and substance approved in advance by Parent) to its investors, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of its business (so long as such Persons agree to or are bound by contract to keep the terms of the Merger confidential). The Supporting Stockholder further agrees to keep, and shall cause its Affiliates and its and their respective directors, officers, employees, agents, advisors and other representatives (collectively, “Stockholder Representatives”) to keep all confidential or non-public information concerning Holding and its business confidential, regardless of the form of such information, except to the extent such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Representative or by a Supporting Stockholder or any of its Stockholder Representatives in violation of this Section 7(d), or (ii) which is required to be disclosed by applicable Law.

(8) Termination. This Agreement and the covenants and agreements contained herein (including, without limitation, the appointments pursuant to Section 3 and Section 4 hereof) shall terminate upon the termination of the Merger Agreement pursuant to Section 2.5 thereof; provided that no party shall be relieved of any liability for any willful or deliberate breach of the provisions of this Agreement prior to the termination of this Agreement.

(9) Indemnification.

(a) Each Supporting Stockholder agrees to indemnify and hold harmless Parent, its Affiliates, and their respective officers, directors, partners, trustees, employees, stockholders, representatives, agents, successor and assigns (the “Indemnitees”) from, against and in respect of any and all Damages that may be suffered or incurred by any of them arising from or by reason of any one or more of the following: (a) any breach of such Supporting Stockholder’s representations and warranties in this Agreement or (b) any breach of such Supporting Stockholder’s covenants set forth in this Agreement.

(b) Each Supporting Stockholder further acknowledges and agrees to the indemnification provisions set forth in Section 7.3 of the Merger Agreement and agrees to be bound by such provisions. Notwithstanding the foregoing, each Supporting Stockholder’s liability, if any, under this clause (b) shall in no event exceed the amount of Stockholder Proceeds received by such Supporting Stockholder under the Merger Agreement (for this purpose assuming that such Supporting Stockholder has received its pro rata share of the Escrow Amount in full).

(10) Release of Claims.

(a) Each Supporting Stockholder and each Guarantor, in each case on behalf of itself and its Affiliates, directors, officers, agents, trustees, beneficiaries, heirs, legal representatives, successors and assigns (each a “Releasor”), hereby relieves, releases, acquits and forever discharges Representative, to the fullest extent permitted by law, and agrees that Representative hereunder is hereby relieved, released, acquitted and discharged to the fullest extent permitted by law, from any and all liability (except for any liability arising out of Representative’s gross negligence or willful misconduct) to such Releasor for any decision, act, consent or instruction of Representative hereunder or under the Merger Agreement or any Collateral Agreement and each Supporting Stockholder and Guarantor agrees not to make any claim or initiate any legal action inconsistent herewith. Each Supporting Stockholder hereby additionally acknowledges and agrees that a decision, act, consent or instruction of Representative relating to the Merger Agreement, any Collateral Agreement and/or any ancillary documents hereto or thereto shall constitute a decision for such Supporting Stockholder, and shall be final, binding and conclusive upon such Supporting Stockholder.

(b) Effective as of the Closing Date, each Supporting Stockholder and each and Guarantor, in each case on behalf of itself and the other Releasors, hereby irrevocably and unconditionally relieves, releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Entities, Parent, MergerSub and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, liabilities, obligations, dues and suits of every kind, nature and description whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, whether sounding in contract, tort or otherwise, which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any action, event, circumstance, omission, matter or thing whatsoever occurring or existing on or prior to the Closing Date against any Releasee (collectively “Released Claims”). Each Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Released Claim against the Releasees. Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, and Released Claims do not include, their rights and interests (i) under the terms of this Agreement, or (ii) with respect to a Supporting Stockholder or Guarantor who is an employee of Holding or any of the Entities, such Supporting Stockholder’s or Guarantor’s rights, if any, with respect to any accrued and unpaid salary or bonus due to such Supporting Stockholder or Guarantor through the date hereof, vested employee benefits as of the date hereof, and business expenses incurred prior to the date hereof.

(c) In furtherance of the foregoing, each Supporting Stockholder and each Guarantor, in each case on behalf of itself and the other Releasors, hereby agrees that he, she or it shall not make any claim for indemnification against any Releasee by reason of the fact that such Supporting Stockholder or Guarantor is or was a stockholder of Holding (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against such Supporting Stockholder or Guarantor, and such Supporting Stockholder or Guarantor, on behalf of itself and the other Releasors, hereby acknowledges and agrees that he, she or it shall not have any claim or right to contribution or indemnity from any Releasee with respect to any amounts paid by he, she or it pursuant to this Agreement or the Merger Agreement.

(d) Each Supporting Stockholder and each Guarantor, in each case on behalf of itself and the other Releasors, represents, warrants, acknowledges and agrees that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of Holdings, Parent and the Representative and, in signing this release, such Supporting Stockholder or Guarantor does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of Holding, Parent or the Representative or anyone else with regard to the subject matter, basis or effect of this release.

(e) Each Supporting Stockholder and each Guarantor, in each case on behalf of itself and the other Releasors, acknowledges that he, she or it, is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Supporting Stockholder and each Guarantor, hereby waives and relinquishes, in each case on behalf of itself and the other Releasors, any rights and benefits that such Supporting Stockholders or Guarantor, or Releasors, may have under Section 1542 or any similar statutory or common law principle of any jurisdiction. Each Supporting Stockholder and each Guarantor acknowledges that such Supporting Stockholder or Guarnator may hereafter discover facts in addition to or different from those that such Supporting Stockholder or Guarantor now knows or believes to be true with respect to the subject matter of this release, but it is such Supporting Stockholder’s or Guarantor’s intention to fully and finally and forever settle and release all Released Claims. In furtherance of the foregoing, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

(11) Termination of Agreements and Waiver of Certain Rights.

(a) BY DELIVERY OF THIS AGREEMENT EACH SUPPORTING STOCKHOLDER ACKNOWLEDGES THAT IT HEREBY IRREVOCABLY WAIVES ANY DISSENTERS’ RIGHTS, APPRAISAL RIGHTS OR SIMILAR RIGHTS THAT SUCH SUPPORTING STOCKHOLDER MAY HAVE ARISING OUT OF THE CONSUMMATION OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, WHETHER ARISING PURSUANT TO THE DGCL, OTHER APPLICABLE LEGAL REQUIREMENTS, CONTRACT OR OTHERWISE, AND SUCH SUPPORTING STOCKHOLDER HEREBY WITHDRAWS ALL WRITTEN OBJECTIONS TO THE MERGER AGREEMENT AND/OR DEMANDS FOR APPRAISAL, IF ANY, WITH RESPECT TO THE SHARES OF COMMON STOCK OWNED BY SUCH PERSON.

(b) Each Supporting Stockholder hereby waives any pre-emptive or other purchase rights and all notice provisions under any stockholder agreement that such Supporting Stockholder is a party to, and hereby consents to the Merger Agreement, the Merger and the transactions contemplated hereby and thereby.

(c) Effective as of the Effective Time, Holding, the Representative and each Supporting Stockholder and each Guarantor acknowledges and agrees to the termination of, and hereby does terminate, without the need for any further action on the part of any party thereto, and without liability or continuing obligation on the part of Holding or any Entity, (i) any stockholder or similar agreement that such Supporting Stockholder or Guarantor is a party to (ii) the applicable subscription agreements pursuant to which such Supporting Stockholder acquired its shares of Common Stock and (iii) any Contract, agreement or instrument contemplated by Section 5.8 of the Merger Agreement that such Supporting Stockholder or Guarantor is a party to.

(12) Miscellaneous.

(a) Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(b) Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the next Business Day if sent by an overnight delivery service, or (iii) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid. Any notice pursuant to this section shall be delivered as follows:

If to a Supporting Stockholder or Guarantor, to the address set forth for such Supporting Stockholder or Guarantor on the signature page to this Agreement.

If to Representative, to:

c/o Trivest Partners IV, L.P.

550 South Dixie Highway

Suite 300

Coral Gables, FL 33146

Attention: David Gershman

Telephone: (305) 858-2200

Facsimile: (305) 858-1629

Email: DGershman@trivest.com

with a copy to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33304

Attention: Matthew Miller

Telephone: (954) 768-8259

Facsimile: (954) 765-1477

Email: millerma@gtlaw.com

If to Parent, to:

Energizer Holdings, Inc.

533 Maryville University Dr.

St. Louis, MO 63141

Attn: General Counsel

with a copy to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, MO 63102-2750

Attention: Steven M. Baumer

email: smbaumer@bryancave.com

Fax No: (314) 259-2020

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

(c) Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

(e) Interpretation. The headings preceding the text of Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to Sections, Exhibits or Schedules shall refer to those portions of this Agreement, unless otherwise indicated. Time is of the essence of each and every covenant, agreement and obligation in this Agreement.

(f) Applicable Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION OF ANY NATURE THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(g) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

(h) Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right; provided that the Releasees are hereby made third party beneficiaries of this Agreement for purpose of Section 10.

(i) Enforcement. Representative and Holding shall, in addition to any other claims or actions for damages or other remedies, be entitled to seek specific performance, injunction or other equitable remedies in connection with any breach or violation by a Supporting Stockholder of this Agreement.

(j) Entire Understanding. This Agreement, together with the Letter of Transmittal, and, to the extent set forth herein, the Merger Agreement and the Collateral Agreements, sets forth the entire agreement and understanding of the parties hereto with respect to its subject matter, and supersedes any and all prior agreements, arrangements and understandings among the parties.

(k) Limitations on Representations and Warranties. EXCEPT AS TO THOSE MATTERS COVERED BY THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES IN THIS AGREEMENT, AND EXCEPT AS CONTEMPLATED BY SECTION 7.3 OF THE MERGER AGREEMENT, AND EXCEPT IN THE CASE OF FRAUD, EACH SUPPORTING STOCKHOLDER (OTHER THAN HOLDING AND REPRESENTATIVE) DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AS TO ANY OTHER INFORMATION OR MATTERS INCLUDING THE REPRESENTATIONS AND WARRANTIES OF HOLDING AND REPRESENTATIVE SET FORTH IN THE MERGER AGREEMENT, AND ANY OPINION, INFORMATION, FINANCIAL PROJECTION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO ANY PERSON, OR INFORMATION COMMUNICATED ORALLY OR IN WRITING, TO ANY PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

(l) Dispute Resolution. The provisions of this Agreement and the documents delivered pursuant hereto and all claims or causes of action (whether in contract or in tort, or whether at law or in equity) that may be based upon, arise out of or relate to this Agreement, including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or alleged to be made in connection with this Agreement or allegedly made as an inducement to enter into this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT

FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SET FORTH IN SECTION 9.5 OF THIS AGREEMENT AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR FIVE BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPARED.

(m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(n) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(o) Guarantee. To the extent that the Supporting Stockholder is a trust, the grantor of such trust or the individual person related to such trust and identified in the Merger Agreement as executing this Agreement (which individual person is set forth on the signature page hereto as “Guarantor”) hereby unconditionally and irrevocably guarantees the full and prompt performance by the Supporting Stockholder of its covenants, agreements and obligations hereunder. This is a continuing, absolute and unconditional guarantee of performance and payment and not of collection. Such Guarantor waives notice of acceptance hereof and of defaults hereunder. Such Guarantor waives any right to require a proceeding first against the Supporting Stockholder or to exhaust any security for the performance of the obligations of the Supporting Stockholder, and agrees that the liability of Guarantor shall not be affected or decreased by the rejection or disaffirmance thereof in bankruptcy or like proceedings.

[Signature Pages To Follow]

IN WITNESS WHEREOF, Holding, Representative, and Supporting Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HANDSTANDS HOLDING CORPORATION

By:
Name:
Title:

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

TRIVEST PARTNERS V, L.P.

By:
Name:
Title:

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

SUPPORTING STOCKHOLDER

Name:
Title:

Address for Notices:

Shares Owned:

Common Stock

GUARANTOR
(if Supporting Stockholder is a trust)

Name:
Title:

Address for Notices:

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

EXHIBIT A

HANDSTANDS HOLDING CORPORATION

WRITTEN CONSENT OF THE STOCKHOLDERS

[●], 2016

The undersigned, constituting a majority of the holders of shares of the issued and outstanding common stock, par value $.001 per share (“Common Stock”) (the “Stockholders”) of Handstands Holding Corporation, a Delaware corporation (“Holding”), acting pursuant to the Support Agreement and Section 228(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), do hereby irrevocably consent in writing without a meeting and without prior notice, to the adoption of the following resolution taking or authorizing the actions specified therein:

WHEREAS, Holding has entered into an Agreement and Plan of Merger, copy of which is attached as Exhibit A (the “Merger Agreement”) by and among the Corporation, Energizer Holdings, Inc., a Missouri corporation (“Parent”), Energizer Reliance, Inc., a Delaware corporation (“Merger Sub”), and Trivest Partners V, L.P., a Delaware limited partnership, as representative of the Stockholders (“Representative”), providing for Merger Sub to merge with and into Holding, with Holding being the surviving corporation, on the terms and conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the board of directors of Holding has (a) determined that it is in the best interests of Holding and the Stockholders to enter into the Merger Agreement, (b) approved the execution and delivery of this Agreement, Holding’s performance of its obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger, and (c) resolved to recommend adoption and approval of this Agreement and the transactions contemplated herein by the Stockholders;

WHEREAS, each Stockholder has determined (a) that it is in the best interests of Holding and the Stockholders to enter into the Merger, subject to the terms and conditions set forth in the Merger Agreement and (b) to execute this consent and thereby adopt the Merger Agreement and approve the provisions of the Merger Agreement described herein;

RESOLVED, that the Merger of Merger Sub with and into Holding, and the Merger Agreement and the form, terms and provisions of the Merger Agreement (including without limitation the conversion of each share of Common Stock into the payments as set forth in the Merger Agreement; the escrow and indemnification obligations of the Stockholders as set forth in the Merger Agreement; the deposit of the Escrow Amount, and distribution thereof, in accordance with the Merger Agreement and the Escrow Agreement; and the rights and obligations of the Representative as set forth in the Merger Agreement) be, and they hereby are, adopted and approved in all respects and that such adoption and approval shall constitute the adoption of the Merger Agreement and approval of the stockholders of Holding for all purposes of Section 228 and Section 251 of, and as otherwise required under, the DGCL; that such approval shall constitute approval for all purposes under the certificate of incorporation and bylaws of Holding and all stockholders agreements of Holding; that the execution of the Merger Agreement by Holding be, and it hereby is, ratified; and that Holding be, and it hereby is, authorized to perform its obligations under the Merger Agreement.

RESOLVED, that this consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

RESOLVED, that the counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes;

RESOLVED, that pursuant to the DGCL, the each of the undersigned directs that this consent be delivered to Holding at its registered office in the State of Delaware, its principal place of business, or to an officer or agent of Holding having custody of the book in which proceedings of the meetings of the stockholders of Holding are record.

[Signature Page To Follow]

SIGNATURE PAGE TO SUPPORTING STOCKHOLDER CONSENT

IN WITNESS WHEREOF, these resolutions have been adopted as of the date first set forth above.

SUPPORTING STOCKHOLDER

Name:
Title:

Shares Owned:

Common Stock

SIGNATURE PAGE TO SUPPORTING STOCKHOLDER CONSENT

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HANDSTANDS HOLDING CORPORATION

FIRST: The name of the corporation is Handstands Holding Corporation (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: The Corporation shall be authorized to issue 2,000 shares of capital stock, all of which shall be shares of Common Stock, $0.001 par value (the “Common Stock”).

FIFTH: All corporate powers of the Corporation shall be exercised by or under the direction of the board of directors of the Corporation (the “Board”) except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized:

(i) to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal Bylaws made by the Board; and

(ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the Bylaws of the Corporation or as authorized by resolution of the stockholders or the Board.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH:

A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity (hereinafter, an “indemnitee”), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) paid or incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

B. To the fullest extent authorized by the DGCL, each indemnitee shall have (and shall be deemed to have a contractual right to have) the right to be paid by the Corporation (and any successor to the Corporation by merger or otherwise) the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the DGCL.

C. Notwithstanding the foregoing, except for proceedings to enforce any officer’s or director’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any indemnitee, or advance expenses of any indemnitee (or such person’s heirs, executors or administrators) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

D. The Board may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the DGCL. The rights to indemnification and advancement of expenses conferred in this Article Seventh shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

E. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director, officer, employee or agent of the Corporation, or person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

2

F. This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than indemnitees or to advance expenses to persons other than directors of the Corporation.

G. Any amendment, repeal or modification of any provision contained in Article Seventh shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

EIGHTH: To the maximum extent permitted by law, in the event that either the Corporation or any stockholder of the Corporation acquires knowledge of any potential transaction, agreement, arrangement or other matter which may be an opportunity for both the Corporation and such stockholder, neither the Corporation nor such stockholder will have any duty to communicate or offer such opportunity to the other and such stockholder will not be liable to the Corporation for breach of any fiduciary or other duty, as a stockholder or otherwise, and the Corporation will not be liable to such stockholder, by reason of the fact that the Corporation or such stockholder, as the case may be, pursues or acquires such opportunity for itself or does not communicate such opportunity or information regarding such opportunity to such stockholder or the Corporation, as the case may be.

NINTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

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EXHIBIT C

FORM OF EXECUTIVE LOAN PAY-OFF AGREEMENT

[●], 2016

[Executive]

Re:	Executive Loan Pay-off Letter

Dear [Name]:

Reference is hereby made to the Agreement and Plan of Merger, dated as of May [●], 2016 (the “Merger Agreement”), among Energizer Holdings, Inc., Energizer Reliance, Inc., Trivest Partners V, L.P., and HandStands Holding Corporation (the “Company”). Terms used but not defined in this letter agreement shall have the meanings assigned thereto in the Merger Agreement.

[Insert Name] (“Executive”) acknowledges and agrees that $[●] will be applied pursuant to Section 1.8 of the Merger Agreement to repay all of the outstanding indebtedness owed by the Executive to the Company at the Closing on [●], 2016 (the “Scheduled Payment Date”).

The aggregate principal balance and unpaid accrued interest owed by the Executive to the Company, if paid in immediately available funds on the Scheduled Payment Date will be $[●] (the “Payoff Amount”), which consists of:

Outstanding principal amount	$ [●]
Interest	$ [●]

Payoff Amount	$ [●]

Upon the receipt of the Payoff Amount on the Scheduled Payment Date, the Company acknowledges and agrees that such payment of the Payoff Amount will constitute payment in full of all of the outstanding indebtedness owed by the Executive to the Company.

This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Remainder of page intentionally blank]

Very truly yours,

[ ], as Company

By:
Name:
Title:

Signature Page to Pay-off Letter

Acknowledged and Agreed:

[Executive]

By:
Name:
Title:

Signature Page to Pay-off Letter

FINAL FORM

EXHIBIT D

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

among

ENERGIZER HOLDINGS, INC.

and

TRIVEST PARTNERS V, L.P.

and

THE BANK OF NEW YORK MELLON, as Escrow Agent

dated as of                  , 20

ESCROW ACCOUNT NUMBER(S)

TITLE(S) OF ACCOUNT(S)

ESCROW AGREEMENT dated as of              , 20    , by and among THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Escrow Agent”), ENERGIZER HOLDINGS, INC. ( “Parent”) and [                    ], as representative of the Stockholders under the Merger Agreement (defined below) (the “Representative”) (Parent and the Representative are also individually herein referred to as an “Interested Party” and collectively as the “Interested Parties”).

PRELIMINARY STATEMENTS:

WHEREAS, the Interested Parties are parties to that certain Agreement and Plan of Merger dated as of                      (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Parent will acquire Holding by means of a merger of MergerSub with and into Holding;

WHEREAS, capitalized terms used and not defined herein will have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, the Merger Agreement contemplates that Parent will cause to be deposited into escrow, out of the Estimated Merger Consideration, an amount equal to [$        ][                    ] (the “Escrow Amount”) in order to satisfy certain amounts that may be payable to Parent or the Parent Indemnified Parties pursuant thereto, of which [$        ][                    ] constitutes the Working Capital Escrow Amount and [$        ][                    ] constitutes the Indemnity Escrow Amount;

WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent;

WHEREAS, the Escrow Agent is willing to act as the Escrow Agent hereunder, and to hold the Escrow Amount in non-interest-bearing account no[s].                     , title:                     ;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the Interested Parties hereby appoint the Escrow Agent to act as, and the Escrow Agent hereby agrees to act as, escrow agent hereunder and to hold and distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions, and the parties hereby agree as follows:

I.	INSTRUCTIONS:

1. Escrow Property. Parent shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Escrow Account. The Escrow Amount, plus all interest, dividends and other distributions, payments and earnings thereon and proceeds thereof (collectively the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property,” and shall be held by the Escrow Agent in escrow and disbursed in accordance with the terms and provisions of this Escrow Agreement.

2. Investment and Reinvestment of Escrow Property. During the term of this Escrow Agreement, the Escrow Property shall be invested and reinvested by the Escrow Agent in such investments (i) as shall from time to time be selected by the Interested Parties (in a joint writing, signed by both parties) and (ii) be investments the Escrow Agent is able to hold. The Escrow Agent shall have no liability for any loss sustained as a result of any investment selected as indicated in the previous sentence or made pursuant to the instructions of the Interested Parties, as a result of any liquidation of any investment prior to its maturity or for failure of the Interested Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Property. In the absence of written instructions from the Interested Parties as to investment of the Escrow Property, the Escrow Property shall be invested in BNY Mellon Cash Reserve.

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3. Distribution of Escrow Property. The Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a) Payment of Post-Closing Adjustment. Following the final determination of the Merger Consideration in accordance with Section 2.7 of the Merger Agreement:

(i) In the event that the Merger Consideration (as finally determined in accordance with Section 2.7 of the Merger Agreement) is less than the Estimated Merger Consideration (the amount of such difference, a “Shortfall”), the Representative and Parent shall, promptly after such final determination, deliver to the Escrow Agent written instructions signed by Parent and the Representative (a “Joint Instruction”) instructing the Escrow Agent to, and the Escrow Agent shall, disburse from the Escrow Account to Parent, out of the Working Capital Escrow Amount, an amount equal to the Shortfall and pay to the Representative (for distribution by the Representative to the Stockholders and the Gain Share Recipients) the amount of the Working Capital Escrow Amount that remains following such release, if any. In no even shall such disbursement exceed the Working Capital Escrow Amount.

(ii) In the event that the Merger Consideration (as finally determined in accordance with Section 2.7 of the Merger Agreement) is greater than the Estimated Merger Consideration, the Representative and Parent shall, promptly after such final determination, deliver to the Escrow Agent a Joint Instruction instructing the Escrow Agent to, and the Escrow Agent shall, disburse from the Escrow Account to the Representative (for distribution by the Representative to the Stockholders and the Gain Share Recipients), out of the Working Capital Escrow Amount, an amount equal to the Working Capital Escrow Amount. In no event shall such disbursement exceed the Working Capital Escrow Amount.

(iii) The Escrow Agent shall act solely upon such Joint Instruction that it receives and shall not be responsible for determining whether the payment is in accordance with the Merger Agreement.

(b) Disbursement of Indemnity Escrow Amount Pursuant to Claims.

(i) Parent and the Representative agree that upon final determination that any amount is due and owing to a Parent Indemnified Party to satisfy, at least in part, any claims (i) by Parent Indemnified Parties for satisfaction of any indemnification claims of any Parent Indemnified Party pursuant to Section 7.3 of the Merger Agreement or (ii) otherwise made by Parent or any Parent Indemnified Party pursuant to the Merger Agreement or relating to the transactions contemplated thereby, to the extent permitted to be made under the Merger Agreement [Note: Conforming to Merger Agreement language] (each such amount, an “Indemnity Claim Amount”), Parent and the Representative shall deliver to the Escrow Agent a Joint Instruction instructing the Escrow Agent to release to Parent from the Escrow Property the Indemnity Claim Amount.

(ii) In the event that any Indemnity Claim Amount is determined pursuant to the dispute resolution provisions of the Merger Agreement including, as applicable a final order of a court of competent jurisdiction or a final arbitration decision to which no appeal is pending from such judgment or decision and if the time to appeal therefrom has elapsed (a “Directive”), Parent or the Representative may, at their sole discretion, provide a copy of such final Directive to the Escrow Agent (with a copy to the non-instructing Party), accompanied along with a written instruction to the Escrow Agent from the instructing Party to effectuate such Directive. Notwithstanding the foregoing, in no event shall funds be released to the Representative pursuant to a Directive (A) prior to the Interim Release Date, in any event or (B) following the Interim Release Date and prior to the Termination Date, unless such funds would otherwise be subject to release pursuant to Section 3(c)(i), below.

(c) Release of Funds.

(i) Promptly following the date that is twelve (12) months from the date of this Agreement (the “Interim Release Date”), Parent and the Representative shall deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release to the Representative for distribution to the Stockholders and the Gain Share Recipients an amount equal to the amount of any remaining Escrow Property in excess of (A) $[        ] [NTD: 50% of initial indemnity escrow amount] plus (B) any unresolved claims made by the Parent Indemnified Parties as of the Interim Release Date under the terms of the Merger Agreement (“Unresolved Claims”); provided, that, if the balance of the Escrow Account, taking into account any Unresolved Claims, as of the Interim Release Date is less than $[        ] [NTD: 50% of initial indemnity escrow amount] no disbursements shall be made pursuant to this Section 3(c); and provided, further that if no disbursement is made in accordance with the foregoing

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provision and subsequent to the Interim Release Date and prior to the Termination Date, any amounts previously claimed by Parent to be owed to a Parent Indemnified Party pursuant to Section 3 hereof are finally determined not to be so owed to a Parent Indemnified Party (a “Resolved Claim Amount”), then the portion of such Resolved Claim Amount equal to the shortfall between (x) the remaining balance in the Escrow Account, taking into account any Unresolved Claims, and (y) $[        ] [NTD: 50% of initial indemnity escrow amount] shall be retained in the Escrow Account, and Parent and the Representative shall deliver a Joint Instruction to the Escrow Agent directing that the remaining portion of the Resolved Claim Amount, together with any interest, dividends, gains and other income earned with respect thereto, be released to the Representative (for distribution by the Representative to the Stockholders and the Gain Share Recipients).

(ii) Promptly following the date that is twenty-four (24) months from the date of this Agreement (the “Termination Date”), Parent and the Representative shall deliver notice to the Escrow Agent directing the Escrow Agent to release to the Representative for distribution to the Stockholders and the Gain Share Recipients an amount equal to the difference between (i) the amount remaining in the Escrow Account as of the Termination Date and (ii) any unresolved claims made by the Parent Indemnified Parties as of the Termination Date under the terms of the Merger Agreement. Any Escrow Funds held by the Escrow Agent beyond the Termination Date shall be released by the Escrow Agent to the applicable party or parties at such time as a Joint Instruction or a Directive is delivered to the Escrow Agent. Parent and the Representative shall use their respective reasonable efforts to resolve all disputes or claims as promptly as possible following the Termination Date.

(d) Other Disbursements. At any time prior to the Termination Date, Parent and the Representative may deliver to the Escrow Agent a Joint Instruction relating to the disposition of the Escrow Property in a writing signed by Parent and the Representative, and the Escrow Agent shall disburse the Escrow Property in accordance with any such Joint Instruction.

(e) Remedy Not Exclusive. The Representative hereby acknowledges and agrees that the payment of Escrow Property to any Parent Indemnified Party pursuant to this Escrow Agreement shall not limit or otherwise affect any right of indemnification or payment which such Parent Indemnified Parties may have pursuant to Section 7.3 of the Merger Agreement or otherwise under the Merger Agreement or pursuant to the Representations and Warranties Insurance Policy and that the Escrow Property does not constitute an exclusive remedy for Damages incurred by, or other amounts owed to, such Parent Indemnified Parties pursuant to the Merger Agreement except to the extent set forth in the Merger Agreement. Accordingly, in the event that the amounts distributed to Parent Indemnified Parties pursuant to this Section 3 are insufficient to fully indemnify Parent Indemnified Parties for all Damages (including Damages arising after distribution of all the Escrow Funds and the termination of this Escrow Agreement) or to fully satisfy other claims of Parent Indemnified Parties under the Merger Agreement, the Stockholders shall be liable to Parent Indemnified Parties for such amounts in accordance with, and subject to the limitations set forth in, the terms of the Merger Agreement.

(f) Any disbursements pursuant to this Section 3 will be made by the Escrow Agent within three (3) Business Days (as defined in Section 6) after the Escrow Agent verifies the payments instructions in accordance with the procedure set forth on Schedule II.

4. Authorized Persons. Each of the Interested Parties shall, on the date of this Escrow Agreement, deliver to the other parties a certificate in the form of Schedule I hereto as to the incumbency and specimen signature of at least two (2) officers or other representatives of such party authorized to act for and give and receive notices, requests and Instructions on behalf of such party in connection with this Escrow Agreement (each such officer or other representative, an “Authorized Person”). From time to time, an Interested Party may, by delivering to the other parties a revised certificate in the form of Schedule I, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule.

5. Facsimile/Email Instructions. Each of the Interested Parties hereby provides to the Escrow Agent and agrees with and accepts the authorizations, limitations of liability, indemnities, security procedure and other provisions set forth on Schedule II hereto in connection with the Escrow Agent’s reliance upon and compliance with instructions and directions sent by such parties via e-mail, facsimile and other similar unsecured electronic methods.

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6. Addresses. Notices, instructions and other communications shall be sent as follows:

To the Escrow Agent:

Alicia C. Strope

Vice President, Senior Client Service Manager

BNY Mellon Corporate Trust

Specialty Products – Escrow

500 Ross Street – 12th Floor

AIM: 154-1275

Pittsburgh, PA 15262

Phone: 412-234-0295

Fax: 412-234-8377

Email: alicia.c.strope@bnymellon.com

To the Representative:

c/o Trivest Partners V, L.P.

550 S. Dixie Highway

Suite 300

Coral Gables, FL 33146

Attn.: David Gershman

email: DGershman@trivest.com

Telecopy No.: (305) 858-1629

With a copy to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Attn.: Matthew Miller

email: millerma@gtlaw.com

Fax No.: (954) 765-1477

To Parent:

[Parent]

533 Maryville University Dr.

St. Louis, MO 63141

Attn: General Counsel

With a copy to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, MO 63102-2750

Attention: Steven M. Baumer

email: smbaumer@bryancave.com

Fax No: (314) 259-2020

7. Termination. This Escrow Agreement shall terminate upon the distribution or disbursement by the Escrow Agent of all Escrow Property in accordance with the terms hereof.

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8. Compensation. (a) In respect of the Escrow Agent’s services hereunder, the Interested Parties shall be jointly and severally obligated to pay the Escrow Agent the fees, expenses, charges and other amounts as set forth on the attached Schedule III.

(a) The Interested Parties shall additionally be jointly and severally obligated to pay all activity and investment charges as per the Escrow Agent’s (or, in the case of execution of investment orders, executing parties’) then-current schedule for such charges.

(b) The Interested Parties shall be jointly and severally responsible for and shall reimburse the Escrow Agent upon demand for all expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Agreement, including, without limitation, the costs, expenses and disbursements of legal counsel for the Escrow Agent.

(c) Solely between Parent and the Representative, fifty percent (50%) of any such compensation obligation referred to in this Section 8 is to be borne by Parent, on the one hand, and fifty percent (50%) by the Representative, on the other hand.

II.	TERMS AND CONDITIONS:

1. Escrow Agent’s Duties. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, nor required to inquire as to the performance of any obligation under, any other agreement between or among the Interested Parties (including the Merger Agreement) or to which any Interested Party is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Interested Party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. Agreement for Benefit of Parties. This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. Escrow Agent’s Reliance on Orders, Etc. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4. The Escrow Agent.

(a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence, bad faith or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon (and shall be fully protected in relying upon) any instruction, notice, demand, certificate or document from any Interested Party, any entity acting on behalf of any Interested Party or any other person or entity which it reasonably believes to be genuine, (ii) for any indirect, consequential, punitive or special damages, even if advised of the possibility thereof, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected by it in good faith, or (iv) for an amount in excess of the value of the Escrow Property.

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(b) As security for the due and punctual performance of any and all of the Interested Parties’ obligations to the Escrow Agent hereunder, now or hereafter arising, the Interested Parties, individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on and right of setoff against, the Escrow Property and all Distributions thereon, investments thereof or additions thereto (whether such additions are the result of deposits by Depositor or the investment of Escrow Property or otherwise). If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property, and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The security interest and setoff rights of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Interested Parties and all third parties in accordance with the terms of this Escrow Agreement.

(c) The Escrow Agent may consult with legal counsel at the expense of the Interested Parties as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Collections. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. Statements. The Escrow Agent shall provide to the Interested Parties statements (not less frequently than monthly) reflecting activity in the Escrow Account for the preceding period. No statement need be provided for periods in which no Escrow Account activity occurred. Each such statement shall be deemed to be correct and final upon receipt thereof by the Interested Parties unless the Escrow Agent is notified in writing to the contrary within thirty (30) Business Days of the date of such statement. A “Business Day” shall mean any day on which the Escrow Agent is open for business.

7. Limitation of Escrow Agent’s Responsibility. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8. Notices. Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to the other parties) (each, a “Designated Address”). All notices and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when received by facsimile, receipt confirmed, (iii) when received by email, receipt confirmed, (iv) on the next Business Day when sent by overnight courier, or (v) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective party at such party’s Designated Address. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it to have been sent or given by an Interested Party or by a person or persons authorized by an Interested Party, including persons identified on Authorized Persons schedules delivered pursuant to Section 4 of the Instructions. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

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9. Indemnity. The Interested Parties, jointly and severally, shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent and its affiliates, and the Escrow Agent’s and such affiliates’ respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all claims, losses, liabilities, costs, disbursements, damages or reasonable expenses (including reasonable attorneys’ fees and expenses and court costs) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence, bad faith or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for, or entitle the Escrow Agent to indemnity for, Losses in connection with any claim arising from or relating to its gross negligence, bad faith or willful misconduct. As between Parent and the Representative, fifty percent (50%) of any such indemnification obligation is to be borne by Parent, on the one hand, and fifty percent (50%) by the Representative, on the other hand.

10. Removal and Resignation of Escrow Agent; Successor Escrow Agent.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Interested Parties. The Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to Parent at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and thereafter be relieved of all further duties and obligations as Escrow Agent hereunder. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Interested Parties.

(c) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the amount of fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to Parent, or in accordance with the instructions of a court of competent jurisdiction pursuant to subclause (c) above, or to successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11. Escrow Agent’s Obligations in the Event of Ambiguities, Conflicting Claims, Etc.

(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless and until the Escrow Agent receives an Instruction which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Interested Parties and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to any Interested Party for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to

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commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Interested Parties.

12. Governing Law; Jurisdiction; Waiver of Right to Trial by Jury. This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each Interested Party hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as the Escrow Agent may select. Each Interested Party hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Interested Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each such party hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Interested Party waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13. Amendments, Etc. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14. Remedies Cumulative. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15. Representations and Warranties. Each of the Interested Parties and the Escrow Agent represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or at law, and (b) that the execution, delivery and performance of this Escrow Agreement by it do not and will not violate any applicable law or regulation.

16. Illegality, Etc. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18. Survival of Certain Provisions. Section 8 of the Instructions and Sections 8-9, 12 and 21-22 of the Terms and Conditions of this Escrow Agreement shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19. Headings. The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

20. Counterparts. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts (including via facsimile or “.pdf” attachment to email), each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

21. Certain Tax Matters. Except as provided in paragraph 4(b) of the Terms and Conditions above, the Escrow Agent does not have any interest in the Escrowed Property but is serving as escrow holder only and

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having only possession thereof. The Interested Parties shall jointly and severally be obligated to and shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall jointly and severally indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. As between Parent and the Representative, fifty percent (50%) of any such payment, reimbursement or indemnification obligation is to be borne by Parent, on the one hand, and fifty percent (50%) by the Representative, on the other hand. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting. The Interested Parties agree that, for U.S. federal and state income tax purposes, any Distributions shall be income of Parent, whether or not the income has been disbursed by the Escrow Agent during a particular year and to the extent required under the provisions of the United States Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary herein, within three (3) Business Days following the end of each calendar quarter during the term of this Agreement, the Escrow Agent shall distribute an amount equal to forty-five (45%) of any Distributions earned during such calendar quarter to Parent in accordance with written payment instructions from Parent.

22. Patriot Act Compliance, Etc. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify customers (“Applicable Law”), the Escrow Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Escrow Agent. Accordingly, each Interested Party agrees to provide to the Escrow Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Escrow Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Escrow Agent to identify and verify such Interested Party such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. Each Interested Party understands and agrees that the Escrow Agent cannot open the Escrow Account unless and until the Escrow Agent verifies the identities of the Interested Parties in accordance with its CIP.

23. Shareholder Communication Act, Etc. With respect to securities issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires Escrow Agent to disclose to the issuers, upon their request, the name, address and securities position of Parent who are (a) the “beneficial owners” (as defined in the Act) of the issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to the securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as Escrow Agent. Under the Act, Parent is either the “beneficial owner” or a “respondent bank.”

☐	Parent is the “beneficial owner,” as defined in the Act, of the securities to be held by Escrow Agent hereunder.

☐	Parent is not the beneficial owner of the securities to be held by Escrow Agent, but is acting as a “respondent bank,” as defined in the Act, with respect to the securities to be held by Escrow Agent hereunder.

IF NO BOX IS CHECKED, ESCROW AGENT SHALL ASSUME THAT PARENT IS THE BENEFICIAL OWNER OF THE SECURITIES.

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For beneficial owners of the securities only:

☐	Parent objects

☐	Parent does not object

to the disclosure of its name, address and securities position to any issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Parent.

IF NO BOX IS CHECKED, ESCROW AGENT SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY WRITTEN INSTRUCTION FROM PARENT.

With respect to securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

Parent agrees to disseminate in a timely manner any proxies or requests for voting instructions, other proxy soliciting material, information statements, and/or annual reports that it receives to any other beneficial owners.

24. Disclosure; Information Sharing. [Note: BNY to provide form of NDA.] The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Each Interested Party consents to the disclosure of and authorizes BNY Mellon to disclose information regarding such Interested Party to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information, in connection with the Centralized Functions. In addition, the BNY Mellon Group may aggregate such Interested Party’s data with other data collected and/or calculated by the BNY Mellon Group and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute or disclosed any such aggregated data in a format that identifies the Interested Party or the Interested Party’s data with the Interested Party. Each Interested Party acknowledges that BNY Mellon may store the names and business addresses of such Interested Party’s employees on the systems or in the records of the BNY Mellon Group or its service providers for purposes of the Centralized Functions.

25. Successors and Assigns of Escrow Agent. Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder, and shall succeed to all of the Escrow Agent’s rights, duties and obligations hereunder, without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

26. Third Party Beneficiaries; Assignment. Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a party to this Escrow Agreement, other than the Parent Indemnified Parties who are intended to be third party beneficiaries hereunder in the manner and to the extent stated herein. This Escrow Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and shall not be assigned by any party by operation of law or otherwise, without the prior written consent of the non-assigning parties, provided, however, that Parent shall have the right to transfer and assign any and all of its rights and obligations to any entity which at the time of such transfer and assignment is controlled by Parent or by Affiliates of Parent. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent. Nothing contained herein shall restrict the assignment of this Escrow Agreement by the Escrow Agent pursuant to Section 25 above.

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[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

TRIVEST PARTNERS V, L.P.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:
Name:
Title:

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Schedule I

Authorized Officers of Parent

Name	Signature	Phone Number

Authorized Officers of the Representative

Name	Signature	Phone Number

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Schedule II

ELECTRONIC METHODS AUTHORIZATION, LIMITATION OF LIABILITY AND INDEMNITY

Interested Party Authorization, Limitation of Liability and Indemnity. Each Interested Party hereby authorizes the Escrow Agent and its affiliates (the “Bank”) to rely upon and comply with instructions and directions sent by it via e-mail, facsimile and other similar unsecured electronic methods (but excluding on-line communications systems covered by a separate agreement (such as the Bank’s Inform or CA$H-Register Plus system) (“On-Line Communications Systems”)) (“Electronic Methods”) by persons reasonably believed by the Bank to be authorized to give instructions and directions on behalf of the Interested Party. Except as set forth below with respect to funds transfers, the Bank shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Interested Party (other than to verify that the signature on a facsimile is the signature of a person authorized to give instructions and directions on behalf of the Interested Party); and the Bank shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the relevant Interested Party as a result of such reliance upon or compliance with such instructions or directions. Each Interested Party agrees to assume all risks arising out of its own use of Electronic Methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Funds Transfer Security Procedures. With respect to any “funds transfer,” as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply: An Interested Party’s payment instruction is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request. If the name is listed as an Authorized Person on a certificate in the form of Schedule I hereto delivered pursuant to the Agreement, the Bank will confirm the instructions by telephone call to any person listed as an Authorized Person, who may be the same person who initiated the instruction. When calling back, the Bank will request from the relevant Interested Party’s staff member his or her name. If the name is listed in the Escrow Agent’s records as an Authorized Person, the Bank will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information. Where the Agreement contemplates a Joint Instruction from the Interested Parties, the Escrow Agent shall call back both Parent and the Representative. Each Interested Party acknowledges that the Bank has offered such Interested Party other security procedures that are more secure and are commercially reasonable for such Interested Party, and that such Interested Party has nonetheless chosen the procedures described in this paragraph. Each Interested Party agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Bank in accordance with the above procedures. When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Bank, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. This applies to beneficiaries as well as any intermediary bank. Each Interested Party agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Bank hereunder. The Escrow Agent shall not be obliged to make any payment or otherwise to act on any instruction notified to it under this Agreement if it is unable to validate the authenticity of the request by telephoning an Authorized Person who has not executed the relevant request or instruction of the relevant Interested Party. Payment or otherwise to act on any instruction by Authorized Person of the relevant Interested Party will be made by the Escrow Agent within three (3) Business Days (as defined in Section 6) after Escrow Agent’s verification of instructions as set forth above.

Authorization. This authorization shall remain in full force and effect until the earlier of termination of this Agreement or the date it is canceled, revoked or amended by written notice received by the Escrow Agent; and replaces and supersedes any previous authorization from an Interested Party to the Bank relating to the giving of instructions by facsimile, e-mail or other similar Electronic Methods (but excluding On-Line Communications Systems) in relation to this Agreement, and is in addition to all other authorizations. Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Bank pursuant to this authorization prior to the Bank’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

Indemnity. Each Interested Party agrees to indemnify and hold harmless the Bank against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Bank as a result of or in connection with the Bank’s reliance

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upon and compliance with instructions or directions given by such Interested Party (and, to avoid doubt, not any other Interested Party) by Electronic Methods, provided, however, that such Losses have not arisen from the gross negligence, bad faith or willful misconduct of the Bank.

Representation. Each Interested Party hereby represents and warrants to the Bank that this authorization is properly given and has been duly authorized by all necessary corporate action on the part of such Interested Party.

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Schedule III

(See Attached Fee Schedule)

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